                                                      Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-16125
                                                      Registration No. 333-85449

P R O S P E C T U S  S U P P L E M E N T

(TO PROSPECTUS DATED NOVEMBER 9, 1998)

                                     [LOGO]

                                9,000,000 Shares

                             Forest Oil Corporation
                                  Common Stock

                               $15 7/16 per share
                                   ----------

    Forest Oil Corporation is offering 9,000,000 shares of its common stock. The underwriters named in this prospectus supplement may purchase up to 1,350,000 additional shares of common stock from Forest under certain circumstances.

    Our common stock is listed on the New York Stock Exchange under the symbol "FST." On August 17, 1999, the last reported sale price on the New York Stock Exchange was $15 7/16 per share.

                                ----------------

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                                                                                     PER SHARE       TOTAL
                                                                                     ----------  --------------
  Public Offering Price                                                              $  15.4375  $  138,937,500
  Underwriting Discount                                                              $   0.75    $    6,750,000
  Proceeds to Forest (before expenses)                                               $  14.6875  $  132,187,500

    The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about August 23, 1999.

                                ----------------

Salomon Smith Barney                                  Credit Suisse First Boston

            Goldman, Sachs & Co.

                       Morgan Stanley Dean Witter

                                    Banc of America Securities LLC

                                                            Petrie Parkman & Co.

August 17, 1999

    This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock we are offering. The second part, the base prospectus, gives more general information, some of which may not apply to the common stock we are offering. In this prospectus supplement "Forest", "we", "us", "our" and "the Company" refer to Forest Oil Corporation and its subsidiaries.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING BASE PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. INFORMATION INCLUDED IN THOSE DOCUMENTS HAS NOT BEEN UPDATED OR CHANGED SINCE THEIR RESPECTIVE DATES, AND OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.
                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Summary....................................................................................................        S-1
Risk Factors...............................................................................................        S-6
Cautionary Statement About Forward-Looking Statements......................................................       S-13
Use of Proceeds............................................................................................       S-14
Price Range of Common Stock................................................................................       S-14
Capitalization.............................................................................................       S-15
Dividend Policy............................................................................................       S-15
Selected Financial and Operating Data......................................................................       S-16
Management's Discussion and Analysis of Financial Condition and Results of Operations......................       S-17
Business...................................................................................................       S-32
Management.................................................................................................       S-44
Underwriting...............................................................................................       S-47
Legal Matters..............................................................................................       S-49
Experts....................................................................................................       S-49
Glossary of Certain Industry Terms.........................................................................       S-50
Index to Financial Statements..............................................................................        F-1

                                                      PROSPECTUS
About this Prospectus......................................................................................          2
Where You Can Find More Information........................................................................          2
The Company................................................................................................          3
Use of Proceeds............................................................................................          3
Ratio of Earnings To Fixed Charges.........................................................................          3
Description of Debt Securities.............................................................................          3
Description of Capital Stock...............................................................................          7
Anti-Takeover Provisions...................................................................................          8
Plan of Distribution.......................................................................................          8
Legal Matters..............................................................................................          9
Experts....................................................................................................          9

    Please read the "Glossary of Certain Industry Terms" on page S-50 for explanations of abbreviations and terms used in this prospectus supplement.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK OF FOREST. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE CAREFULLY.

                                     FOREST

    Forest Oil Corporation is an independent oil and gas company engaged in the acquisition, exploration, development, production and marketing of natural gas and liquids in North America. Forest was incorporated in New York in 1924, the successor to a company formed in 1916, and has been a publicly held company since 1969. Since 1995, The Anschutz Corporation, a private Denver-based corporation, has invested approximately $175 million in Forest and currently owns approximately 40% of its common stock.

    Forest operates from production offices located in Lafayette, Louisiana; Denver, Colorado; and Calgary, Alberta. Forest's corporate headquarters are located in Denver, Colorado.

    Forest's estimated proved reserves were 775 BCFE at December 31, 1998, an increase of 47% compared to estimated proved reserves of 526 BCFE at December 31, 1997. Approximately 73% of our estimated proved reserves were natural gas at December 31, 1998, compared to 72% in the previous year. As of December 31, 1998, our estimated proved developed reserves were approximately 84% of total estimated proved reserves.

    Forest's principal reserves and producing properties are all located in North America. We operate in four business units: onshore Gulf of Mexico, offshore Gulf of Mexico, the U.S. Rockies and Canada. At December 31, 1998, approximately 72% of our oil and gas reserves were in the United States and approximately 28% were in Canada. During the first six months of 1999, we produced approximately 253 MMCFE per day. Approximately 75% of our total production for the first half of 1999 was in the United States and approximately 25% was in Canada. We conduct exploration activities in each of our core areas.

                               BUSINESS STRATEGY

    Our business strategy is to focus on exploration and development of oil and gas properties located in selected areas in North America where we have substantial expertise and experience. The following points summarize our strategy:

    - We focus our business efforts on exploring for natural gas in North America on a geographically diverse basis.

    - We are committed to exploration as a source of future growth. We seek to balance higher risk exploration activities in Canada and the U.S. Rockies with lower risk exploration and development activities in the Gulf of Mexico and the Gulf Coast.

    - In both the United States and Canada, we periodically acquire producing oil and gas properties with exploration prospects consistent with our defined exploration strategy.

    - We emphasize control of operations in all of our core areas and in our evaluation of acquisition opportunities. As operator we are in a better position to control the timing and costs of drilling operations. We also seek to be a major participant in each of our core areas.

    - We emphasize maintaining a strong balance sheet in order to provide operating and financial flexibility.

                                  THE OFFERING

Common stock offered..............  9,000,000

Common stock to be outstanding
  after the offering..............  53,730,878 shares

Use of Proceeds...................  To fund identified exploration and development activities in the Northwest Territories and other core
                                    areas, as well as for other projects or property
                                    acquisitions and for general corporate purposes. We will
                                    reduce indebtedness under our global credit facility
                                    pending such uses.

New York Stock Exchange Symbol....  "FST"

    The number of shares shown above to be outstanding after the offering does not include:

    - up to 1,350,000 shares the underwriters may purchase if they exercise their over-allotment option;

    - up to 2,908,260 shares that may be issued pursuant to stock options outstanding as of August 17, 1999; and

    - shares that may be issued under our stock compensation plans.

                                  RISK FACTORS

    Before investing in our common stock, you should consider the risk factors and the impact from various events which could adversely affect our business. See "Risk Factors" beginning on page S-6.

                 SUMMARY FINANCIAL, PRODUCTION AND RESERVE DATA

                                                                SIX MONTHS
                                                              ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                                                           ---------------------  --------------------------------
                                                              1999       1998        1998       1997       1996
                                                           ----------  ---------  ----------  ---------  ---------
                                                                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Marketing and processing...............................  $   88,020     68,842     151,079    184,399    187,374
  Oil and gas sales......................................      89,919     81,827     170,740    155,242    128,713
                                                           ----------  ---------  ----------  ---------  ---------
    Total revenue........................................     177,939    150,669     321,819    339,641    316,087
Expenses:
  Marketing and processing...............................      83,851     65,264     144,758    175,847    178,706
  Oil and gas production.................................      23,703     18,204      41,983     36,284     32,199
  General and administrative.............................       7,981      9,177      19,849     16,864     13,623
  Interest...............................................      21,064     18,261      38,986     21,403     23,307
  Depreciation and depletion.............................      44,366     47,195     100,105     79,991     63,068
  Impairment of oil and gas properties...................          --         --     199,500         --         --
  Translation (gain) loss on subordinated debt...........      (6,517)     3,162       8,320      4,051         --
  Miscellaneous, net.....................................         (97)    (6,782)     (8,078)    (1,181)    (1,406)
                                                           ----------  ---------  ----------  ---------  ---------
    Total expenses.......................................     174,351    154,481     545,423    333,259    309,497
                                                           ----------  ---------  ----------  ---------  ---------
Earnings (loss) before income taxes and extraordinary
  item...................................................  $    3,588     (3,812)   (223,604)     6,382      6,590
                                                           ----------  ---------  ----------  ---------  ---------
                                                           ----------  ---------  ----------  ---------  ---------
Earnings (loss) before extraordinary item(1).............  $    4,493     (5,407)   (197,786)     3,089      1,139
                                                           ----------  ---------  ----------  ---------  ---------
                                                           ----------  ---------  ----------  ---------  ---------
Net earnings (loss)......................................  $    4,493        789    (191,590)    (9,270)     3,305
                                                           ----------  ---------  ----------  ---------  ---------
                                                           ----------  ---------  ----------  ---------  ---------
Basic earnings (loss) per share:(2)
  Earnings (loss) attributable to common stock before
    cumulative effect of change in accounting principle
    and extraordinary items..............................  $      .10       (.14)      (4.83)       .09       (.04)
  Cumulative effect of change in accounting principle....          --         --          --         --         --
  Extraordinary items....................................          --        .16         .15       (.37)       .09
                                                           ----------  ---------  ----------  ---------  ---------
  Net earnings (loss) attributable to common stock.......  $      .10        .02       (4.68)      (.28)       .05
                                                           ----------  ---------  ----------  ---------  ---------
                                                           ----------  ---------  ----------  ---------  ---------
OTHER FINANCIAL DATA:
Cash provided by operating activities....................  $   39,822     57,079      89,444     60,535     70,442
Cash used by investing activities........................  $   34,851    304,781     365,294    151,638    226,870
Cash provided (used) by financing activities.............  $   (5,930)   242,920     260,954    101,233    161,876
Total capital expenditures...............................  $   48,656    389,422     471,754    156,799    252,431
EBITDA (3)...............................................  $   62,501     64,678     122,790    111,935     92,946

                                                                                           AS OF JUNE 30, 1999
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(4)
                                                                                        ----------  --------------
                                                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Net property and equipment..........................................................  $  666,480        666,480
  Total assets........................................................................  $  758,960        758,960
  Long-term debt......................................................................  $  502,671        371,233
  Shareholders' equity................................................................  $  172,259        303,697

                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                          DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
ESTIMATED PROVED OIL AND GAS RESERVES(5):
Natural gas (MMCF):
  Proved developed...........................................................     467,749     289,835     236,485
  Proved undeveloped.........................................................      96,515      88,480      97,695
                                                                               ----------  ----------  ----------
    Total....................................................................     564,264     378,315     334,180
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Liquids (MBbls):
  Proved developed...........................................................      30,182      19,784      18,571
  Proved undeveloped.........................................................       4,887       4,852       5,443
                                                                               ----------  ----------  ----------
    Total....................................................................      35,069      24,636      24,014
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Total proved oil and gas reserves (MMCFE)....................................     774,678     526,131     478,264
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
ESTIMATED PRESENT VALUE OF PROVED RESERVES (IN THOUSANDS):
Estimated present value of future net cash flows from proved reserves
  discounted at 10% per annum (before income taxes) "PV-10 Value"(5):          $  547,476     486,506     702,189
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Standardized measure of discounted estimated future net cash flows (after
  income taxes)(5)...........................................................  $  522,831     439,570     559,869
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
PRICES USED IN CALCULATING PRESENT VALUE OF END OF YEAR PROVED RESERVES:
  Natural Gas (per MCF):
    United States............................................................  $     2.03        2.55        3.50
    Canada...................................................................  $     1.38        1.30        2.10
  Liquids (per Bbl):
    United States............................................................  $     9.56       16.73       26.25
    Canada...................................................................  $     8.91       13.71       19.10

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
OTHER RESERVE DATA:
Reserve replacement cost (per MCFE)(6).......................................  $     1.37        1.30         .95
Reserve replacement rate(7)..................................................         406%        174%        441%
Gas as % of total proved reserve quantities..................................          73%         72%         70%
Proved developed reserves as % of total proved reserves......................          84%         78%         73%

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,            YEAR ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1999       1998       1998       1997       1996
                                                             ---------  ---------  ---------  ---------  ---------
PRODUCTION DATA:
Net Sales Volume:
  Natural gas (MMCF).......................................     32,745     27,962     62,310     49,035     42,496
  Liquids (MBbls)..........................................      2,174      2,001      4,269      3,207      2,749
  Total production (MMCFE).................................     45,789     39,968     87,924     68,277     58,990
Average Sales Prices:
  Natural gas (per MCF)....................................  $    1.99       2.02       1.95       2.06       1.89
  Liquids (per Bbl)........................................  $   11.35      12.65      11.51      16.92      17.59
Selected Data per MCFE:
  Production costs.........................................  $     .52        .46        .48        .53        .55
  Depreciation, depletion, and amortization................  $     .97       1.18       1.14       1.17       1.07
  General and administrative expense.......................  $     .17        .23        .23        .25        .23

                                                       (NOTES ON FOLLOWING PAGE)

------------------------
(1) In 1998, Forest recorded a gain on the extinguishment of debt of $6,196,000 as a result of the settlement of its remaining nonrecourse production payment obligation. In 1997, Forest recorded a loss on extinguishment of debt of $12,359,000 as a result of the tender offer for its 11 1/4% Notes. In 1996, Forest recorded a gain on extinguishment of debt of $2,166,000 as a result of the extinguishment of nonrecourse secured debt.

(2) Diluted earnings (loss) per share in each of the periods shown is equal to the basic earnings (loss) per share except for the year ended December 31, 1997. The diluted loss per share for the year ended December 31, 1997 was $.28.

(3) EBITDA represents earnings before depreciation and depletion, interest, impairment of oil and gas properties, minority interest in earnings (loss) of subsidiary, translation gain (loss) on subordinated debt, income taxes, and extraordinary items. EBITDA is included as supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to incur and service debt and to fund capital expenditures. In evaluating EBITDA, Forest believes that investors should consider, among other things, the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on debt for the period and how EBITDA compares to capital expenditures for the period. To evaluate EBITDA, the components of EBITDA, such as revenue and operating expenses, and the variability of such components over time, should also be considered. You should not construe EBITDA as an alternative to operating income (as determined in accordance with GAAP), as an indicator of Forest's operating performance, or to cash provided by operating activities (as determined in accordance with GAAP) as a measure of liquidity. Forest's method of calculating EBITDA may differ from the methods used by other companies, and as a result, EBITDA measures disclosed herein may not be comparable to other similarly titled measures disclosed by other companies.

(4) Adjusted to give effect to the sale of 9,000,000 shares of common stock in this offering and the application of the net proceeds as described in "Use of Proceeds."

(5) Quantity estimates, their PV-10 Value and the standardized measure are affected by the change in crude oil and gas prices at the end of each year. While our total proved reserves quantities on an MMCFE basis at year-end 1998 increased by 47% over reserves quantities at the prior year-end, the PV-10 Value and the standardized measure of those reserves increased by only 13% and 19%, respectively, from the PV-10 Value and the standardized measure at year-end 1997, as a result of lower year-end 1998 prices.

(6) Calculated by dividing total acquisition, exploration and development costs, excluding future development costs, less property sales, by net reserves added during the period, including any revisions of those reserves, less volumes associated with property sales.

(7) Calculated by dividing the net increase in reserves, including any revisions of those reserves, by the production quantities for such period.

                                  RISK FACTORS

    You should carefully consider the following factors and other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference before investing in our securities.

OIL AND GAS PRICE DECLINES AND THEIR VOLATILITY COULD ADVERSELY AFFECT FOREST'S
  REVENUE, CASH FLOWS AND PROFITABILITY.

    Prices for oil and natural gas fluctuate widely. The average spot price received by Forest for natural gas produced in the Gulf of Mexico decreased from approximately $2.61 per MCF at December 31, 1997, to $2.17 per MCF at December 31, 1998 and was approximately $2.36 per MCF at July 1, 1999. During the same period, the NYMEX price for West Texas Intermediate crude oil decreased from $17.61 per barrel to $12.06 per barrel and was $19.39 per barrel at July 1, 1999.

    Natural gas prices affect Forest more than oil prices, because most of our production and reserves are natural gas. At December 31, 1998, 73% of our estimated proved reserves consisted of natural gas on an MCFE basis and, for the first six months of 1999, approximately 72% of our total production consisted of natural gas.

    Forest's revenues, profitability and future rate of growth depend substantially upon the prevailing prices of oil and natural gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. We reduced our 1999 capital expenditures budget because of lower oil and gas prices. The amount we can borrow from banks is subject to redetermination based on current prices. In addition, we may have ceiling test writedowns when prices decline. Lower prices may also reduce the amount of oil and natural gas that Forest can produce economically.

    We cannot predict future oil and natural gas prices. Factors that can cause this fluctuation include:

    - relatively minor changes in the supply of and demand for oil and natural gas;

    - market uncertainty;

    - the level of consumer product demand;

    - weather conditions;

    - domestic and foreign governmental regulations;

    - the price and availability of alternative fuels;

    - political and economic conditions in oil producing countries, particularly those in the Middle East;

    - the foreign supply of oil and natural gas;

    - the price of oil and gas imports; and

    - overall economic conditions.

    We enter into energy swap agreements and other financial arrangements at various times to attempt to minimize the effect of oil and natural gas price fluctuations. We cannot assure you that such transactions will reduce risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition and results of operations. Energy swap arrangements may limit the risk of declines in prices, but such arrangements may also limit further revenues from price increases.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING TO EXECUTE OUR OPERATING
  STRATEGY.

    We have historically addressed our long-term liquidity needs through the use of bank credit facilities, the issuance of debt and equity securities and the use of cash provided by operating activities. We continue to examine the following alternative sources of long-term capital:

    - bank borrowings or the issuance of debt securities;

    - the sale of common stock, preferred stock or other equity securities;

    - the issuance of nonrecourse production-based financing or net profits interests;

    - sales of non-strategic properties;

    - sales of prospects and technical information; and

    - joint venture financing.

    The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices and the value and performance of Forest. We may be unable to execute our operating strategy if we cannot obtain capital from these sources.

ESTIMATES OF OIL AND GAS RESERVES ARE UNCERTAIN AND INHERENTLY IMPRECISE.

    This prospectus supplement contains estimates of our proved oil and gas reserves and the estimated future net revenues from such reserves. These estimates are based upon various assumptions, including assumptions required by the Securities and Exchange Commission relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. Such process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

    Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus supplement, the accompanying prospectus and the information incorporated by reference. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control. Actual production, revenue, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used. Such variances may be material.

    At December 31, 1998, approximately 16% of our estimated proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our oil and gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated.

    You should not assume that the present value of future net revenues referred to in this prospectus supplement, the accompanying prospectus and the information incorporated by reference is the current market value of our estimated oil and gas reserves. In accordance with Securities and Exchange Commission requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from estimated proved reserves and their present value. For example, we reduced our 1999 capital expenditure budget at the end of 1998 as a result of lower oil and gas prices. This reduction will delay cash flows and thereby reduce present value. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with Forest or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

LEVERAGE MATERIALLY AFFECTS OUR OPERATIONS.

    As of June 30, 1999, our long-term debt was approximately $503 million, including $195.2 million outstanding under our global bank credit facility with a syndicate of banks led by The Chase Manhattan Bank and The Chase Manhattan Bank of Canada. Our long-term debt represented 74.4% of our total capitalization at June 30, 1999.

    Our level of debt affects our operations in several important ways, including the following:

    - a large portion of our cash flow from operations is used to pay interest on borrowings;

    - the covenants contained in the agreements governing our debt limit our ability to borrow additional funds or to dispose of assets;

    - the covenants contained in the agreements governing our debt may affect our flexibility in planning for, and reacting to, changes in business conditions;

    - a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

    - the terms of the agreements governing our debt permit our creditors to accelerate payments upon an event of default or a change of control.

    In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. A high level of debt increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control.

    If Forest is unable to repay its debt at maturity out of cash on hand, it could attempt to refinance such debt, or repay such debt with the proceeds of an equity offering. We cannot assure you that Forest will be able to generate sufficient cash flow to pay the interest on its debt or that future borrowings or equity financing will be available to pay or refinance such debt. In addition, Forest's bank borrowing base is subject to semi-annual redeterminations. Forest could be forced to repay a portion of its bank borrowings due to redeterminations of its borrowing base, and we cannot assure you that we will have sufficient funds to make such repayments. If we are not able to negotiate renewals of our borrowings or to arrange new financing, we may have to sell significant assets. Any such sale would have a material adverse effect on our business and financial results. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions and our value and performance at the time of such offering or other financing. We cannot assure you that any such offering or refinancing can be successfully completed.

LOWER OIL AND GAS PRICES MAY CAUSE US TO RECORD CEILING LIMITATION WRITEDOWNS.

    We use the full cost method of accounting to report our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation writedown." This charge does not impact cash flow from operating activities, but does reduce our shareholders' equity. The risk that we will be required to write down the carrying value of our oil and gas properties increases when oil and gas prices are low or volatile. In addition, writedowns may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our natural gas production. In 1998, we recorded after-tax writedowns of $175 million ($199.5 million pre-tax). We cannot assure you that we will not experience ceiling limitation writedowns in the future.

WE MAY NOT BE ABLE TO REPLACE PRODUCTION WITH NEW RESERVES.

    In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. Gulf of Mexico reservoirs experience steep declines, while the declines in long-lived fields in other regions are relatively slow. A significant portion of our production is from Gulf of Mexico reservoirs. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful exploration and development activities. Forest's future natural gas and oil production is highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive and uncertain. We may be unable to make the necessary capital investment to maintain or expand our oil and gas reserves if cash flow from operations is reduced and external sources of capital become limited or unavailable. We cannot assure you that our future exploration, development and acquisition activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

    We have reduced our 1999 capital expenditures budget compared to 1998. Therefore, it is unlikely that we will replace 1999 production based on the lower level of capital expenditures.

OUR OPERATIONS ARE SUBJECT TO NUMEROUS RISKS OF OIL AND GAS DRILLING AND
  PRODUCTION ACTIVITIES.

    Oil and gas drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be found. The cost of drilling and completing wells is often uncertain. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

    - unexpected drilling conditions;

    - pressure or irregularities in formations;

    - equipment failures or accidents;

    - weather conditions; and

    - shortages in experienced labor or shortages or delays in the delivery of equipment.

    The prevailing prices of oil and natural gas also affect the cost of and the demand for drilling rigs, production equipment and related services.

    We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may be unprofitable. Drilling activities can result in dry wells and wells that are productive but do not produce sufficient net revenues after operating and other costs.

OUR INDUSTRY EXPERIENCES NUMEROUS OPERATING RISKS.

    The oil and gas industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses may be caused by injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Additionally, a substantial portion of our oil and gas operations is located offshore in the Gulf of Mexico. The Gulf of Mexico area experiences tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

FOREST'S CONCENTRATION OF ASSETS INCREASES ITS EXPOSURE TO PRODUCTION DECLINES.

    At July 1, 1999, the combined production from four of our offshore Gulf of Mexico wells represented approximately 25% of our consolidated daily deliverability. Our production, revenue and cash flow will be adversely affected if production from these wells decreases significantly.

THE PROFITABILITY OF OUR GAS MARKETING ACTIVITIES MAY BE LIMITED.

    Our operations include gas marketing through our subsidiary, ProMark. ProMark's gas marketing operations consist of the marketing of gas production in Canada, the purchase and direct sale of third parties' natural gas, the handling of transportation and operations of third party gas and spot purchasing and selling of natural gas. The profitability of such natural gas marketing operations depends on our ability to assess and respond to changing market conditions, including credit risk. Profitability also depends on our ability to maximize the volume of third party natural gas that we purchase and resell and to obtain a satisfactory margin between the purchase price and the sales price for such volumes. If we are unable to respond accurately to changing conditions in the gas marketing business, our results of operations could be materially adversely affected. In addition, ProMark sells a significant portion of its volumes at fixed prices under long-term contracts. The loss of one or more such long-term buyers could have a material adverse effect on Forest. ProMark buys and sells gas in its trading operations for terms varying from one day to two years. Profits from trading are derived from the difference between the price of gas purchased and the price of gas sold. ProMark tries to limit its exposure to price risk by offsetting its gas purchase or sales commitments with other gas purchase or sales contracts. However, ProMark is exposed to credit risk because the counterparties to agreements might not perform their contractual obligations.

OUR INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY CURRENCY FLUCTUATIONS
  AND ECONOMIC AND POLITICAL DEVELOPMENTS.

    We have significant operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from natural gas and oil sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative value of the Canadian and U.S. dollars. Forest is also required to recognize foreign currency translation gains or losses related to the debt issued by our Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. We recently acquired additional oil and gas assets in other countries. Our foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

COMPETITION WITHIN OUR INDUSTRY MAY ADVERSELY AFFECT OUR OPERATIONS.

    We operate in a highly competitive environment. Forest competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties and the equipment and labor required to develop and operate such properties. Forest also competes with major and independent oil and gas companies in the marketing and sale of oil and natural gas. Many of these competitors have financial and other resources substantially greater than ours.

OUR FUTURE ACQUISITIONS MAY NOT CONTAIN ECONOMICALLY RECOVERABLE RESERVES.

    Our recent growth is due in part to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties, which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every platform or well. Even when a platform or well is inspected, structural and environmental problems are not necessarily discovered. We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources which are substantially greater than those available to us. Therefore, we cannot assure you that we will be able to acquire oil and gas properties that contain economically recoverable reserves or that we will acquire such properties at acceptable prices.

THE MARKETABILITY OF FOREST'S PRODUCTION DEPENDS IN MOST PART UPON THE
  AVAILABILITY, PROXIMITY AND CAPACITY OF GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES.

    The marketability of our production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. U.S. federal and state and Canadian regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand all could adversely affect our ability to produce and market oil and natural gas. If market factors dramatically change, the financial impact on Forest could be substantial. The availability of markets is beyond our control.

OUR OIL AND GAS OPERATIONS ARE SUBJECT TO VARIOUS U.S. FEDERAL, STATE AND LOCAL
  AND CANADIAN FEDERAL AND PROVINCIAL GOVERNMENTAL REGULATIONS THAT MATERIALLY AFFECT OUR OPERATIONS.

    Our oil and gas operations are subject to various U.S. federal, state and local and Canadian federal and provincial governmental regulations. These regulations may be changed in response to economic or political conditions. Matters regulated include permits for discharges of wastewaters and other substances generated in connection with drilling operations, bonds or other financial responsibility requirements to cover drilling contingencies and well plugging and abandonment costs, reports concerning operations, the spacing of wells, and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on oil and gas production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow of oil and gas wells below actual production capacity. In addition, the Oil Pollution Act of 1990 requires operators of offshore facilities to prove that they have the financial capability to respond to costs that may be incurred in connection with potential oil spills. Under such law and other federal and state environmental statutes, owners and operators of certain defined facilities are strictly liable for such spills of oil and other regulated substances, subject to certain limitations. A substantial spill from one of our facilities could have a material adverse effect on our results of operations, competitive position or financial condition. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances and materials produced or used in connection with oil and gas operations. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

THE SIGNIFICANT OWNERSHIP POSITION OF ANSCHUTZ COULD LIMIT FOREST'S ABILITY TO
  ENTER INTO CERTAIN TRANSACTIONS.

    As of June 30, 1999, Anschutz owned approximately 40.2% of the outstanding shares of our common stock. Pursuant to a shareholder agreement between Anschutz and Forest, Anschutz may designate three of Forest's directors. Therefore, Anschutz can substantially influence matters considered by Forest's board of directors. The shareholder agreement prohibits Anschutz from acquiring in excess of 49.9% of the outstanding shares of common stock. The shareholder agreement terminates on July 27, 2000.

    Under certain circumstances, Anschutz could veto proposed transactions between Forest and third parties. For example, Anschutz could veto a merger of Forest, which under applicable law requires the approval of the holders of two-thirds of the outstanding shares of common stock. Control of Forest most likely could not be transferred to a third party without Anschutz's consent and agreement. A third party probably would not offer to pay a premium to acquire Forest without the prior agreement of Anschutz, even if the Board of Directors should choose to attempt to sell Forest in the future. In addition, shareholder approval would be required by New York Stock Exchange rules for the issuance of common stock to a third party in an amount in excess of 20% of the outstanding common stock. Anschutz's opposition to such a transaction could significantly reduce the likelihood of its approval.

WE DO NOT PAY DIVIDENDS.

    We have not declared any cash dividends on our common stock in a number of years and have no intention to do so in the near future. In addition, we are restricted from doing so by our global credit agreement and the indentures pursuant to which our subordinated notes were issued.

OUR RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS HAVE PROVISIONS THAT
  DISCOURAGE CORPORATE TAKEOVERS AND COULD PREVENT SHAREHOLDERS FROM REALIZING A PREMIUM ON THEIR INVESTMENT.

    Our Restated Certificate of Incorporation and By-Laws contain provisions that may have the effect of delaying or preventing a change in control. Our directors are elected to staggered terms. Also, our Restated Certificate of Incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares as the board may determine. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.

    Our board of directors has adopted a stockholder rights plan. The existence of the rights plan may impede a takeover of Forest not supported by the board, including a proposed takeover that may be desired by a majority of our stockholders or involving a premium over the prevailing market price of our common stock.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

    The information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places and include statements regarding our plans, beliefs or current expectations including those plans beliefs and expectations of our officers and directors with respect to, among other things:

    - budgeted capital expenditures;

    - increases in oil and gas production;

    - the assessment of our Year 2000 compliance;

    - our outlook on oil and gas prices;

    - estimates of our oil and gas reserves;

    - our future financial condition or results of operations; and

    - our business strategy and other plans and objectives for future operations.

    When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement. The risk factors noted in this prospectus supplement and other factors noted throughout this prospectus supplement, the accompanying prospectus and the information incorporated by reference, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement. Prices for oil and natural gas fluctuate widely. Numerous uncertainties are inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures. Many of these uncertainties are beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of such data by geological engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

    All forward-looking statements attributable to Forest are expressly qualified in their entirety by this cautionary statement.

                                USE OF PROCEEDS

    The net proceeds to Forest from the sale of the 9,000,000 shares of common stock in this offering will be approximately $131.4 million ($151.3 million if the underwriters exercise their over-allotment option) after deducting the underwriting discount and estimated offering expenses of $750,000. The closing price of the common stock on the New York Stock Exchange on August 17, 1999 was $15 7/16.

    Forest will use the net proceeds from this offering to fund identified exploration and development activities in the Northwest Territories and other core areas, as well as for other projects or property acquisitions and for general corporate purposes. We will reduce indebtedness under our global credit facility pending such uses.

    Our debt under the global credit facility bears interest at a floating rate based (at our option) upon the base rate with respect to base rate loans, plus the applicable margin for base rate loans or LIBOR for one, two, three or six months, plus the applicable margin for Eurodollar loans. The global credit facility will terminate on August 19, 2001. As of August 17, 1999, $203.4 million was outstanding under the global credit facility with an average effective interest rate of 6.65%.

                          PRICE RANGE OF COMMON STOCK

    Forest's common stock is listed on the New York Stock Exchange under the symbol "FST". The following table sets forth the range of high and low sales prices per share of common stock for the periods indicated, as reported by the New York Stock Exchange.

                                              HIGH          LOW
                                           ----------    ----------
1997
  First Quarter.........................   $ 19 3/8      $ 12 7/8
  Second Quarter........................     15 3/8        12 1/4
  Third Quarter.........................     18 1/2        13 1/4
  Fourth Quarter........................     19            13 3/16

1998
  First Quarter.........................   $ 17 3/8      $ 13
  Second Quarter........................     16 1/4        13 1/4
  Third Quarter.........................     14 3/4         8
  Fourth Quarter........................     11 3/4         7 9/16

1999
  First Quarter.........................   $  8 15/16    $  5 3/8
  Second Quarter........................     13 9/16        7 1/2
  Third Quarter (through August 17,
    1999)...............................     16            12 11/16

    On August 17, 1999, the last reported sale price of the common stock on the New York Stock Exchange was $15 7/16 per share. As of July 31, 1999, there were 1,520 record owners of the common stock.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of Forest as of June 30, 1999 and as adjusted to give effect to the application of the net proceeds from this offering. This table should be read in conjunction with the historical consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement.

                                                                                           AS OF JUNE 30, 1999
                                                                                       ---------------------------
                                                                                         ACTUAL     AS ADJUSTED(1)
                                                                                       -----------  --------------
                                                                                               (UNAUDITED)
                                                                                             (IN THOUSANDS)
Long-term debt:
  Global credit facility.............................................................  $   195,181         63,743
  8 3/4% Senior subordinated notes...................................................      199,977        199,977
  10 1/2% Senior subordinated notes..................................................       98,882         98,882
  11 1/4% Senior subordinated notes..................................................        8,631          8,631
                                                                                       -----------  --------------
Total long-term debt.................................................................      502,671        371,233

Shareholders' equity:
  Common stock, par value $.10 per share, 200,000,000 shares authorized, 44,652,263
    shares and 53,652,263 shares issued and outstanding, respectively(2).............        4,465          5,365
  Capital surplus....................................................................      590,010        720,548
  Accumulated deficit................................................................     (410,557)      (410,557)
  Accumulated other comprehensive loss...............................................      (11,210)       (11,210)
  Treasury stock.....................................................................         (449)          (449)
                                                                                       -----------  --------------
Total shareholders' equity...........................................................      172,259        303,697
                                                                                       -----------  --------------
Total capitalization.................................................................  $   674,930        674,930
                                                                                       -----------  --------------
                                                                                       -----------  --------------

------------------------

(1) Reflects the issuance of 9,000,000 shares of common stock at the public offering price of $15 7/16 per share and the application of the estimated net proceeds, after deducting the underwriting discount and estimated offering expenses, to reduce the amount outstanding under the global credit facility.

(2) Does not include a total of 2,978,260 shares that may be issued pursuant to stock options outstanding as of June 30, 1999, and shares that may be issued under our stock compensation plans.

                                DIVIDEND POLICY

    Forest has not declared or paid and does not intend to pay cash dividends on its common stock in the near future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and such other factors as the board deems relevant. We are restricted from paying dividends under the terms of our global credit facility and the indentures pursuant to which our subordinated notes were issued.

                     SELECTED FINANCIAL AND OPERATING DATA

    The following table sets forth selected historical financial and operating data for Forest for the six months ended June 30, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1998. The summary financial data set forth below should be read in conjunction with the consolidated financial statements of Forest (including the Notes thereto) for the year ended December 31, 1998 and the condensed consolidated financial statements for the quarter ended June 30, 1999, which are included in this prospectus supplement, and also in conjunction with the condensed pro forma combined statement of operations in our Report on Form 8-K dated July 29, 1999.

                                   SIX MONTHS
                                      ENDED
                                    JUNE 30,                 YEARS ENDED DECEMBER 31,
                                -----------------  ---------------------------------------------
                                  1999     1998      1998      1997     1996     1995     1994
                                --------  -------  ---------  -------  -------  -------  -------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA
  Revenue:
    Marketing and
      processing..............  $ 88,020   68,842    151,079  184,399  187,374       --       --
    Oil and gas sales.........    89,919   81,827    170,740  155,242  128,713   82,275  114,541
                                --------  -------  ---------  -------  -------  -------  -------
    Total revenue.............  $177,939  150,669    321,819  339,641  316,087   82,275  114,541

  Earnings (loss) before
    cumulative effect of
    change in accounting
    principle and
    extraordinary items.......  $  4,493   (5,407)  (197,786)   3,089    1,139  (17,996) (67,853)
  Net earnings (loss).........  $  4,493      789   (191,590)  (9,270)   3,305  (17,996) (81,843)
  Weighted average number of
    common shares
    outstanding...............    44,651   37,350     40,910   33,669   25,062    7,360    5,619
  Net earnings (loss)
    attributable to common
    stock.....................  $  4,493   (5,407)  (191,590)  (9,459)   1,147  (20,156) (84,004)

  Basic earnings (loss) per
    share:
    Earnings (loss)
      attributable to common
      stock before cumulative
      effect of change in
      accounting principle and
      extraordinary items.....  $    .10     (.14)     (4.83)     .09     (.04)   (2.74)  (12.46)
    Cumulative effect of
      change in accounting
      principle...............        --       --         --       --       --       --    (2.49)
    Extraordinary items.......        --      .16        .15     (.37)     .09       --       --
                                --------  -------  ---------  -------  -------  -------  -------
    Net earnings (loss)
      attributable to common
      stock...................  $    .10      .02      (4.68)    (.28)     .05    (2.74)  (14.95)

  Diluted earnings (loss) per
    share:
    Earnings (loss)
      attributable to common
      stock before cumulative
      effect of change in
      accounting principle and
      extraordinary items.....  $    .10     (.14)     (4.83)     .08     (.04)   (2.74)  (12.46)
    Cumulative effect of
      change in accounting
      principle...............        --       --         --       --       --       --    (2.49)
    Extraordinary items.......        --      .16        .15     (.35)     .09       --       --
                                --------  -------  ---------  -------  -------  -------  -------
    Net earnings (loss)
      attributable to common
      stock...................  $    .10      .02      (4.68)    (.27)     .05    (2.74)  (14.95)

  Net property and
    equipment.................  $666,480             663,310  521,293  458,242  277,599  276,609
  Total assets................  $758,960             759,736  647,782  563,458  321,043  324,832
  Long-term debt..............  $502,671             505,450  254,760  168,859  193,879  207,054
  Other long-term
    liabilities...............  $ 21,962              24,267   51,787   53,560   27,139   28,166
  Deferred revenue............  $     --                  --       --    7,591   15,137   35,908
  Shareholders' equity........  $172,259             168,991  261,827  242,443   44,297    6,086

OPERATING DATA
  Production:
    Gas (MMCF) (1)............    32,745   27,962     62,310   49,035   42,496   33,342   48,048
    Liquids (MBbls)...........     2,174    2,001      4,269    3,207    2,749    1,173    1,543

  Average sales price:
    Gas (per MCF) (2).........  $   1.99     2.02       1.95     2.06     1.89     1.77     1.90
    Liquids (per Bbl).........  $  11.35    12.65      11.51    16.92    17.59    15.86    14.83

  Capital expenditures, net of
    asset sales...............  $ 33,875  385,011    461,452  147,130  234,556   44,913   29,839

  Proved reserves: (3)
    Gas (MMCF)................                       564,264  378,315  334,180  231,890  231,638
    Liquids (MBbls)...........                        35,069   24,636   24,014   10,467    7,313

  Standardized measure of
    discounted future net cash
    flows relating to proved
    oil and gas reserves
    (3).......................                     $ 522,831  439,570  559,869  256,917  207,549

----------------------------------
(1) Includes amounts attributable to required deliveries under volumetric production payments. See Note 5 of Notes to Consolidated Financial Statements.
(2) Amounts shown for 1995 exclude the effects of a gas contract settlement. Including such amount, the average sales price for 1995 was $1.90 per MCF.
(3) The 1998, 1997, 1996 and 1995 amounts include 100% of the reserves owned by Saxon, a consolidated subsidiary in which Forest held a majority interest in 1997, 1996 and 1995, but which was a wholly owned subsidiary at December 31, 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION IS INTENDED TO ASSIST IN UNDERSTANDING FOREST'S FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR THE UNAUDITED SIX MONTH PERIODS ENDED JUNE 30, 1999 AND 1998 AND FOR EACH YEAR OF THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1998. OUR FINANCIAL STATEMENTS AND THE NOTES THERETO, WHICH ARE INCLUDED IN THIS PROSPECTUS SUPPLEMENT BEGINNING ON PAGE F-1, CONTAIN DETAILED INFORMATION THAT SHOULD BE REFERRED TO IN CONJUNCTION WITH THE FOLLOWING DISCUSSION.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

    Net earnings for the first six months of 1999 were $4,493,000 or $.10 per basic and diluted common share compared to $789,000 or $.02 per basic and diluted common share in the first six months of 1998. The 1999 period includes a gain on foreign currency translation of $6,517,000. The 1998 period included a $3,162,000 loss on foreign currency translation, $6,603,000 of income related to settlement of a Canadian gas contract and an extraordinary gain on extinguishment of debt of $6,196,000.

    Marketing and processing revenue increased 28% to $88,020,000 in the first six months of 1999 from $68,842,000 in the first six months of 1998. The related marketing and processing expense also increased by 28% to $83,851,000 in the 1999 period from $65,264,000 in the previous year. The gross margin reported for marketing and processing activities of $4,169,000 in the first six months of 1999 was higher than the gross margin of $3,578,000 in the first six months of 1998. The increase in the gross margin resulted primarily from a gain of $3,238,000 on the sale of processing facilities in the first quarter of 1999, offset by the effects of a more competitive market which caused trading margins to tighten.

    Oil and gas sales revenue increased by 10% to $89,919,000 in the first six months of 1999 compared to $81,827,000 in the first six months of 1998. Production volumes for natural gas and liquids in the first six months of 1999 increased 17% and 9%, respectively, from the comparable 1998 period. The increases in production are due primarily to discoveries in the Gulf of Mexico being brought on production as well as production attributable to property acquisitions in February and June of 1998. The average sales price received for natural gas in the first six months of 1999 decreased slightly compared to the corresponding 1998 period. The average sales price received for liquids during the first six months of 1999 decreased 10% compared to the average sales price received during the comparable 1998 period.

    Oil and gas production expense of $23,703,000 in the first six months of 1999 increased 30% from $18,204,000 in the comparable period of 1998, primarily as a result of increased workover expense in the onshore Gulf Coast area as well as additional production expense related to acquired properties. On an MCFE basis, production expense increased approximately 13% in the first six months of 1999 to $.52 per MCFE from $.46 per MCFE in the first six months of 1998.

    The following tables set forth production volumes, weighted average sales prices and production expenses during the periods as follows:

                                                                          SIX MONTHS ENDED JUNE 30, 1999
                                                      ----------------------------------------------------------------------
                                                      OFFSHORE     ONSHORE
                                                       GULF OF      GULF                     TOTAL                  TOTAL
                                                       MEXICO       COAST       WESTERN      U.S.      CANADA      COMPANY
                                                      ---------  -----------  -----------  ---------  ---------  -----------
NATURAL GAS
  Production (MMCF).................................     15,530       5,398        5,352      26,280      6,465      32,745
  Sales price received (per MCF)....................  $    2.01        1.97         1.81        1.97       1.40        1.85
  Effects of energy swaps (per MCF)(1)..............        .18         .24          .16         .18       (.05)        .14
                                                      ---------       -----        -----   ---------  ---------  -----------
  Average sales price (per MCF).....................  $    2.19        2.21         1.97        2.15       1.35        1.99

LIQUIDS
Oil and condensate:
  Production (MBbls)................................        466         404          110         980        623       1,603
  Sales price received (per Bbl)....................  $   11.87       14.26        14.46       13.14      12.96       13.06
  Effects of energy swaps (per Bbl)(1)..............         --       (1.22)          --        (.50)      (.18)       (.37)
                                                      ---------       -----        -----   ---------  ---------  -----------
  Average sales price (per Bbl).....................  $   11.87       13.04        14.46       12.64      12.78       12.69

Natural gas liquids:
  Production (MBbls)................................          5          90          258         353        218         571
  Average sales price (per Bbl).....................  $    7.40        7.39         7.05        7.14       8.23        7.56

Total liquids production (MBbls)....................        471         494          368       1,333        841       2,174
Average liquids sales price (per Bbl)...............  $   11.82       12.01         9.27       11.19      11.60       11.35

TOTAL PRODUCTION:
Production volumes (MMCFE)..........................     18,356       8,362        7,560      34,278     11,511      45,789
Average sales price (per MCFE)......................  $    2.16        2.14         1.84        2.09       1.61        1.96
Operating expense (per MCFE)........................        .38        1.03          .34         .53        .49         .52
                                                      ---------       -----        -----   ---------  ---------  -----------
Netback (per MCFE)..................................  $    1.78        1.11         1.50        1.56       1.12        1.44
                                                      ---------       -----        -----   ---------  ---------  -----------
                                                      ---------       -----        -----   ---------  ---------  -----------

------------------------

(1) Energy swaps were entered into to hedge the price of spot market volumes against price fluctuations. Hedged natural gas volumes were 17,212 MMCF in the six months ended June 30, 1999. Hedged oil and condensate volumes were 678,000 Bbls in the six months ended June 30, 1999. The aggregate net gain under energy swap agreements was $3,946,000 for the period and was accounted for as an increase to oil and gas sales.

                                                                          SIX MONTHS ENDED JUNE 30, 1998
                                                      ----------------------------------------------------------------------
                                                      OFFSHORE     ONSHORE
                                                       GULF OF      GULF                     TOTAL                  TOTAL
                                                       MEXICO       COAST       WESTERN      U.S.      CANADA      COMPANY
                                                      ---------  -----------  -----------  ---------  ---------  -----------
NATURAL GAS
  Production (MMCF).................................     12,182       6,252        2,274      20,708      7,254      27,962
  Sales price received (per MCF)....................  $    2.24        2.25         2.15        2.23       1.24        1.97
  Effects of energy swaps (per MCF)(1)..............        .08         .06           --         .07         --         .05
                                                      ---------       -----        -----   ---------  ---------  -----------
  Average sales price (per MCF).....................  $    2.32        2.31         2.15        2.30       1.24        2.02

LIQUIDS
Oil and condensate:
  Production (MBbls)................................        469         374           78         921        731       1,652
  Sales price received (per Bbl)....................  $   12.40       13.56        13.63       12.98      12.46       12.74
  Effects of energy swaps (per Bbl)(1)..............        .99          --           --         .50       1.37         .89
                                                      ---------       -----        -----   ---------  ---------  -----------
  Average sales price (per Bbl).....................  $   13.39       13.56        13.63       13.48      13.83       13.63

Natural gas liquids:
  Production (MBbls)................................         --          72           56         128        221         349
  Average sales price (per Bbl).....................  $      --        8.08         7.09        7.65       8.24        8.02

Total liquids production (MBbls)....................        469         446          134       1,049        952       2,001
Average liquids sales price (per Bbl)...............  $   13.39       12.68        10.90       12.77      12.53       12.65

TOTAL PRODUCTION:
Production volumes (MMCFE)..........................     14,996       8,928        3,078      27,002     12,966      39,968
Average sales price (per MCFE)......................  $    2.30        2.25         2.06        2.26       1.61        2.05
Operating expense (per MCFE)........................        .41         .49          .61         .46        .44         .46
                                                      ---------       -----        -----   ---------  ---------  -----------
Netback (per MCFE)..................................  $    1.89        1.76         1.45        1.80       1.17        1.59
                                                      ---------       -----        -----   ---------  ---------  -----------
                                                      ---------       -----        -----   ---------  ---------  -----------

------------------------

(1) Energy swaps were entered into to hedge the price of spot market volumes against price fluctuations. Hedged natural gas volumes were 11,799 MMCF in the six months ended June 30, 1998. Hedged oil and condensate volumes were 316,000 Bbls in the six months ended June 30, 1998. The aggregate net gain under energy swap agreements was $2,851,000 for the period and was accounted for as an increase to oil and gas sales.

    General and administrative expense was $7,981,000 in the first six months of 1999 compared to $9,177,000 in the comparable period of 1998. Total overhead costs (capitalized and expensed general and administrative costs) were $12,043,000 in the first six months of 1999 compared to $13,187,000 in the comparable period of 1998. The 1998 period included non-recurring expenses of Saxon as a result of its decision to investigate strategic alternatives, whereas the 1999 period reflects the efficiencies achieved by combining Saxon's operations with those of Canadian Forest.

    The following table summarizes the total overhead costs incurred during the periods:

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Overhead costs capitalized.................................................      4,062      4,010
General and administrative costs expensed(1)...............................      7,981      9,177
                                                                             ---------  ---------
    Total overhead costs...................................................     12,043     13,187
                                                                             ---------  ---------
                                                                             ---------  ---------

------------------------

(1) Includes $1,305,000 and $1,441,000 related to marketing and processing operations for the six-month periods ended June 30, 1999 and 1998, respectively.

    Depreciation and depletion expense decreased 6% to $44,366,000 in the first six months of 1999 from $47,195,000 in the first six months of 1998. On a per-unit basis, depletion expense was approximately $.94 per MCFE in the first six months of 1999 compared to $1.14 per MCFE in the corresponding 1998 period. The decline in the depletion rate during 1999 is attributable to favorable per-unit costs associated with 1998 acquisitions and Gulf of Mexico discoveries, as well as to the writedowns of oil and gas properties in the third and fourth quarters of 1998. At June 30, 1999, Forest had undeveloped properties with a cost basis of approximately $56,841,000 in the United States and $33,841,000 in Canada which were not subject to depletion, compared to approximately $66,860,000 in the U.S. and $19,280,000 in Canada at June 30, 1998. The decrease in the United States is attributable primarily to impairment of undeveloped properties. The increase in Canada is attributable primarily to the purchase of undeveloped acreage. At June 30, 1999, Forest also had approximately $19,175,000 of costs related to international interests. These costs are not being depleted pending the establishment of proved reserves.

    Other income was $97,000 in the first six months of 1999 and was $6,782,000 in the first six months of 1998. The 1998 period includes $6,603,000 of income related to settlement of a Canadian gas purchase contract.

    Interest expense increased 15% to $21,064,000 in the first six months of 1999 compared to $18,261,000 in the corresponding 1998 period, due primarily to higher debt levels.

    The foreign currency translation gain was $6,517,000 in the first six months of 1999, compared to a loss of $3,162,000 in the first six months of 1998. Foreign currency translation gains and losses relate to translation of the 8 3/4% Notes issued by Canadian Forest, and are attributable to the increases and decreases in the value of the Canadian dollar relative to the U.S. dollar during the period. The value of the Canadian dollar was $.6789 at June 30, 1999 compared to $.6535 at December 31, 1998. Forest is required to recognize the noncash foreign currency translation gains or losses related to the 8 3/4% Notes because the debt is denominated in U.S. dollars and the functional currency of Canadian Forest is the Canadian dollar.

    The extraordinary gain on extinguishment of debt in the first six months of 1998 resulted from settlement of the Company's remaining nonrecourse production payment obligation in exchange for 271,214 shares of common stock valued at $3,750,000. The obligation had a remaining book value of approximately $9,966,000. As a result of this settlement, the Company recorded an extraordinary gain on extinguishment of debt of $6,196,000 (net of related expenses).

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

    The net loss for 1998 was $191,590,000 compared to a net loss of $9,270,000 in 1997. The 1998 period included a writedown of oil and gas properties of $175,000,000, net of related deferred taxes ($199,500,000 pre-tax), an extraordinary gain on extinguishment of debt of $6,196,000 and a noncash loss on currency translation of $8,320,000 related to subordinated debt issued by Canadian Forest. The 1997 period included an extraordinary loss on extinguishment of debt of $12,359,000, as well as a noncash loss on currency translation of $4,051,000. Exclusive of these items, the net loss would have been $14,466,000 in 1998 compared to net income of $7,140,000 in 1997. Higher production volumes in 1998 were more than offset by lower natural gas and liquids sales prices and higher interest and depletion expense.

    The net loss for 1997 was $9,270,000 compared to net earnings of $3,305,000 in 1996. Earnings for the 1996 period include an extraordinary gain on extinguishment of debt of $2,166,000. Exclusive of the 1997 items mentioned above and the 1996 extraordinary gain on extinguishment of debt, net income would have been $7,140,000 in 1997 and $1,139,000 in 1996. The improvement in 1997 was attributable primarily to higher natural gas prices and increased production from successful drilling programs in 1996 and 1997.

    Marketing and processing revenue decreased by 18% to $151,079,000 in 1998 from $184,399,000 in 1997 and the related marketing and processing expense decreased by 18% to $144,758,000 in 1998 from $175,847,000 in the previous year. The gross margin for marketing and processing activities decreased 26% to $6,321,000 in 1998 from $8,552,000 in 1997. The decrease resulted from lower volumes processed and a decrease in product prices. Marketing and processing revenue decreased by 2% to $184,399,000 in 1997 from $187,374,000 in 1996 and the related marketing and processing expense decreased by 2% to $175,847,000 in 1997 from $178,706,000 in the previous year. The gross margin reported for marketing and processing activities was $8,552,000 in 1997 which is comparable to $8,668,000 reported in 1996.

    Oil and gas sales revenue increased by 10% to $170,740,000 in 1998 from $155,242,000 in 1997. Revenue from higher production volumes was partially offset by lower prices received for both oil and natural gas. Production volumes for natural gas in 1998 increased 27% from 1997. Production volumes for liquids (consisting of oil, condensate and natural gas liquids) were 33% higher in 1998 than in 1997. The increases in 1998 are due to Gulf of Mexico discoveries and volumes attributable to producing properties acquired in 1998. The average sales price received for natural gas in 1998 decreased 5% compared to the average sales price received in 1997. The average sales price received for liquids production in 1998 decreased 32% compared to the average sales price received during 1997.

    Oil and gas sales revenue increased by 21% to $155,242,000 in 1997 from $128,713,000 in 1996. Production volumes for natural gas in 1997 increased 15% from 1996 due primarily to discoveries in the Gulf of Mexico being brought onto production. Production volumes for liquids were 17% higher in 1997 than in 1996 due primarily to new production from Gulf of Mexico and Canadian properties. The average sales price received for natural gas in 1997 increased 9% compared to the average sales price received in 1996. The average sales price received by Forest for its liquids production during 1997 decreased 4% compared to the average sales price received during 1996.

    Oil and gas production expense of $41,983,000 in 1998 increased 16% from $36,284,000 in 1997. The 1998 period includes additional production expense related to acquired properties. On an MCFE basis, production expense decreased 9% to $.48 per MCFE in 1998 compared to $.53 in 1997. The decrease is due primarily to lower per-unit costs related to certain 1998 property acquisitions as well as offshore fixed costs being spread over a larger production base. The decrease was partially offset by the effects of significant expensed workovers in the Onshore Gulf Coast Region.

    Oil and gas production expense of $36,284,000 in 1997 increased 13% from $32,199,000 in 1996 due primarily to expenses relating to new production from Gulf of Mexico properties, temporary transportation expenses associated with the Bigoray field in Alberta and the inclusion of twelve months of costs for Canadian Forest in 1997 versus only eleven months in 1996. On an MCFE basis, production expense was $.53 per MCFE in 1997 compared to $.55 in 1996.

    The production volumes, weighted average sales prices and production expenses for the years ended December 31, 1998, 1997 and 1996 for Forest and its subsidiaries were as follows:

                                                                             YEAR ENDED DECEMBER 31, 1998
                                                       ------------------------------------------------------------------------
                                                          GULF COAST REGION
                                                       ------------------------    WESTERN      TOTAL                  TOTAL
                                                        OFFSHORE      ONSHORE      REGION       U.S.      CANADA      COMPANY
                                                       -----------  -----------  -----------  ---------  ---------  -----------
NATURAL GAS
  Total production (MMCF)............................      26,521       12,883        7,990      47,394     14,916      62,310
  Sales price received (per MCF).....................   $    2.12         2.16         1.92        2.10       1.23        1.89
  Effects of energy swaps (per MCF)(1)...............         .08          .15          .03         .09       (.02)        .06
                                                       -----------  -----------  -----------  ---------  ---------  -----------

  Average sales price (per MCF)......................   $    2.20         2.31         1.95        2.19       1.21        1.95

LIQUIDS
Oil and condensate:
  Total production (MBbls)...........................         903          794          222       1,919      1,389       3,308
  Sales price received (per Bbl).....................   $   11.50        12.69        13.00       12.16      11.95       12.07
  Effects of energy swaps (per Bbl)(1)...............         .95           --           --         .45       1.06         .71
                                                       -----------  -----------  -----------  ---------  ---------  -----------

  Average sales price (per Bbl)......................   $   12.45        12.69        13.00       12.61      13.01       12.78

Natural gas liquids:
  Total production (MBbls)...........................           4          167          315         486        475         961
  Average sales price (per Bbl)......................   $    9.00         8.45         6.21        7.00       7.25        7.13

  Total liquids production (MBbls)...................         907          961          537       2,405      1,864       4,269

  Average sales price (per Bbl)......................   $   12.44        11.96         9.01       11.48      11.54       11.51

TOTAL
  Total production (MMCFE)...........................      31,963       18,649       11,212      61,824     26,100      87,924

  Average sales price (per MCFE).....................   $    2.18         2.21         1.82        2.12       1.51        1.94
  Operating expense (per MCFE).......................         .37          .67          .49         .48        .46         .48
                                                       -----------  -----------  -----------  ---------  ---------  -----------

  Netback (per MCFE).................................   $    1.81         1.54         1.33        1.64       1.05        1.46
                                                       -----------  -----------  -----------  ---------  ---------  -----------
                                                       -----------  -----------  -----------  ---------  ---------  -----------

------------------------

(1) Energy swaps were entered into to hedge the price of spot market volumes against price fluctuations. Hedged natural gas volumes were 26,527 MMCF and hedged oil and condensate volumes were 392,900 Bbls. The aggregate net gain under energy swap agreements was $6,305,000 for the period and was accounted for as an increase to oil and gas sales.

                                                                          YEAR ENDED DECEMBER 31, 1997
                                                    -------------------------------------------------------------------------
                                                       GULF COAST REGION
                                                    ------------------------    WESTERN      TOTAL                   TOTAL
                                                     OFFSHORE      ONSHORE      REGION       U.S.       CANADA      COMPANY
                                                    -----------  -----------  -----------  ---------  ----------  -----------
NATURAL GAS
  Total production (MMCF)(1)......................      26,515        4,868        2,635      34,018      15,017      49,035
  Sales price received (per MCF)..................   $    2.60         2.27         2.32        2.53        1.46        2.20
  Effects of energy swaps (per MCF)(2)............        (.26)          --           --        (.21)         --        (.14)
                                                    -----------       -----        -----   ---------  ----------  -----------

  Average sales price (per MCF)...................   $    2.34         2.27         2.32        2.32        1.46        2.06

LIQUIDS
Oil and condensate:
  Total production (MBbls)........................         936           91          110       1,137       1,498       2,635
  Sales price received (per Bbl)..................   $   17.87        19.84        19.63       18.20       18.07       18.13
  Effects of energy swaps (per Bbl)(2)............        (.28)          --           --        (.23)       (.08)       (.15)
                                                    -----------       -----        -----   ---------  ----------  -----------

  Average sales price (per Bbl)...................   $   17.59        19.84        19.63       17.97       17.99       17.98

Natural gas liquids:
  Total production (MBbls)........................          --          121            9         130         442         572
  Average sales price (per Bbl)...................   $      --        10.55        11.56       10.62       12.42       12.01

  Total liquids production (MBbls)................         936          212          119       1,267       1,940       3,207

  Average sales price (per Bbl)...................   $   17.59        14.54        19.02       17.21       16.72       16.92

TOTAL
  Total production (MMCFE)........................      32,131        6,140        3,349      41,620      26,657      68,277

  Average sales price (per MCFE)..................   $    2.44         2.29         2.51        2.42        2.04        2.27
  Operating expense (per MCFE)....................         .42          .63         1.02         .50         .58         .53
                                                    -----------       -----        -----   ---------  ----------  -----------

  Netback (per MCFE)..............................   $    2.02         1.66         1.49        1.92        1.46        1.74
                                                    -----------       -----        -----   ---------  ----------  -----------
                                                    -----------       -----        -----   ---------  ----------  -----------

------------------------

(1) Total natural gas production includes scheduled deliveries under volumetric production payments, net of royalties, of 801 MMCF. Natural gas delivered pursuant to volumetric production payment agreements represented approximately 2% of total natural gas production. On June 30, 1997, Forest repurchased its last remaining volumetric production payment.

(2) Energy swaps were entered into to hedge the price of spot market volumes against price fluctuations. Hedged natural gas volumes were 13,990 MMCF and hedged oil and condensate volumes were 949,000 Bbls. The aggregate net loss under energy swap agreements was $7,439,000 for the period and was accounted for as a reduction of oil and gas sales.

                                                                             YEAR ENDED DECEMBER 31, 1996
                                                       ------------------------------------------------------------------------
                                                          GULF COAST REGION
                                                       ------------------------    WESTERN      TOTAL                  TOTAL
                                                        OFFSHORE      ONSHORE      REGION       U.S.      CANADA      COMPANY
                                                       -----------  -----------  -----------  ---------  ---------  -----------
NATURAL GAS
  Total production (MMCF)(1).........................      20,718        4,251        3,655      28,624     13,872      42,496
  Sales price received (per MCF).....................   $    2.48         1.94         2.17        2.36       1.41        2.06
  Effects of energy swaps (per MCF)(2)...............        (.31)          --           --        (.23)      (.04)       (.17)
                                                       -----------       -----        -----   ---------  ---------  -----------

  Average sales price (per MCF)......................   $    2.17         1.94         2.17        2.13       1.37        1.89

LIQUIDS
Oil and condensate:

  Total production (MBbls)...........................         704          127          133         964      1,308       2,272
  Sales price received (per Bbl).....................   $   19.85        20.06        20.92       20.03      20.64       20.38
  Effects of energy swaps (per Bbl)(2)...............       (1.47)          --           --       (1.07)     (1.82)      (1.50)
                                                       -----------       -----        -----   ---------  ---------  -----------

  Average sales price (per Bbl)......................   $   18.38        20.06        20.92       18.96      18.82       18.88

Natural gas liquids:
  Total production (MBbls)...........................          --          132            8         140        337         477
  Average sales price (per Bbl)......................   $      --        10.11        13.63       10.48      11.87       11.46

  Total liquids production (MBbls)...................         704          259          141       1,104      1,645       2,749

  Average sales price (per Bbl)......................   $   18.41        14.98        20.50       17.88      17.40       17.59

TOTAL
  Total production (MMCFE)...........................      24,942        5,805        4,501      35,248     23,742      58,990

  Average sales price (per MCFE).....................   $    2.31         2.09         2.41        2.29       2.00        2.18
  Operating expense (per MCFE).......................         .51          .62          .75         .56        .52         .55
                                                       -----------       -----        -----   ---------  ---------  -----------

  Netback (per MCFE).................................   $    1.80         1.47         1.66        1.73       1.48        1.63
                                                       -----------       -----        -----   ---------  ---------  -----------
                                                       -----------       -----        -----   ---------  ---------  -----------

(1) Total natural gas production includes scheduled deliveries under volumetric production payments, net of royalties, of 3,168 MMCF. Natural gas delivered pursuant to volumetric production payment agreements represented approximately 7% of total natural gas production. On June 30, 1997 the Company repurchased its last remaining volumetric production payment.

(2) Energy swaps were entered into to hedge the price of spot market volumes against price fluctuations. Hedged natural gas volumes were 12,741 MMCF and hedged oil and condensate volumes were 895,600 Bbls. The aggregate net loss under energy swap agreements was $10,422,000 for the period and was accounted for as a reduction of oil and gas sales.

General and administrative expense increased 18% to $19,849,000 in 1998 compared to $16,864,000 in 1997. There were higher employee related costs in the 1998 period as a result of increased headcount and costs related to 1998 property acquisitions, as well as approximately $1,500,000 of transition costs associated with our acquisition of the minority interest in Saxon Petroleum, Inc. These increases were partially offset by a premium refund in the first quarter of 1998 which lowered insurance costs. General and administrative expense increased 24% to $16,864,000 in 1997 compared to $13,623,000 in 1996 due primarily to a larger number of employees who were hired to support the Company's increased operations and its expanded exploration and development programs.

Total overhead costs (capitalized and expensed general and administrative costs) were $27,966,000 in 1998, $24,993,000 in 1997 and $21,396,000 in 1996. Total
overhead costs increased by 12% in 1998
compared to 1997 and by 17% in 1997 compared to 1996. The increases are attributable to increased headcount to support our larger property base. The following table summarizes total overhead costs incurred during the periods:

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998       1997       1996
                                                              ---------  ---------  ---------

                                                                      (IN THOUSANDS)
Overhead costs capitalized..................................  $   8,117      8,129      7,773
General and administrative costs expensed(1)................     19,849     16,864     13,623
                                                              ---------  ---------  ---------

  Total overhead costs......................................  $  27,966     24,993     21,396
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

Number of salaried employees at end of year(2)..............        211        218        193
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

------------------------

(1) Includes $2,819,000, $2,992,000 and $2,555,000 in 1998, 1997 and 1996,
    respectively, related to marketing and processing operations.

(2) Includes the employees of Saxon in 1997 and 1996.

    Depreciation and depletion expense increased 25% to $100,105,000 in 1998 from $79,991,000 in 1997 due to higher production, slightly offset by a lower per-unit expense. The depletion rate decreased to $1.10 per MCFE in 1998 compared to $1.12 per MCFE in 1997. The lower depletion rate during 1998 is attributable to favorable per-unit costs associated with 1998 acquisitions and offshore Gulf of Mexico discoveries, as well as to the effects of the writedown of oil and gas properties in the third quarter of 1998. Depreciation and depletion expense increased 27% to $79,991,000 in 1997 from $63,068,000 in 1996 due to higher production and higher per-unit expense. The depletion rate increased to $1.12 per MCFE in 1997 compared to $1.01 per MCFE in 1996, primarily as a result of higher per-unit development costs in the Gulf of Mexico due to increased costs for services during that time period.

    At December 31, 1998 Forest had undeveloped properties with a cost basis of approximately $58,609,000 in the U.S. and $26,443,000 in Canada which were not subject to depletion, compared to $41,226,000 in the U.S. and $19,675,000 in Canada at December 31, 1997 and $30,046,000 in the U.S. and $13,870,000 in Canada at December 31, 1996. The increase in 1998 compared to 1997 is attributable primarily to undeveloped acreage acquired onshore Louisiana, reduced by undeveloped property impairments. The increase in 1997 compared to 1996 is due primarily to acquisitions of undeveloped acreage in both the U.S. and Canada. At December 31, 1998 the Company also had approximately $14,435,000 of costs related to international interests. These costs are not being depleted pending establishment of proved reserves.

    In the third and fourth quarters of 1998, Forest recorded a writedown of its oil and gas properties pursuant to the ceiling test limitation prescribed by the Securities and Exchange Commission for companies using the full cost method of accounting. The writedowns totaled $175,000,000 ($199,500,000 pre-tax) and were primarily a result of declining oil and gas prices.

    Additional writedowns of the full cost pools in the United States and Canada may be required in 1999 if prices decline, undeveloped property values decrease, estimated proved reserve volumes are revised downward or costs incurred in exploration, development, or acquisition activities in the respective full cost pools exceed the discounted future net cash flows from the additional reserves, if any, attributable to each of the cost pools. The average spot price received for natural gas produced in the Gulf Coast decreased from $2.17 per MCF at December 31, 1998 to approximately $1.70 per MCF at March 1, 1999. The average price received for natural gas produced in Canada decreased from $2.20 CDN per MMBtu at December 31, 1998 to approximately $1.80 CDN per MMBtu at March 1, 1999.

The NYMEX price for crude oil was $12.06 per barrel at December 31, 1998 and was $12.24 per barrel at March 1, 1999. Based on these prices, Forest anticipates that it would record an additional writedown in the first quarter of 1999.

    Other income of $7,561,000 in 1998 included approximately $6,600,000 (before tax) relating to a gas contract settlement in Canada and $1,400,000 of death benefits received under a life insurance policy covering a former executive officer of the Company. Other income of $1,289,000 in 1997 included approximately $2,100,000 of accrued royalties reversed as a result of court decisions in Oklahoma; income of approximately $595,000 recognized by Canadian Forest following resolution of prior year crown royalty issues; and approximately $1,400,000 of expense recorded in the U.S. as a result of a market value adjustment to the carrying value of land purchased in 1982. Other income of $1,387,000 in 1996 included the reversal of a $1,136,000 liability for royalties on the proceeds from a gas contract settlement.

    Interest expense of $38,986,000 in 1998 increased $17,583,000 or 82% compared to 1997 due primarily to increased outstanding bank debt and subordinated debt. Interest expense of $21,403,000 in 1997 decreased $1,904,000 or 8% compared to 1996 due primarily to extinguishment of a nonrecourse secured loan in the fourth quarter of 1996 and redemption of our 11 1/4% Senior Subordinated Notes in September and October of 1997. These decreases were offset in part by interest charges on our 8 3/4% Notes and increased interest charges on higher average outstanding balances under bank credit facilities throughout most of 1997.

    Foreign currency translation loss was $8,320,000 in 1998 and $4,051,000 in 1997. Foreign currency translation loss relates to translation of the 8 3/4% Notes issued by Canadian Forest, and is attributable to the decrease in the value of the Canadian dollar relative to the U.S. dollar during the period. The value of the Canadian dollar was $.6535 per $1.00 U.S. at December 31, 1998 compared to $.6992 at December 31, 1997. Forest is required to recognize the noncash foreign currency translation gains or losses related to the 8 3/4% Notes because the debt is denominated in U.S. dollars and the functional currency of Canadian Forest is the Canadian dollar.

    The extraordinary gain on extinguishment of debt in 1998 resulted from settlement of Forest's remaining nonrecourse production payment obligation in exchange for 271,214 shares of the Company's Common Stock valued at $3,750,000. The obligation had a remaining book value of approximately $9,966,000 when it was settled and we recorded an extraordinary gain on extinguishment of debt of $6,196,000 after related expenses. The extraordinary loss on the extinguishment of debt in 1997 of $12,359,000 relates to the tender offer for our 11 1/4% Notes. The extraordinary gain on extinguishment of debt in 1996 of $2,166,000 relates to the extinguishment of nonrecourse secured debt.

LIQUIDITY AND CAPITAL RESOURCES

    Forest has historically addressed its long-term liquidity needs through the issuance of debt and equity securities, when market conditions permit, and through the use of bank credit facilities and cash provided by operating activities. In 1998 and early 1999, we completed several transactions that improved our financial position:

    - In February 1998, Canadian Forest issued $75,000,000 principal amount of
      8 3/4% Notes, an add-on to the issue of 8 3/4% Notes completed in September 1997. The net proceeds funded a portion of our purchase of interests in oil and natural gas properties in 13 fields located onshore Louisiana from a private company for total consideration of approximately $230,776,000. The consideration consisted of approximately $216,557,000 in cash and 1,000,000 shares of common stock.

    - In June 1998, Forest issued 5,950,000 shares of common stock to Anschutz in exchange for certain oil and gas assets located in the United States and Canada, as well as 13 international projects.

    - In June 1998, we settled our only remaining nonrecourse production payment loan by issuing 271,214 shares of common stock to the lender. The loan, which originated in May 1992, had a remaining principal amount of approximately $14,600,000 and a book value of approximately $9,966,000. The loan was secured primarily by certain oil and gas properties in Oklahoma and the Gulf of Mexico. As a result of the settlement, we recorded an extraordinary gain of $6,196,000 in 1998.

    - In February 1999 we issued, at 98.811% of par, $100,000,000 of 10 1/2%
      Senior Subordinated Notes (the 10 1/2% Notes) due 2006.

    We continue to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of common stock, preferred stock or other equity securities of Forest, the issuance of net profits interests, sales of non-strategic assets, prospects and technical information, and joint venture financing. Availability of these sources of capital and, therefore, our ability to execute our operating strategy will depend upon a number of factors, some of which are beyond Forest's control.

    In addition, the prices we receive for future oil and natural gas production and the level of production will significantly impact future operating cash flows. At current production and borrowing levels, Forest's sensitivity to price declines is significantly increased compared to prior periods. No prediction can be made as to the prices we will receive for our future oil and gas production. Additionally, we have four offshore Gulf of Mexico wells whose combined production currently represents approximately 25% of our consolidated daily deliverability. Our production, revenue and cash flow could be adversely affected if production from these properties decreases significantly.

    BANK CREDIT FACILITIES. Forest and its subsidiaries, Canadian Forest and ProMark, have a $300,000,000 global credit facility which currently provides for a global borrowing base of $250,000,000 through a syndicate of banks led by The Chase Manhattan Bank and The Chase Manhattan Bank of Canada. The maximum credit facility allocations in the United States and Canada are currently $200,000,000 and $50,000,000, respectively. The borrowing base is subject to semi-annual redeterminations. Funds borrowed under the global credit facility can be used for general corporate purposes. Under the terms of the global credit facility, Forest, Canadian Forest and ProMark are subject to certain covenants and financial tests, including restrictions or requirements with respect to cash dividends, including cash dividends on preferred stock, working capital, cash flow, additional debt, liens, asset sales, investments, mergers and reporting responsibilities.

    The global credit facility is secured by a lien on, and a security interest in, a portion of our U.S. proved oil and gas properties, related assets, pledges of accounts receivable, and a pledge of 66% of the capital stock of Canadian Forest. The global credit facility is also indirectly secured by substantially all of the assets of Canadian Forest. We may increase the number of properties that are pledged under the facility.

    At June 30, 1999, the outstanding borrowings under the global credit facility were $165,000,000 in the United States and $30,181,000 in Canada. At August 17, 1999, the borrowing base was $250,000,000 and the outstanding borrowings under the global credit facility were $171,000,000 in the United States and $32,400,000 in Canada, with an average effective interest rate of 6.65%. At August 17, 1999, Forest had also used the global credit facility for letters of credit in the amount of $233,000 in the United States and $760,000 CDN in Canada.

    WORKING CAPITAL. Forest had a working capital deficit of approximately $1,602,000 at June 30, 1999 compared to a surplus of approximately $348,000 at December 31, 1998. Forest periodically reports working capital deficits at the end of a period. Such working capital deficits are principally the result of accounts payable for capitalized exploration and development costs. Settlement of these payables is funded by cash flow from operations or, if necessary, by drawdowns on long-term bank credit facilities. For cash management purposes, drawdowns on the credit facilities are not made until the due dates of the payables.

    CASH FLOW. Historically, one of Forest's primary sources of capital has been net cash provided by operating activities. Net cash provided by operating activities decreased to $39,822,000 in 1999 compared to $57,079,000 in 1998. The 1999 period included working capital changes of $904,000, whereas such changes amounted to $10,831,000 in 1998. We used $34,851,000 for investing activities in 1999 compared to $304,781,000 in 1998. The 1998 period included the purchase of properties in the Louisiana Acquisition for approximately $230,776,000. The 1999 capital expenditures were primarily for exploration and development activities. Net cash used by financing activities in 1999 was $5,930,000 compared to net cash provided of $242,920,000 in 1998. The 1999 period included net repayments of bank borrowings of $102,629,000 and net proceeds of $98,825,000 from the issuance of the 10 1/2% Notes. The 1998 period included net bank borrowings of $168,852,000 and net proceeds of $74,620,000 from the issuance of the 8 3/4% Notes.

    CAPITAL EXPENDITURES. Expenditures for property acquisition, exploration and development for the first six months of 1999 and 1998 were as follows:

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                          --------------------
                                                                            1999       1998
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Property acquisition costs:
  Proved properties.....................................................  $  (1,169)   276,165
  Undeveloped properties................................................         79     43,933
                                                                          ---------  ---------
                                                                             (1,090)   320,098

Exploration costs:
  Direct costs..........................................................     27,813     34,419
  Overhead capitalized..................................................      1,539      1,814
                                                                          ---------  ---------
                                                                             29,352     36,233

Development costs:
  Direct costs..........................................................     16,582     30,201
  Overhead capitalized..................................................      2,523      2,196
                                                                          ---------  ---------
                                                                             19,105     32,397
                                                                          ---------  ---------
                                                                          $  47,367    388,728
                                                                          ---------  ---------
                                                                          ---------  ---------

    Forest's anticipated 1999 direct expenditures for exploration and development are approximately $90,000,000. We intend to meet our 1999 capital expenditure financing requirements using cash flows generated by operations, sales of non-strategic assets and borrowings under existing lines of credit. There can be no assurance, however, that we will have access to sufficient capital to meet these capital requirements. The planned levels of capital expenditures could be reduced if we experience lower than anticipated net cash provided by operations or other liquidity needs or could be increased if we experience increased cash flow or access additional sources of capital.

    In addition, while Forest intends to continue a strategy of acquiring reserves that meet our investment criteria, no assurance can be given that we can locate or finance any property acquisitions.

    LONG-TERM SALES CONTRACTS. A significant portion of Canadian Forest's natural gas production is sold through the ProMark Netback Pool. At June 30, 1999, the ProMark Netback Pool had entered into fixed price contracts to sell approximately 1.2 BCF of natural gas through the remainder of 1999 at an average price of $2.69 CDN per MCF and approximately 5.4 BCF of natural gas in 2000 at an average price of approximately $2.24 CDN per MCF. Canadian Forest, as one of the producers in the ProMark Netback Pool, is obligated to deliver a portion of this gas. In 1998, Canadian Forest supplied 27% of the gas for the ProMark Netback Pool.

    HEDGING PROGRAM. In a typical swap agreement, Forest receives the difference between a fixed price per unit of production and a price based on an agreed upon third-party index if the index price is lower. If the index price is higher, Forest pays the difference. Our current swaps are settled on a monthly basis. As of August 17, 1999 Forest has the following swaps in place:

                                                                           NATURAL GAS                      OIL
                                                                   ----------------------------  --------------------------
                                                                     BBTU'S      HEDGED PRICE      BARRELS    HEDGED PRICE
                                                                     PER DAY       PER MMBTU       PER DAY       PER BBL
                                                                   -----------  ---------------  -----------  -------------
July through September 1999......................................        89.7      $    2.20          8,505     $   16.80
October through December 1999....................................        73.0      $    2.32          5,679     $   16.28
2000.............................................................        35.8      $    2.45          1,160     $   19.44
2001.............................................................        21.7      $    2.45             --            --
2002.............................................................        16.7      $    2.48             --            --

    YEAR 2000 ISSUES. The Year 2000 issue results from computer programs being written using two digits (rather than four) to define the applicable year. As a result, certain of Forest's computer applications that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This situation could result in system failure, miscalculations and disruption of operations including, among other things, a temporary inability to process transactions, operate equipment with date-sensitive computer controls or communicate electronically with other parties.

    Forest has instituted a Year 2000 Project that addresses the effects the Year 2000 will have on software applications and analyzes upgrades and purchases that may be required. In addition, the Year 2000 Project assesses the potential impact on Forest in the event that other parties with whom we do business do not implement systems which are Year 2000 compliant.

    We commenced our Year 2000 Project in 1996, in conjunction with a review of the functionality of the hardware and software in certain existing systems. Replacement of the lease and land system with Year 2000 compliant software was completed in early 1997. Review of systems solutions for our primary business applications, including those used for accounting, production reporting and oil and gas reserve reporting, was completed during 1997 and early 1998. Possible solutions explored by Forest included modification of existing systems to make them Year 2000 compliant, replacement of existing systems with new systems which were Year 2000 compliant and/or provided greater functionality and, in certain areas, replacement of systems by outsourcing processes to a third party.

    Forest completed its review of accounting systems in early 1998, deciding to replace its U.S. accounting system with a new system that will be Year 2000 compliant and also provide greater functionality. The identification of necessary enhancements to the base product was completed in mid-1998, after which the programming and data conversion processes commenced. In Canada, we plan to upgrade to a newer release of our existing oil and gas accounting software in order to be Year 2000 compliant. We expect to be fully operational on our new accounting systems in the United States and Canada in the third quarter of 1999.

    We are also installing an updated version of our U.S. production accounting software. The new version is Year 2000 compliant and also provides greater functionality. Installation of this software commenced in mid-1998. Completion of this project, which also requires updated interface programming to the accounting and reserve systems, was substantially completed in the second quarter of 1999. Forest does not use an automated production reporting system in Canada.

    Forest's U.S. oil and gas reserve software will also be updated to a version that is Year 2000 compliant. This upgrade, which requires some revision to interface programming, is expected to be complete by the third quarter of 1999. In Canada, we installed new oil and gas reserve software that is Year 2000 compliant.

    The new systems described above are expected to make Forest's business computer systems Year 2000 compliant in all material respects during the third quarter of 1999. Remaining business systems have also been reviewed for Year 2000 compliance. To date, no significant instances of noncompliance have been noted.

    During the course of the projects described above, there have been and will continue to be significant time requirements placed on Forest's managers and staff in the affected areas. Wherever possible, we have contracted additional personnel to supplement programming efforts and to "backfill" critical positions so that normal workflow is not adversely affected. However, the ability of Forest's information technology staff to respond to new issues is expected to be hampered during the remainder of the year due to the difficulty encountered in attracting and retaining qualified personnel.

    A Year 2000 Steering Committee was formed in early 1998 consisting of representatives from the Finance, Accounting, Legal, Operations and Information Systems disciplines. Based on the Committee's recommendations, Forest entered into contracts with several consultants to provide additional support to our efforts to ensure Year 2000 compliance. In the United States, a national consulting firm was engaged to assist in the identification, classification and itemization of Year 2000 issues not previously identified. This effort encompassed a review of all field operations (operated and non-operated), significant vendor and customer relationships and business systems not included in the projects described above. The consulting firm has also been assisting Forest personnel in the assessment and remediation of Year 2000 issues. The consultants commenced their work in November 1998 and expect to complete the project in the third quarter of 1999. Canadian Forest has engaged a consultant to review its business systems and has retained outside legal counsel to provide support to management in the review of third party relationships.

    Forest believes that its Year 2000 Project is approximately 90% complete as of July 31, 1999.

    The internal and external costs associated with implementation of business systems for accounting, production reporting and oil and gas reserve reporting during 1998 and 1999 are expected to be between $2,500,000 and $3,000,000. Of this amount, approximately 20% to 30% would have been required to make our old systems Year 2000 compliant, and the remainder is for upgraded hardware and software. The cost of the reviews being undertaken by outside consultants contracted by the Year 2000 Steering Committee in the U.S. and Canada is expected to be $200,000 to $300,000. The remediation cost of non-compliant items noted in such reviews is not expected to exceed $300,000.

    Forest believes that a failure to complete Year 2000 compliance, or a failure by parties with whom Forest has material relationships to complete Year 2000 compliance, could have a material adverse effect on our financial condition and results of operations. We believe we can provide the resources necessary to ensure Year 2000 compliance prior to 2000, and thereby reduce the possibility of significant interruptions of normal business operations. We also believe that a sufficient number of alternate customers and suppliers exist if current customers or suppliers are delayed in their efforts to achieve Year 2000 compliance.

    Forest has not, to date, implemented a Year 2000 Contingency Plan because we believe all major issues have been resolved or will be resolved. If, however, any remaining portions of Forest's Year 2000 Project fall behind schedule, we would expect to develop and implement contingency plans addressing non-compliant items in the third quarter of 1999.

    RECENT ACCOUNTING PRONOUNCEMENT. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement No.
133), effective beginning with the first quarter of fiscal years beginning after June 15, 2000. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Forest has not determined the impact Statement No. 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.

                                    BUSINESS

OVERVIEW

    Forest Oil Corporation is an independent oil and gas company engaged in the acquisition, exploration, development, production and marketing of natural gas and liquids in North America. Forest was incorporated in New York in 1924, the successor to a company formed in 1916, and has been a publicly held company since 1969. Since 1995, The Anschutz Corporation, a private Denver-based corporation, has invested approximately $175 million in Forest and currently owns approximately 40% of its common stock.

    Forest operates from production offices located in Lafayette, Louisiana; Denver, Colorado; and Calgary, Alberta. Forest's corporate headquarters are located in Denver, Colorado.

    Forest's estimated proved reserves were 775 BCFE at December 31, 1998, an increase of 47% compared to estimated proved reserves of 526 BCFE at December 31, 1997. Approximately 73% of our estimated proved reserves were natural gas at December 31, 1998, compared to 72% in the previous year. As of December 31, 1998, our estimated proved developed reserves were approximately 84% of total estimated proved reserves.

    Forest's principal reserves and producing properties are all located in North America. We operate in four business units: onshore Gulf of Mexico, offshore Gulf of Mexico, the U.S. Rockies and Canada. At December 31, 1998, approximately 72% of our oil and gas reserves were in the United States and approximately 28% were in Canada. During the first six months of 1999, we produced approximately 253 MMCFE per day. Approximately 75% of our total production for the first half of 1999 was in the United States and approximately 25% was in Canada. We conduct exploration activities in each of our core areas.

STRATEGY

    Our business strategy is to focus on exploration and development of oil and gas properties located in selected areas in North America where we have substantial expertise and experience. The following points detail the specifics of that strategy.

EMPHASIS ON NORTH AMERICAN GAS

    We believe that natural gas demand will continue to increase in North America. We also believe that natural gas will continue to gain market share over other fuels supplying energy to the United States. As a result, we choose to focus our business efforts on exploring for natural gas in North America. Currently there are local market differences in supply and demand for natural gas. There also exist regional differences in market access, operational requirements, taxation and regulatory regimes, land access, and environmental compliance. Consequently, we believe a geographically diversified holding lowers the risk associated with exploration activities being limited to a single area and further exposes us to higher upside by being associated with a diversified number of plays in the areas of greatest commericial gas potential in North America.

FOCUSED EXPLORATION AS A DRIVER OF GROWTH

    We are committed to exploration as a source of future growth. We seek to balance higher risk exploration activities in Canada and the U.S Rockies with lower risk exploration and development activities in the Gulf of Mexico and the Gulf Coast. Our North American undeveloped acreage position has increased significantly over the last three years to 2.2 million gross acres (approximately 1.0 million net) at December 31, 1998. This acreage position has allowed us to develop a substantial prospect inventory.

    In Canada, we have established a large acreage position and have developed a significant prospect portfolio in the emerging exploration plays in the Northwest Territories and the Alberta foothills. The Northwest Territories has only recently been opened up for drilling activity after a 25-year moratorium. In Canada, we focus on opportunities that utilize proven technologies to identify deep thrust and fold structures, as well as other deep stratigraphic plays. With recent advancements in seismic applications and downhole drilling techniques, we can identify and reach the optimal drilling target in these types of structures more easily.

    In the Gulf of Mexico and the Gulf Coast, we focus on exploration opportunities in areas where we have an extensive infrastructure. Our exploration activities in these areas rely heavily on advanced technologies, such as new drilling and 3-D seismic processing techniques. We identify drilling targets by processing data and correlating it to information from existing production and geological data. Such information includes our regional and local geologic models and available well control. This methodology has resulted in significant discoveries by allowing us to explore deeper in existing producing fields where more subtle targets exist.

TARGETED ACQUISITIONS TO EXPAND EXPLORATION OPPORTUNITIES

    In both the United States and Canada, we periodically acquire producing oil and gas properties with exploration prospects consistent with our defined exploration strategy. We selectively target acquisitions when market factors are favorable or when we have identified an emerging trend that has not yet been broadly recognized.

    In connection with the Saxon and Atcor acquisitions in 1995 and 1996, we acquired $171 million of properties in Canada to capitalize on the differential between Canadian and United States natural gas prices, which has subsequently narrowed. In 1998, we enhanced our position by purchasing 100% of Unocal's interest in the Northwest Territories. This acquisition included an additional 35% working interest in the P-66 well on the Liard plateau, significant undeveloped acreage and substantial proprietary geological and geophysical data accumulated by Unocal over a number of years. We now have one of the largest acreage positions in the Northwest Territories. We believe that we also have the dominant acreage position on the indentified structural plays in the Liard plateau.

    Subsequent to this acquisition, the testing of the P-66 well indicated that it was a significant discovery. In 1999, Chevron announced a significant discovery on a similar structural play six miles south of our P-66 well. The Unocal acquisition also provided us with a substantial land position in a shallower gas play on the Liard plateau, where a significant discovery was recently announced by Paramount.

    In 1992 and 1993, we made a substantial investment in producing properties in the Gulf of Mexico that have been the basis for significant discoveries. The properties acquired included the following, on all of which we have identified additional exploration prospects:

                                                         WORKING          YEAR OF        INITIAL PRODUCTION
FIELD                                 YEAR ACQUIRED     INTEREST         DISCOVERY         RATE (MMCFE/D)
------------------------------------  -------------  ---------------  ----------------  --------------------
South Pelto 6.......................      1992             35%              1992                 30

High Island 116.....................      1993             55%              1996                 55

Eugene Island 53....................      1993            100%           1997, 1998             100

Eugene Island 255...................      1992            100%              1999         Currently Testing

    In 1998, we paid $231 million for producing properties onshore Louisiana, where competition from large companies is minimal. We have identified numerous exploration opportunities in deeper horizons on these properties, which we plan to test beginning in 2000. The exploration methodology applied to, and the geological formations found within, the Louisiana properties are comparable to those in our Gulf of Mexico properties.

CONTROL OF OPERATIONS

    We emphasize control of operations in all of our core operating areas and in our evaluation of acquisition opportunities. As operator, we are in a better position to control the timing and costs of drilling operations. This allows us to increase margins and optimize the net present value of our capital investments.

    We also seek to be a major participant in each of our core operating areas. This allows us to evaluate opportunities generated by other parties more efficiently and to focus and use the expertise of our technical staff more efficiently.

MAINTAIN FINANCIAL FLEXIBILITY

    We emphasize maintaining a strong balance sheet in order to provide operating and financial flexibility. We will initially use the proceeds from this offering to reduce bank borrowings. We believe that our strengthened balance sheet and increased borrowing capacity under our credit facility as a result of this offering will allow us to accelerate the exploration and development of our significant prospects. We estimate that after this offering we will have approximately $165 million of borrowing capacity under our senior credit facility.

PROPERTIES

    Forest's North American gas strategy focuses on three areas: Canada (especially the foothills of Alberta and the Northwest Territories), the U.S. Rockies (especially the Green River of Wyoming) and the Gulf Coast (both onshore in Louisiana and Texas and offshore Gulf of Mexico.)

    The following table summarizes our estimated proved reserves and the discounted present value, before income tax, of these reserves by major operating areas at December 31, 1998:

                                                                    PROVED RESERVES            DISCOUNTED PRESENT
                                                           ---------------------------------  VALUE BEFORE INCOME
                                                              GAS      LIQUIDS      TOTAL        TAX OF PROVED
                                                            (MMCF)     (MBBLS)     (MMCFE)    RESERVES (THOUSANDS)
                                                           ---------  ---------  -----------  --------------------

Gulf Offshore............................................    102,751      2,045     115,021        $  109,037

Gulf Onshore.............................................    181,428     13,379     261,702           228,342

Western..................................................    140,341      6,160     177,301            96,176
                                                           ---------  ---------  -----------         --------

Total US.................................................    424,520     21,584     554,024           433,555

Canada...................................................    139,744     13,485     220,654           113,921
                                                           ---------  ---------  -----------         --------

    Total................................................    564,264     35,069     774,678        $  547,476
                                                           ---------  ---------  -----------         --------
                                                           ---------  ---------  -----------         --------

------------------------

CANADIAN BUSINESS UNIT

    Our Canadian business unit produced 71 MMCFE per day. Our Canadian producing assets are located primarily in Alberta and were purchased in 1995.

    NORTHWEST TERRITORIES. We own approximately 120,000 net acres in the Ft. Liard area (Southern MacKenzie Valley), 230,000 net acres in the Ft. Norman area (Central MacKenzie Valley), and 8,300 net acres in Significant Discovery Licenses in the Beaufort Seas / MacKenzie Delta. As a result, we are one of the largest land holders in the Northwest Territories, which until 1995 had been under a drilling moratorium for 25 years. In our purchase of all of Unocal's acreage position in the Northwest Territories last year, we also acquired a meaningful proprietary database of the entire area. Certain technical personnel who had been working prospects for Unocal in the Northwest Territories also joined Forest following the acquisition.

    We have a 50% working interest in a discovery well (P-66) operated by Ranger Oil on the Liard Plateau that was completed in 1998. The P-66 well tested unstimulated at 25 MMCF/d, with a gas column of 1,000 feet. As a result of recent work, a water lens in this well has been plugged off and the well is being prepared for stimulation in anticipation of hooking it up for production in the first half of next year. We anticipate that after stimulation, the well could produce up to 35 MMCF/d, which is the mechanical limit of the production tubing presently installed in the wellbore. If the required approvals for pipeline construction are obtained in a timely manner, production from the well will be transported through a pipeline to be constructed by a joint venture operated by Chevron.

    We are currently drilling a delineation well (N-61) approximately six miles from the discovery well, which we operate and in which we own a 50% interest. This well is scheduled to be drilled to 10,800 feet with the expectation of reaching total depth late in the month of August 1999. If successful, the well would be placed on production during the first half of 2000, subject to receipt of pipeline approvals in a timely manner. We anticipate drilling at least two additional wells in connection with the Liard discovery, for a total of four wells. The average completed well cost net to Forest is currently estimated at $4.5 million.

    Both the P-66 and N-61 wells are located on the same exploratory license. Recently, Chevron announced a major discovery with a gas column of approximately 1,200 feet in the same formation just 1.5 miles from such license. Chevron said its well tested at 35 MMCF/d unstimulated and indicated that it believes that the well has 400 to 500 BCF of raw gas in place, and that it will produce at approximately 75 to 100 MMCF/d. We have also identified structures similar to those discovered by us and Chevron on other licenses that we own within 10 miles of these discoveries, and have delineated prospects to test these structures.

    Elsewhere in the Liard Plateau, we have a one-third working interest in a license surrounding a discovery (in which Forest does not have an interest) announced earlier by Paramount and Berkley. This sweet gas discovery in the Mattson formation tested unstimulated at 45 MMCF/d and Paramount, the operator, has announced its intention to drill additional wells and construct plant and pipeline facilities to commence production during the first half of next year assuming the necessary permits are obtained. The scope of the activities announced by Paramount on this discovery license anticipates gross capital outlays of $70 million of which Forest could have as much as a one-third participation.

    We are the largest leaseholder in the Liard Plateau. We have identified numerous exploration opportunities on our 250,000 acres and have seismic obligations that we want to fulfill in the near term to further our position in this area. In total, Forest has identified investment opportunities in the Liard Plateau on its current acreage position that could cost as much as $60 to $100 million net to Forest.

    ALBERTA FOOTHILLS. In the Alberta foothills Forest has drilled one well, in which it has a 100% working interest, to total depth and has tested the productive capability of the well. Based upon the results of these tests, Forest anticipates drilling an additional well on this lease near year-end or shortly thereafter. Forest is drilling a second foothills prospect on another lease where it is operator with a 40% working interest. This well is scheduled to be drilled to a total depth of 14,400 feet, which should be reached by the end of summer. Forest has two additional foothills prospects where it will be doing further geological and geophysical work with the expectation of drilling wells in late 1999 or 2000.

OFFSHORE GULF BUSINESS UNIT

    We have been active in the Gulf Region both onshore and offshore since 1954. In 1998, average daily production from the Offshore Gulf region was approximately 87 MMCFE.

    We currently have interests in 65 blocks offshore, of which 21 are unexplored in their primary term and 44 are held by production. We maintain a substantial data base of 2-D and 3-D seismic, well logs, velocity surveys and numerous paleo and regional studies of this region. Our primary offshore production comes from Eugene Island Block 53 and High Island Block 116, which accounted for approximately 16% of our average daily production in 1998 on a combined basis.

    In 1998, we participated in the drilling of seven Gulf of Mexico wells, five of which were successful. The 1999 Offshore Gulf capital spending budget was increased by $5 million in June 1999 to $20 million. We expect to drill eight gross (five net) exploratory wells and conduct five recompletions in 1999. Significant properties include:

    EUGENE ISLAND BLOCK 53. We have a 50% working interest in and operate in the shallow portion of this field. We own a 100% working interest in and operate the deeper Cib Carst portion of the field, which we acquired in 1993. The C platform was installed in October 1998 to produce our completions from three newly drilled wells (numbers 12, 13 and 14). This completion initially increased production to over 100 MMCFE/d. While there is no additional drilling on this property scheduled for 1999, it represents approximately 20% of our production. We have identified an additional deeper test in an adjacent fault block, which we plan to drill in 2000.

    EUGENE ISLAND BLOCK 255. We have a 100% working interest in and operate this field. We recently completed a discovery on Eugene Island 255 that is currently producing at a curtailed rate of 5.4 MMCF/d of gas and 400 Bbls/d of oil with a flowing tube pressure of 5,780 psi. We are producing only 47 feet of an overall 165 foot thick sand while we wait on the natural gas production facility to be expanded to handle a 20 MMCF/d rate. The planned expansion should be completed by late August 1999.

    HIGH ISLAND BLOCK 116. We have a 54.8% working interest in and operate this field. The B-1 well production had declined to 6 MMCFE/d, but was recently recompleted uphole and is currently flowing 26 MMCFE/d. We are now drilling the B-2 well, which was spudded in early July, targeting multiple stacked miocene sands at a total depth of 17,673 feet. The well should reach total depth by mid-August 1999.

    EUGENE ISLAND 292 COMPLEX. The Eugene Island 292 Complex consists of 13 blocks. We operate the majority of this field with working interests ranging from 20% to 59%. To date the wells in which we have an interest have produced
1.7 TCF of gas gross.

    In 1997, we initiated an enhanced 3-D seismic survey utilizing ocean bottom seismic cables to improve imaging of the existing structures, which have previously been identified on the complex. A new 3-D survey delivered in 1998 enhanced the structural and stratigraphic interpretation of the complex and generated six drillable prospects for 1999 and 2000.

ONSHORE GULF BUSINESS UNIT

    The Onshore Gulf Business Unit, which includes our properties in the Gulf Coast of Louisiana and Texas, is focused on low risk exploration and development drilling. In February 1998, we purchased properties in Louisiana with 14,800 net acres and interests in 100 wells for $231 million. In 1998, average daily production from this region was approximately 51 MMCFE. We plan to drill 10 wells and perform 22 recompletions in 1999 in this business unit.

    In Louisiana there are five wells and 15 recompletions planned for 1999 with the added goal of indentifying exploratory prospects for drilling in 2000. Our two focus areas in Louisiana are the Deer Island and Saturday Island fields. In Texas, our operational focus is the McAllen Ranch Field, where we have planned four wells and two recompletions during 1999.

    DEER ISLAND. We have a 95% working interest in and operate this field, which is located in the marshland of West Terrebone Parish. The field was discovered in 1953 and has cumulative production of 253 BCF of gas and 11 MMBbls of oil. We acquired the property in 1998.

    We are planning one development well later this year that targets pay zones similar to an offset well with a total depth of 12,200 feet. We also plan to recomplete five wells in the field during 1999 and continue to finalize a major study of the field.

    SATURDAY ISLAND. We have a 95% working interest and operate this field. The field was acquired in 1998, and is located 40 miles southeast of New Orleans in Barataria Bay. Cumulative production on this field is 42 BCF of gas and 14 MMBbls of oil. We purchased 3-D seismic data over our entire 1,100 net acres and began a field study in 1998. Based on that study, we have successfully completed three development wells in the first half of 1999, increasing production from 6 MMCFE/d to 12 MMCFE/d.

    MCALLEN RANCH. We have a 45% working interest in and operate this field, which is located in Hidalgo County Texas, southwest of Corpus Christi. The field was discovered in 1960, and the portion that is operated by us was discovered by us in 1973. We have acquired a 3-D seismic survey of this property.

    We have drilled two successful exploration wells in this field in 1999 based on the new seismic survey. The first well is currently producing at 3 MMCFE/d. The second well is in the process of being fracture stimulated and will be put on line during August. We expect to drill four more wells on the McAllen Ranch this year and have identified four to six locations which we expect to drill in 2000.

WESTERN BUSINESS UNIT

    The Western Business Unit's existing production and properties are located in four primary areas: the Green River Basin and the Wind River Basin in Wyoming, West Texas and Oklahoma. In 1998, average daily production was approximately 31 MMCFE per day. Our capital spending budget for 1999 is $5 million for the Western Region, which includes the drilling of four wells. We recently obtained a partner in the Green River Basin who will pay $3 million for a 50% participation in three to four wells to be drilled before year-end on prospects generated by us.

INTERNATIONAL

    Forest is actively working the international concessions acquired in 1998. Recently, Forest completed a 310 square kilometer 3-D seismic program offshore South Africa. The survey was shot over a well that tested 40 MMCF/d in which Forest owns a 90% working interest. The survey will be used to determine the reserve potential of this discovery.

RESERVES

    Information regarding Forest's proved and proved developed oil and gas reserves and the standardized measure of discounted future net cash flows and changes therein is included in Note 14 of Notes to Consolidated Financial Statements.

    The following are estimated quanities of proved reserves and cash flows therefrom as of December 31, 1998, 1997 and 1996:

                                                                                        DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Proved developed:
  Natural Gas (MMCF)....................................................       467,749       289,835       236,485
  Liquids (MBbls).......................................................        30,182        19,784        18,571
Proved undeveloped:
  Natural Gas (MMCF)....................................................        96,515        88,480        97,695
  Liquids (MBbls).......................................................         4,887         4,852         5,443
Total proved:
  Natural Gas (MMCF)....................................................       564,264       378,315       334,180
  Liquids (MBbls).......................................................        35,069        24,636        24,014
Estimated future net cash flows:
  Before income tax.....................................................  $    881,291  $    762,094  $  1,118,504
  After income tax......................................................  $    824,054  $    658,202  $    855,836
Present value of estimated future net cash flows,
  discounted at 10%:
  Before income tax.....................................................  $    547,476  $    486,506  $    702,189
  After income tax......................................................  $    522,831  $    439,570  $    559,869

    Since January 1, 1997 Forest has not filed any oil or natural gas reserve estimates or included any such estimates in reports to any Federal or foreign governmental authority or agency, other than the Securities and Exchange Commission (SEC), the MMS and the Department of Energy (DOE). The reserve estimate report filed with the MMS related solely to Forest's Gulf of Mexico reserves. There were no differences between the reserve estimates included in the MMS report, the SEC report, the DOE report and those included herein, except for production and additions and deletions due to the difference in the "as of" dates of such reserve estimates.

DRILLING AND PRODUCTION DATA

PRODUCTION

    The following table shows net liquids and natural gas production for Forest for the years ended December 31, 1998, 1997 and 1996:

                                                                         NET NATURAL GAS AND
                                                                        LIQUIDS PRODUCTION(1)
                                                                   -------------------------------
                                                                     1998      1997(2)    1996(2)
                                                                   ---------  ---------  ---------
United States:
  Natural Gas (MMCF).............................................     47,394     34,018     28,624
  Liquids (MBbls)................................................      2,405      1,267      1,104

Canada:
  Natural Gas (MMCF).............................................     14,916     15,017     13,872
  Liquids (MBbls)................................................      1,864      1,940      1,645

Total (MMCFE)....................................................     87,924     68,277     58,990

------------------------

(1) Volumes reported for natural gas include immaterial amounts of sulfur production on the basis that one long ton of sulfur is equivalent to 15 MCF of natural gas. Liquids volumes include both oil and condensate and natural gas liquids.

(2) Includes amounts delivered pursuant to volumetric production payments. See
    Note 5 of Notes to Consolidated Financial Statements.

AVERAGE SALES PRICES AND PRODUCTION COSTS PER UNIT OF PRODUCTION

    The following table sets forth the average sales prices per MCF of natural gas and per barrel of liquids and the average production cost per equivalent unit of production for the years ended December 31, 1998, 1997 and 1996 for
Forest:

                                                                 UNITED STATES                       CANADA
                                                        -------------------------------  -------------------------------
                                                          1998       1997       1996       1998       1997       1996
                                                        ---------  ---------  ---------  ---------  ---------  ---------
Average Sales Prices:
  Natural Gas
    Total production (MMCF)(1)........................     47,394     34,018     28,624     14,916     15,017     13,872
    Sales price received (per MCF)....................  $    2.10       2.53       2.36       1.23       1.46       1.41
    Effects of energy swaps (per MCF)(2)..............        .09       (.21)      (.23)      (.02)        --       (.04)
                                                        ---------  ---------  ---------  ---------  ---------  ---------

    Average sales price (per MCF).....................  $    2.19       2.32       2.13       1.21       1.46       1.37

  Liquids:
  Oil and condensate:
    Total production (MBbls)..........................      1,919      1,137        964      1,389      1,498      1,308
    Sales price received (per Bbl)....................  $   12.16      18.20      20.03      11.95      18.07      20.64
    Effects of energy swaps (per Bbl)(2)..............        .45       (.23)     (1.07)      1.06       (.08)     (1.82)
                                                        ---------  ---------  ---------  ---------  ---------  ---------

    Average sales price (per Bbl).....................  $   12.61      17.97      18.96      13.01      17.99      18.82
  Natural gas liquids:
    Total production (MBbls)..........................        486        130        140        475        442        337
    Average sales price (per Bbl).....................  $    7.00      10.62      10.48       7.25      12.42      11.87

  Total liquids production (MBbls)....................      2,405      1,267      1,104      1,864      1,940      1,645
  Average sales price (per Bbl).......................  $   11.48      17.21      17.88      11.54      16.72      17.40

Average production cost (per MCFE)(3).................  $     .48        .50        .56        .46        .58        .52

------------------------

(1) Total natural gas production includes scheduled deliveries under volumetric production payments, net of royalties, of 801 MMCF and 3,168 MMCF 1997 and 1996, respectively. Natural gas delivered pursuant to volumetric production payment agreements represented approximately 2% and 7% of total natural gas production 1997 and 1996, respectively. On June 30, 1997 the Company repurchased its last remaining volumetric production payment. For further information concerning volumes and prices recorded under volumetric production payments, see Note 5 of Notes to Consolidated Financial Statements.

(2) Energy swaps were entered into to hedge the price of spot market volumes against price fluctuations. Hedged natural gas volumes were 26,527 MMCF, 13,990 MMCF and 12,741 MMCF for the years ended December 31, 1998, 1997 and 1996, respectively. Hedged oil and condensate volumes were 392,900 barrels, 949,000 barrels and 895,600 barrels for 1998, 1997 and 1996, respectively. The aggregate gains (losses) under energy swap agreements were $6,305,000, $(7,439,000) and $(10,422,000), respectively, for the years ended December 31, 1998, 1997 and 1996 and were accounted for as increases (reductions) to oil and gas sales.

(3) Production costs were converted to common units of measure using a conversion ratio of one barrel of oil to six MCF of natural gas and one long ton of sulfur to 15 MCF of natural gas. Such production costs exclude all depreciation, depletion and provision for impairment associated with property and equipment.

PRODUCTIVE WELLS

    The following summarizes total gross and net productive wells of Forest at December 31, 1998:

                                                                        PRODUCTIVE WELLS(1)
                                                                    ----------------------------
                                                                     UNITED STATES     CANADA
                                                                    ---------------  -----------
Gross(2)
  Gas.............................................................           352            358
  Oil.............................................................            70            440
                                                                           -----          -----
    Totals(3).....................................................           422            798
                                                                           -----          -----
                                                                           -----          -----

Net(4)
  Gas.............................................................         142.5          130.0
  Oil.............................................................          29.2          217.6
                                                                           -----          -----
    Totals........................................................         171.7          347.6
                                                                           -----          -----
                                                                           -----          -----

------------------------

(1) Productive wells are producing wells and wells capable of production, including wells that are shut-in.

(2) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

(3) Includes 23 dual completions in the United States and 17 dual completions in Canada. Dual completions are counted as one well. If one completion is an oil completion, the well is classified as an oil well.

(4) A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

DEVELOPED AND UNDEVELOPED ACREAGE

    Forest held acreage as set forth below at December 31, 1998 and 1997. A majority of the developed acreage is subject to mortgage liens securing our bank indebtedness.

                                                                  DEVELOPED ACREAGE(1)    UNDEVELOPED ACREAGE(2)
                                                                  --------------------  --------------------------
                                                                  GROSS(3)    NET(4)      GROSS(3)       NET(4)
                                                                  ---------  ---------  ------------  ------------
United States:
  Louisiana offshore............................................    117,947     53,498        61,133        42,118
  Texas onshore.................................................     82,134     31,457        42,195        11,393
  Texas offshore................................................     36,742     23,624        52,057        29,004
  Oklahoma......................................................     26,068      5,052         6,892         2,465
  Wyoming.......................................................     10,217      5,604        90,170        52,379
  Other.........................................................     19,765      9,429        23,963        10,912
                                                                  ---------  ---------  ------------  ------------
                                                                    292,873    128,664       276,410       148,271

Canada:
  Alberta.......................................................    261,365    117,853       322,971       189,011
  Ontario.......................................................     10,707      5,354       303,681       151,840
  Northwest Territories.........................................         --         --       718,166       350,133
  Beaufort Sea..................................................         --         --       384,744         7,248
  British Columbia offshore.....................................         --         --       112,308       112,308
  Other.........................................................     39,523     23,615        61,216        32,520
                                                                  ---------  ---------  ------------  ------------
                                                                    311,595    146,822     1,903,086       843,060

Other:
  South Africa..................................................         --         --     8,100,000     7,290,000
  Switzerland...................................................         --         --     3,400,000     3,060,000
  Tunisia.......................................................         --         --     2,520,420     2,520,420
  Germany.......................................................         --         --     1,369,775     1,369,775
  Albania.......................................................         --         --     1,113,185       333,956
  Italy.........................................................         --         --     1,039,090       917,725
  Romania.......................................................         --         --       766,900       766,900
  Thailand......................................................         --         --       730,675       730,675
                                                                  ---------  ---------  ------------  ------------
                                                                         --         --    19,040,045    16,989,451
                                                                  ---------  ---------  ------------  ------------
Total acreage at December 31, 1998..............................    604,468    275,486    21,219,541    17,980,782
                                                                  ---------  ---------  ------------  ------------
                                                                  ---------  ---------  ------------  ------------
Total acreage at December 31, 1997..............................    707,710    301,579     1,499,682       523,783
                                                                  ---------  ---------  ------------  ------------
                                                                  ---------  ---------  ------------  ------------

------------------------

(1) Developed acres are those acres which are spaced or assigned to productive wells.

(2) Undeveloped acres are considered to be those acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves. It should not be confused with undrilled acreage held by production under the terms of a lease.

(3) A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(4) A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

During 1998, Forest's gross and net developed acreage decreased approximately 15% and 9%, respectively, as a result of sales of producing properties. Gross and net undeveloped acreage increased significantly as a result of international projects acquired in 1998.

Approximately 13% of our net undeveloped acreage at December 31, 1998 is under leases that have terms expiring in 1999, if not held by production, and approximately 13% of net undeveloped acreage will expire in 2000 if not also held by production.

DRILLING ACTIVITY

Forest owned interests in gross and net exploratory and development wells for the years ended December 31, 1998, 1997 and 1996 as set forth below. This information does not include wells drilled under farmout agreements.

                                                                                     UNITED STATES                     CANADA
                                                                         -------------------------------------  --------------------
                                                                            1998         1997         1996        1998       1997
                                                                            -----        -----        -----     ---------  ---------
Gross Exploratory Wells:
  Dry(1)...............................................................           6            4            4           7          5
  Productive(2)........................................................           7            8            9           2          7
                                                                                 --           --           --
                                                                                                                      ---        ---
                                                                                 13           12           13           9         12
                                                                                 --           --           --
                                                                                 --           --           --
                                                                                                                      ---        ---
                                                                                                                      ---        ---
Net Exploratory Wells:(3)
  Dry(1)...............................................................         4.3          1.4          2.0         5.6        3.9
  Productive(2)........................................................         4.7          4.0          3.5          .7        5.3
                                                                                 --           --           --
                                                                                                                      ---        ---
                                                                                9.0          5.4          5.5         6.3        9.2
                                                                                 --           --           --
                                                                                 --           --           --
                                                                                                                      ---        ---
                                                                                                                      ---        ---
Gross Development Wells:
  Dry(1)...............................................................          --            5            3           2         15
  Productive(2)........................................................           9           13           15          14         31
                                                                                 --           --           --
                                                                                                                      ---        ---
                                                                                  9           18           18          16         46
                                                                                 --           --           --
                                                                                 --           --           --
                                                                                                                      ---        ---
                                                                                                                      ---        ---
Net Development Wells:(3)
  Dry(1)...............................................................          --           .7           .5         2.0       10.6
  Productive(2)........................................................         2.6          4.0          1.9        10.0       21.5
                                                                                 --           --           --
                                                                                                                      ---        ---
                                                                                2.6          4.7          2.4        12.0       32.1
                                                                                 --           --           --
                                                                                 --           --           --
                                                                                                                      ---        ---
                                                                                                                      ---        ---


                                                                           1996
                                                                         ---------
Gross Exploratory Wells:
  Dry(1)...............................................................          4
  Productive(2)........................................................          2

                                                                               ---
                                                                                 6

                                                                               ---
                                                                               ---
Net Exploratory Wells:(3)
  Dry(1)...............................................................        2.9
  Productive(2)........................................................        1.4

                                                                               ---
                                                                               4.3

                                                                               ---
                                                                               ---
Gross Development Wells:
  Dry(1)...............................................................          4
  Productive(2)........................................................         70

                                                                               ---
                                                                                74

                                                                               ---
                                                                               ---
Net Development Wells:(3)
  Dry(1)...............................................................         .9
  Productive(2)........................................................       19.9

                                                                               ---
                                                                              20.8

                                                                               ---
                                                                               ---

------------------------

(1) A dry well (hole) is a well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

(2) Productive wells are producing wells and wells capable of production, including wells that are shut-in.

(3) A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

SALES AND MARKETS

    OIL AND GAS OPERATIONS. Forest's U.S. production is generally sold at the wellhead to oil and natural gas purchasing companies in the areas where it is produced. Liquids are typically sold under short-term contracts at prices based upon posted field prices. Natural gas in the U.S. is generally sold month to month on the spot market. Currently, nearly all of our U.S. natural gas is sold at the wellhead at spot market prices. The term "spot market" as used herein refers to contracts with a term of six months or less or contracts which call for a redetermination of sales prices every six months or earlier. We believe that the loss of one or more of our current natural gas spot purchasers should not have a material adverse effect on Forest's business in the United States because any individual spot purchaser could be readily replaced by another spot purchaser who would pay approximately the same sales price.

    In Canada, liquids are typically sold under short-term contracts at prices based upon posted field prices. Canadian Forest's natural gas production is sold primarily through the ProMark Netback Pool which is operated by ProMark, the marketing subsidiary of Canadian Forest. Canadian Forest sold approximately 85% of its natural gas production through the ProMark Netback Pool in 1998.

    MARKETING AND TRADING ACTIVITIES. The ProMark Netback Pool matches major end users with providers of gas supply through arranged transportation channels, and uses a netback pricing mechanism to establish the wellhead price paid to producers. Under this netback arrangement, producers receive the blended market price less related transportation and other direct costs. ProMark charges a marketing fee for marketing and administering the gas supply pool.

    The ProMark Netback Pool gas sales in 1998 averaged 129 MMCF per day, of which Canadian Forest supplied approximately 35 MMCF per day or 27%. Approximately 26% of the volumes sold in the ProMark Netback Pool in 1998 were sold at fixed prices. The remainder of the volumes sold were priced in a variety of ways, including prices based on indices.

    In addition to operating the ProMark Netback Pool, ProMark provides two other marketing services for producers and purchasers of natural gas. ProMark manages long-term gas supply contracts for its industrial customers by providing full-service purchasing, accounting and gas nomination services for these customers on a fee-for-services basis. ProMark also buys and sells gas in its trading operation for terms as short as one day and as long as one to two years. Profits generated by trading are derived from the spread between the prices of gas purchased and sold. ProMark follows procedures to offset its gas purchase or sales commitments with other gas purchase or sales contracts, thereby limiting its exposure to price risk. We are, however, exposed to credit risk in that there exists the possibility that the counterparties to agreements will fail to perform their contractual obligations. The credit of counterparties is evaluated and letters of credit or parent guarantees are obtained when considered necessary to minimize credit risk.

REGULATION IN NORTHWEST TERRITORIES OF CANADA

    Currently, the provincial governments have jurisdiction over the exploration and development of oil and gas resources in the provinces of Canada and the federal government has jurisdiction over the exploration and development of oil and gas resources in the Canadian territories. The Yukon, Northwest Territories and Nunavut governments recently signed a Northern Cooperation Accord for the purpose of cooperating to seek jurisdiction over the oil and gas resources in these territories. If jurisdiction over the oil and gas resources in these territories were to be transferred to the territorial governments, the territorial governments would have the authority to regulate the grant of drilling permits, the construction of pipelines and other matters affecting oil and gas exploration and development activities. We are unable to predict whether any transfer of jurisdiction to the territorial governments would affect our proposed exploration and development activities in the Northwest Territories, although it is possible that the territorial governments would adopt policies or regulations that could delay or limit our proposed exploration and development activities, delay or prevent the construction of pipelines or result in the payment of higher royalties or taxes than would otherwise be the case under the current federal regulatory framework.

                                   MANAGEMENT

    The following table sets forth information regarding the names, ages, positions and business experience of each of Forest's executive officers and directors.

                                                     YEARS WITH
NAME                                      AGE          FOREST                                OFFICE
------------------------------------      ---      ---------------  ---------------------------------------------------------

Robert S. Boswell...................          49             13     President since November 1993 and Chief Executive Officer
                                                                      since December 1995 and Chief Financial Officer until
                                                                      December 1995. Member of the Board of Directors since
                                                                      1986. Member of the Company's Executive Committee.
                                                                      Director of C.E. Franklin Ltd.

David H. Keyte......................          43             11     Executive Vice President and Chief Financial Officer
                                                                      since November 1997. Vice President and Chief Financial
                                                                      Officer December 1995. Vice President and Chief
                                                                      Accounting Officer from December 1993 until December
                                                                      1995. Chairman of the Company's Employee Benefits
                                                                      Committee.

Forest D. Dorn......................          44             21     Senior Vice President--Gulf Coast Region since November
                                                                      1997. Vice President--Gulf Coast Region August 1996.
                                                                      Prior thereto Vice President and General Business
                                                                      Manager from December 1993 to August 1996. Member of
                                                                      the Company's Employee Benefits Committee.

Neal A. Stanley.....................          51              3     Senior Vice President--Western Region since November
                                                                      1997. Vice President--Western Region August 1996. Prior
                                                                      thereto President of Teton Oil and Gas Corporation.

J. Walter Knell.....................          48             12     Vice President-Gulf Coast Offshore since May 1999. Prior
                                                                      thereto Gulf Coast Offshore Business Unit Manager.

Joan C. Sonnen......................          46             10     Vice President-Controller and Corporate Secretary since
                                                                      May 1999. Corporate Secretary since March 1999 and
                                                                      Controller since December 1993. Member of the Company's
                                                                      Employee Benefits Committee.

Donald H. Stevens...................          46              1     Vice President--Capital Markets and Treasurer since
                                                                      December 1998. Vice President--Capital Markets and
                                                                      Strategic Initiatives August 1997. Prior thereto Vice
                                                                      President--Corporate Relations and Capital Markets of
                                                                      Barrett Resources Corporation.

                                                                              PRINCIPAL OCCUPATION,
                                                                              POSITIONS WITH COMPANY
                                           YEARS WITH                        AND BUSINESS EXPERIENCE
NAME                               AGE       FOREST                           DURING LAST FIVE YEARS
------------------------------  ---------  -----------  ------------------------------------------------------------------
William L. Dorn...............         50          28   Chairman of the Board and Chairman of the Executive Committee.
                                                          Chief Executive Officer until December 1995. Chairman of the
                                                          Nominating Committee. Member of the Board of Directors since
                                                          1982.

Philip F. Anschutz............         59           4   Director. Member of the Nominating Committee. Director and
                                                          Chairman of the Board of The Anschutz Corporation and its
                                                          corporate parent, Anschutz Company, for more than five years, and President of The Anschutz Corporation and Anschutz Company
                                                          until December 1996. Director and Chairman of the Board of Qwest
                                                          Communications International Inc. since February 1997 and
                                                          Director and Chairman of the Board of Qwest Communications
                                                          Corporation from November 1993 until September 1997. Director and Vice Chairman of Union Pacific Corporation since September
                                                          1996. Director and Chairman of Southern Pacific Rail Corporation
                                                          ("SPRC") from 1988 to September 1996, and President and Chief
                                                          Executive Officer of SPRC from 1988 to 1993.

William L. Britton............         64           3   Director. Member of the Audit Committee. Partner in the law firm of Bennett Jones. Director of Akita Drilling Ltd., ATCO Ltd.,
                                                          Canadian Western Natural Gas Ltd., Canadian Utilities Limited,
                                                          CanUtilities Holdings Ltd. and Northwestern Utilities Limited.

Cortlandt S. Dietler..........         77           2   Director. Member of the Compensation Committee. Chairman and Chief
                                                          Executive Officer of TransMontaigne Inc. since April 1995. Prior thereto founder, Chairman and Chief Executive Officer of
                                                          Associated Natural Gas Corporation prior to its 1994 merger with
                                                          Panhandle Eastern Corporation. Advisory Director of PanEnergy
                                                          Corporation. Director of TransMontaigne Inc., Hallador Petroleum
                                                          Company, Key Production Company, Inc. and Grease Monkey Holding
                                                          Corporation.

Cannon Y. Harvey..............         58           0   Director. Director, President and Chief Operating Officer of The
                                                          Anschutz Corporation and Anschutz Company. Director of Qwest
                                                          Communications International Inc. Executive Vice
                                                          President--Finance and Law of SPRC from February 1995 until
                                                          September 1996; Senior Vice President and General Counsel of
                                                          SPRC from September 1993 to February 1995; Vice President--
                                                          Finance and Law and General Counsel of SPRC from May 1993 to
                                                          September 1993.

James H. Lee..................         50           8   Director. Member of the Executive Committee. Chairman of the Audit
                                                          Committee. Managing Partner, Lee, Hite & Wisda Ltd., a private oil and gas consulting firm.

                                                                              PRINCIPAL OCCUPATION,
                                                                              POSITIONS WITH COMPANY
                                           YEARS WITH                        AND BUSINESS EXPERIENCE
NAME                               AGE       FOREST                           DURING LAST FIVE YEARS
------------------------------  ---------  -----------  ------------------------------------------------------------------
J. J. Simmons, III............         74           2   Director. Member of the Audit Committee. President of The Simmons
                                                          Company, a consulting firm. Vice Chairman of the Surface
                                                          Transportation Board from 1995 to 1996 and prior thereto
                                                          Commissioner--Vice Chairman of the U.S. Interstate Commerce
                                                          Commission.

Craig D. Slater...............         42           4   Director. Member of the Executive Committee and the Compensation
                                                          Committee. President of Anschutz Investment Company since August
                                                          1997. Vice President of Acquisitions and Investments of both The
                                                          Anschutz Corporation and Anschutz Company since 1995. Corporate
                                                          Secretary of The Anschutz Corporation and Anschutz Company from
                                                          1991 to 1996, and other positions with The Anschutz Corporation and Anschutz Company from 1988 to 1995. Director of Qwest
                                                          Communications International Inc. since February 1997 and
                                                          Director of Qwest Communications Corporation since November
                                                          1996. Director of Internet Communications Corporation since
                                                          September 1996.

Michael B. Yanney.............         65           7   Director. Chairman of the Compensation Committee. Member of the
                                                          Nominating Committee. Chairman and Chief Executive Officer of
                                                          the America First Companies, L.L.C. Director of Burlington
                                                          Northern Santa Fe Corporation, Level 3 Communications, Inc. and
                                                          RCN Corporation.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

                                                                                                       NUMBER OF
NAME                                                                                                     SHARES
-----------------------------------------------------------------------------------------------------  ----------
Salomon Smith Barney Inc.............................................................................   1,701,000
Credit Suisse First Boston Corporation...............................................................   1,701,000
Goldman, Sachs & Co..................................................................................   1,215,000
Morgan Stanley & Co. Incorporated....................................................................   1,215,000
Banc of America Securities LLC.......................................................................   1,134,000
Petrie Parkman & Co., Inc............................................................................   1,134,000
Dain Rauscher Wessels................................................................................     225,000
Howard, Weil, Labouisse, Friedrichs Incorporated.....................................................     225,000
Johnson Rice & Company L.L.C.........................................................................     225,000
Stephens Inc.........................................................................................     225,000
                                                                                                       ----------
        Total........................................................................................   9,000,000
                                                                                                       ----------
                                                                                                       ----------

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

    The underwriters, for whom Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Petrie Parkman & Co., Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the public offering price less a concession not in excess of $0.45 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

    We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,350,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

    We, for a period of 90 days, and our officers and directors, for a period of 90 days, have agreed that from the date of this prospectus supplement, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

    The common stock is listed on the New York Stock Exchange under the symbol "FST."

    The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of our common stock.

                                                                                              PAID BY FOREST
                                                                                        --------------------------
                                                                                                          FULL
                                                                                        NO EXERCISE     EXERCISE
                                                                                        ------------  ------------
Per share.............................................................................  $       0.75   $     0.75
Total.................................................................................  $  6,750,000   $7,762,500

    In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress.

    The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or market stabilizing purchases, repurchases shares originally sold by that syndicate member.

    Any of these activities may cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of such transactions. These transactions may be effected on the New York Stock Exchange or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our total expenses for this offering will be $750,000.

    The representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

    As described under "Use of Proceeds," Forest intends to use the net proceeds from this offering to repay indebtedness outstanding under the global credit facility. Certain of the lenders under the global credit facility are affiliates of certain of the underwriters. These lenders will in the aggregate receive more than 10% of the net proceeds from this offering in the form of repayment of borrowings outstanding under the global credit facility. Accordingly, this offering is being made pursuant to Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

    The validity of the shares of common stock being offered hereby and certain other legal matters in connection with this offering are being passed upon for Forest by Vinson & Elkins L.L.P., New York, New York. Certain legal matters related to the shares of common stock will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements of Forest Oil Corporation as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference and included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference and appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The audited statement of oil and gas revenue and direct operating and production expenses of Forest Oil Corporation's interest in certain oil and gas producing properties for the year ended December 31, 1997, which appears in Form 8-K/A of Forest Oil Corporation dated February 3, 1998, incorporated by reference in the base Prospectus, has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference in the base Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       GLOSSARY OF CERTAIN INDUSTRY TERMS

    The definitions set forth below shall apply to the indicated terms as used in this prospectus supplement. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

    BCF.  One billion cubic feet of gas.

    BCFE. One billion cubic feet of gas equivalent. Determined using the ratio of one barrel of crude oil to six MCF of natural gas.

    BBL. One stock tank barrel, or 42 U S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

    BBLS/D. One stock tank barrel or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons, per day.

    BTU. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

    DEVELOPMENT WELL. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

    EXPLORATORY WELL. A well drilled to find and produce oil or gas reserves not classified as proved to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

    GAAP.  Generally accepted accounting principles.

    GROSS ACRES or GROSS WELLS. The total acres or wells, as the case may be, in which a working interest is owned.

    MBBLS.  One thousand barrels of crude oil or other liquid hydrocarbons.

    MCF.  One thousand cubic feet of gas.

    MCFE. One thousand cubic feet of gas equivalent. Determined using the ratio of one barrel of crude oil to six MCF of natural gas.

    MMBLS.  One million barrels of crude oil or other liquid hydrocarbons.

    MMBTU.  One million British thermal units.

    MMCF.  One million cubic feet of gas.

    MMCF/D.  One million cubic feet of gas per day.

    MMCFE. One million cubic feet of gas equivalent. Determined using the ratio of one barrel of crude oil to six MCF of natural gas.

    MMCFE/D.  One million cubic feet of gas equivalent per day.

    NET ACRES or net WELLS. The sum of the fractional working interests owned in gross acres or gross wells.

    PRESENT VALUE. When used with respect to oil and gas reserves, present value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date of the report or estimate, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

    PRODUCTION PAYMENT. An obligation of the purchaser of a property to pay a specified portion of gross revenues less related production taxes and transportation costs of the purchased property interest to the seller of the property.

    PRODUCTIVE WELL. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    PROVED DEVELOPED RESERVES. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

    PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    TCF.  One trillion cubic feet of gas.

    UNDEVELOPED ACREAGE. Lease acreage or exploration license on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

    WORKING INTEREST. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production of any hydrocarbons produced on the lease. A working interest in an oil and gas lease also entitles its owner to a proportionate interest in any well located on the lands covered by the lease, subject to all royalties, overriding royalties and other burdens, to all costs and expenses of exploration, development and operation of any well located on the lease, and to all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  Condensed Consolidated Balance Sheets as of June 30, 1999 and December 31, 1998 (Unaudited)..............  F-2

  Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 1999 and 1998
    (Unaudited)............................................................................................  F-3

  Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1999 and 1998
    (Unaudited)............................................................................................  F-4

  Notes to Condensed Consolidated Financial Statements (Unaudited).........................................  F-5

CONSOLIDATED FINANCIAL STATEMENTS

  Independent Auditors' Report.............................................................................  F-14

  Consolidated Balance Sheets as of December 31, 1998 and 1997.............................................  F-15

  Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997 and 1996...............  F-16

  Consolidated Statements of Shareholders' Equity..........................................................  F-17

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996...............  F-18

  Notes to Consolidated Financial Statements...............................................................  F-19

FOREST OIL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

                                                                                          JUNE 30,   DECEMBER 31,
                                                                                            1999         1998
                                                                                         ----------  ------------
                                                                                              (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents............................................................  $    2,413        3,415
  Accounts receivable..................................................................      53,754       55,587
  Other current assets.................................................................       4,299        2,374
                                                                                         ----------  ------------
    Total current assets...............................................................      60,466       61,376
Net property and equipment, at cost....................................................     666,480      663,310
Goodwill and other intangible assets, net..............................................      22,617       22,689
Other assets...........................................................................       9,397       12,361
                                                                                         ----------  ------------
                                                                                         $  758,960      759,736
                                                                                         ----------  ------------
                                                                                         ----------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................................  $   48,044       49,389
  Accrued interest.....................................................................       9,240        9,970
  Other current liabilities............................................................       4,784        1,669
                                                                                         ----------  ------------
    Total current liabilities..........................................................      62,068       61,028
Long-term debt.........................................................................     502,671      505,450
Other liabilities......................................................................      14,375       16,181
Deferred income taxes..................................................................       7,587        8,086

Shareholders' equity:
  Common stock.........................................................................       4,465        4,465
  Capital surplus......................................................................     590,010      589,972
  Accumulated deficit..................................................................    (410,557)    (415,050)
  Accumulated other comprehensive loss.................................................     (11,210)      (9,948)
  Treasury stock, at cost..............................................................        (449)        (448)
                                                                                         ----------  ------------
    Total shareholders' equity.........................................................     172,259      168,991
                                                                                         ----------  ------------
                                                                                         $  758,960      759,736
                                                                                         ----------  ------------
                                                                                         ----------  ------------

     See accompanying notes to condensed consolidated financial statements.

FOREST OIL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
                                                                                             (IN THOUSANDS EXCEPT
                                                                                              PER SHARE AMOUNTS)
Revenue:
  Marketing and processing................................................................  $   88,020      68,842
  Oil and gas sales:
    Gas...................................................................................      65,253      56,507
    Oil, condensate and natural gas liquids...............................................      24,666      25,320
                                                                                            ----------  ----------
      Total oil and gas sales.............................................................      89,919      81,827
                                                                                            ----------  ----------
    Total revenue.........................................................................     177,939     150,669
Operating expenses:
  Marketing and processing................................................................      83,851      65,264
  Oil and gas production..................................................................      23,703      18,204
  General and administrative..............................................................       7,981       9,177
  Depreciation and depletion..............................................................      44,366      47,195
                                                                                            ----------  ----------
    Total operating expenses..............................................................     159,901     139,840
                                                                                            ----------  ----------
Earnings from operations..................................................................      18,038      10,829
Other income and expense:
  Other (income) expense, net.............................................................         (97)     (6,782)
  Interest expense........................................................................      21,064      18,261
  Translation (gain) loss on subordinated debt............................................      (6,517)      3,162
                                                                                            ----------  ----------
    Total other income and expense........................................................      14,450      14,641
                                                                                            ----------  ----------
Earnings (loss) before income taxes and extraordinary item................................       3,588      (3,812)
Income tax expense (benefit):
  Current.................................................................................         (81)        949
  Deferred................................................................................        (824)        646
                                                                                            ----------  ----------
                                                                                                  (905)      1,595
                                                                                            ----------  ----------
Earnings (loss) before extraordinary item.................................................       4,493      (5,407)
Extraordinary item--gain on extinguishment of debt........................................          --       6,196
                                                                                            ----------  ----------
Net earnings..............................................................................  $    4,493         789
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average number of common shares outstanding......................................      44,651      37,350
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Basic and diluted earnings (loss) per common share:
  Earnings (loss) attributable to common stock before extraordinary item..................  $      .10        (.14)
  Extraordinary item--gain on extinguishment of debt......................................          --         .16
                                                                                            ----------  ----------
  Earnings attributable to common stock...................................................  $      .10         .02
                                                                                            ----------  ----------
                                                                                            ----------  ----------

     See accompanying notes to condensed consolidated financial statements.

FOREST OIL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                          ------------------------
                                                                                             1999         1998
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings (loss) before extraordinary item.........................................  $     4,493       (5,407)
  Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
    Depreciation and depletion..........................................................       44,366       47,195
    Translation (gain) loss on subordinated debt........................................       (6,517)       3,162
    Amortization of deferred debt costs.................................................          610          420
    Deferred income tax expense (benefit)...............................................         (824)         646
    Other, net..........................................................................       (3,210)         232
    Decrease in accounts receivable.....................................................        3,087        9,593
    Increase in other current assets....................................................       (2,093)      (5,513)
    Increase (decrease) in accounts payable.............................................         (381)       1,370
    Increase in accrued interest and other current liabilities..........................          291        5,381
                                                                                          -----------  -----------
      Net cash provided by operating activities.........................................       39,822       57,079

Cash flows from investing activities:
  Capital expenditures for property and equipment.......................................      (48,656)    (389,422)
  Less stock issued for acquisition.....................................................           --       81,784
                                                                                          -----------  -----------
                                                                                              (48,656)    (307,638)
  Proceeds from sales of assets.........................................................       14,781        4,411
  Increase in other assets, net.........................................................         (976)      (1,554)
                                                                                          -----------  -----------
      Net cash used by investing activities.............................................      (34,851)    (304,781)

Cash flows from financing activities:
  Proceeds from bank borrowings.........................................................       66,151      380,504
  Repayments of bank borrowings.........................................................     (168,780)    (211,652)
  Issuance of 10 1/2% senior subordinated notes, net of issuance costs..................       98,825           --
  Issuance of 8 3/4% senior subordinated notes, net of issuance costs...................           --       74,620
  Redemption of 11 1/2% senior subordinated notes.......................................          (45)          --
  Increase (decrease) in other liabilities, net.........................................       (2,081)        (552)
                                                                                          -----------  -----------
      Net cash provided (used) by financing activities..................................       (5,930)     242,920
Effect of exchange rate changes on cash.................................................          (43)          19
                                                                                          -----------  -----------
Net decrease in cash and cash equivalents...............................................       (1,002)      (4,763)
Cash and cash equivalents at beginning of period........................................        3,415       18,191
                                                                                          -----------  -----------
Cash and cash equivalents at end of period..............................................  $     2,413       13,428
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Cash paid during the period for:
  Interest..............................................................................  $    23,286       12,051
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Income taxes..........................................................................  $       470        1,312
                                                                                          -----------  -----------
                                                                                          -----------  -----------

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(1) BASIS OF PRESENTATION

________________________________________________________________________________

The condensed consolidated financial statements included herein are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, have been made which are necessary for a fair presentation of the financial position of the Company at June 30, 1999 and the results of operations for the six month periods ended June 30, 1999 and 1998. Interim results are not necessarily indicative of expected annual results because of the impact of fluctuations in prices received for liquids (oil, condensate and natural gas liquids) and natural gas and other factors. For a more complete understanding of the Company's operations and financial position, reference is made to the consolidated financial statements of the Company, and related notes thereto, filed with the Company's annual report on Form 10-K for the year ended December 31, 1998, previously filed with the Securities and Exchange Commission.

The components of total comprehensive income (loss) for the periods consist of net earnings (loss), foreign currency translation and changes in the unfunded pension liability and are as follows:

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Net earnings...............................................................  $   4,493        789
Other comprehensive loss...................................................     (1,262)    (1,003)
                                                                             ---------  ---------
Total comprehensive earnings (loss)........................................  $   3,231       (214)
                                                                             ---------  ---------
                                                                             ---------  ---------

(2) ACQUISITIONS

________________________________________________________________________________

In February 1998, the Company purchased interests in oil and natural gas properties in 13 fields located onshore Louisiana (the Louisiana Acquisition) from a private company for total consideration of approximately $230,776,000. The consideration consisted of approximately $216,557,000 of cash, funded primarily from the Company's bank credit facility, and the issuance of $75,000,000 principal amount of 8 3/4% subordinated notes (see Note 6) and 1,000,000 shares of the Company's Common Stock. Estimated proved reserves acquired in the Louisiana Acquisition were approximately 189 BCFE at the time of purchase.

In June 1998, Forest issued 5,950,000 shares of common stock to The Anschutz Corporation in exchange for certain oil and gas assets (the Anschutz Acquisition). The oil and gas assets acquired included an interest in The Anschutz Ranch East Field located in Utah and Wyoming. Forest's interest in this field had net proved developed producing reserves estimated at approximately 72 BCFE at the date of acquisition. The Company acquired all of Anschutz's Canadian oil and gas assets, comprised primarily of approximately 170,000 net acres of undeveloped land, as well as 5.2 BCFE of estimated proved reserves. The acquisition also included certain of Anschutz's international oil and gas assets comprised of 13 international projects encompassing approximately 18 million net acres of undeveloped land.

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(3) SUBSIDIARIES

________________________________________________________________________________

SAXON PETROLEUM INC.

In December 1995 the Company purchased a 56% economic (49% voting) interest in Saxon Petroleum Inc. (Saxon) for approximately $22,000,000. Saxon was a Canadian exploration and production company with headquarters in Calgary, Alberta and operations concentrated in western Alberta. Since Forest had majority voting control over Saxon as a result of the voting common shares owned and proxies that it held, it accounted for Saxon as a consolidated subsidiary from the date of its acquisition. During 1997 Forest converted preferred shares of Saxon into common shares and acquired additional common shares of Saxon pursuant to an equity participation agreement. These transactions increased Forest's ownership in Saxon to a 65% economic (49% voting) interest. In August 1998, the Company acquired all of the outstanding common shares of Saxon not previously owned by Forest in exchange for 1,081,256 shares of Forest Common Stock. A former officer of Saxon returned 9,922 shares of Forest Common Stock to Saxon in exchange for extinguishment of a loan. These shares have been recorded as treasury stock at June 30, 1999.

In October 1998 ownership of Saxon was transferred from Forest to its wholly owned subsidiary, Canadian Forest Oil Ltd. In June 1999 Saxon was liquidated into Canadian Forest.

CANADIAN FOREST OIL LTD.

In January 1996, the Company acquired ATCOR Resources Ltd. of Calgary, Alberta for approximately $136,000,000, including acquisition costs of approximately $1,000,000. The purchase was funded by the net proceeds of a Common Stock offering and approximately $8,300,000 drawn under the Company's bank credit facility. The exploration and production business of ATCOR was renamed Canadian Forest Oil Ltd. (Canadian Forest). Canadian Forest's principal reserves and producing properties are located in Alberta and British Columbia, Canada. As part of the Canadian Forest acquisition, Forest also acquired ATCOR's natural gas marketing business, which was renamed Producers Marketing Ltd. (ProMark).

Canadian Forest is the issuer of the 8 3/4% Senior Subordinated Notes (the
8 3/4% Notes) (see Note 6). The Company has not presented separate financial statements and other disclosures concerning Canadian Forest because management has determined that such information is not material to holders of the 8 3/4% Notes; however, the following summarized consolidated financial information is being provided for Canadian Forest as of June 30, 1999 and December 31, 1998 and for the six month periods ended June 30,

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(3) SUBSIDIARIES (CONTINUED)

________________________________________________________________________________
1999 and 1998. These amounts include the effects of the transfer of the Company's investment in Saxon to Canadian Forest effective October 1998.

                                                                                          JUNE 30,   DECEMBER 31,
CANADIAN FOREST OIL LTD.                                                                    1999         1998
---------------------------------------------------------------------------------------  ----------  ------------
                                                                                              (IN THOUSANDS)
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION:
    ASSETS
      Current assets...................................................................  $   21,622       22,240
      Net property and equipment.......................................................     143,186      132,081
      Goodwill and other intangible assets, net........................................      22,617       22,689
      Investment in affiliate..........................................................      18,477           95
      Note receivable from parent......................................................       8,887       42,266
      Other assets.....................................................................       3,315        3,384
                                                                                         ----------  ------------
                                                                                         $  218,104      222,755
                                                                                         ----------  ------------
                                                                                         ----------  ------------
    LIABILITIES AND SHAREHOLDER'S EQUITY
      Current liabilities..............................................................  $   27,767       27,646
      Long-term debt...................................................................      30,181       35,398
      8 3/4% Senior Subordinated Notes.................................................     199,977      199,976
      Other liabilities................................................................         329          345
      Deferred income taxes............................................................       8,979        9,656
      Shareholder's equity (deficit)...................................................     (49,129)     (50,266)
                                                                                         ----------  ------------
                                                                                         $  218,104      222,755
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                                                                                              SIX MONTHS ENDED JUNE
                                                                                                       30,
                                                                                              ---------------------
                                                                                                 1999       1998
                                                                                              ----------  ---------
                                                                                                 (IN THOUSANDS)
SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION:
      Revenue...............................................................................  $  102,051     78,179
                                                                                              ----------  ---------
                                                                                              ----------  ---------
      Income (loss) before income taxes.....................................................  $    1,919     (5,815)
                                                                                              ----------  ---------
                                                                                              ----------  ---------
      Net income (loss).....................................................................  $    3,063     (5,529)
                                                                                              ----------  ---------
                                                                                              ----------  ---------

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(4) NET PROPERTY AND EQUIPMENT

________________________________________________________________________________

Components of net property and equipment are as follows:

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1999          1998
                                                                                       ------------  ------------
                                                                                             (IN THOUSANDS)
      Oil and gas properties.........................................................  $  2,078,925    2,029,352
      Buildings, transportation and other equipment..................................        13,271       12,356
                                                                                       ------------  ------------
                                                                                          2,092,196    2,041,708
      Less accumulated depreciation, depletion and valuation allowance...............     1,425,716    1,378,398
                                                                                       ------------  ------------
                                                                                       $    666,480      663,310
                                                                                       ------------  ------------
                                                                                       ------------  ------------

(5) GOODWILL AND OTHER INTANGIBLE ASSETS

________________________________________________________________________________

Goodwill and other intangible assets recorded in the acquisition of the Company's gas marketing subsidiary consist of the following:

                                                                       JUNE 30,   DECEMBER 31,
                                                                         1999         1998
                                                                       ---------  -------------
                                                                            (IN THOUSANDS)
Goodwill.............................................................  $  15,562       14,980
Gas marketing contracts..............................................     13,578       13,070
                                                                       ---------       ------
                                                                          29,140       28,050
Less accumulated amortization........................................     (6,523)      (5,361)
                                                                       ---------       ------
                                                                       $  22,617       22,689
                                                                       ---------       ------
                                                                       ---------       ------

Goodwill is being amortized on a straight line basis over twenty years. The amount attributed to the value of gas marketing contracts acquired is being amortized on a straight line basis over the average life of such contracts of 12 years.

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(6) LONG-TERM DEBT

________________________________________________________________________________

Components of long-term debt are as follows:

                                                                      JUNE 30,   DECEMBER 31,
                                                                        1999         1998
                                                                     ----------  ------------
                                                                          (IN THOUSANDS)
Global Credit Facility:
  U.S. borrowings..................................................  $  165,000      261,400
  Canadian borrowings..............................................      30,181       10,456
Saxon Credit Facility..............................................          --       24,942
8 3/4% Senior Subordinated Notes...................................     199,977      199,976
10 1/2% Senior Subordinated Notes..................................      98,882           --
11 1/4% Senior Subordinated Notes..................................       8,631        8,676
                                                                     ----------  ------------
                                                                     $  502,671      505,450
                                                                     ----------  ------------
                                                                     ----------  ------------

On February 2, 1998 Canadian Forest issued $75,000,000 principal amount of
8 3/4% subordinated notes which were sold at 100.375%. Net proceeds were used to provide funds for the Louisiana Acquisition. The notes issued in 1998 were subsequently exchanged for notes of the same series of 8 3/4% Notes issued in September 1997.

The Company is required to recognize foreign currency translation gains or losses related to the 8 3/4% Notes because the debt is denominated in U.S. dollars and the functional currency of Canadian Forest is the Canadian dollar. As a result of the increase in the value of the Canadian dollar relative to the U.S. dollar during the first six months of 1999, the Company reported a translation gain of approximately $6,517,000 compared to a translation loss of $3,162,000 in the first six months of 1998.

In June 1998 the Company settled its remaining nonrecourse production payment obligation for 271,214 shares of the Company's Common Stock. The stock was valued at $3,750,000 based upon the weighted average trading price for the 10 day trading period preceding the closing date. The obligation, which originated in May 1992, had a remaining book value of approximately $9,966,000. As a result of this settlement, the Company recorded an extraordinary gain on extinguishment of debt of $6,196,000 (net of related expenses) in the second quarter of 1998.

In February 1999 Forest completed a public offering, at 98.811% of par, of $100,000,000 principal amount of 10 1/2% Senior Subordinated Notes due 2006.

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(7) EARNINGS (LOSS) PER SHARE

________________________________________________________________________________

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to common stock by the weighted average number of common shares outstanding during each period, excluding treasury shares.

Diluted earnings (loss) per share is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of stock options. The effect of potentially dilutive securities is based on earnings (loss) before extraordinary items.

The following sets forth the calculation of basic and diluted earnings per share:

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                           --------------------
                                                                            1999(1)    1998(2)
                                                                           ---------  ---------
                                                                           (IN THOUSANDS EXCEPT
                                                                            PER SHARE AMOUNTS)
Income (loss) before extraordinary item..................................  $   4,493     (5,407)
Weighted average common shares outstanding during the period.............     44,651     37,350
  Add dilutive effects of employee stock options.........................         96         --
                                                                           ---------  ---------
Weighted average common shares outstanding including the effects of
  dilutive securities....................................................     44,747     37,350
                                                                           ---------  ---------
                                                                           ---------  ---------
Basic earnings (loss) per share before extraordinary item................  $     .10       (.14)
                                                                           ---------  ---------
                                                                           ---------  ---------
Diluted earnings (loss) per share before extraordinary item..............  $     .10       (.14)
                                                                           ---------  ---------
                                                                           ---------  ---------

------------------------

(1) At June 30, 1999, options to purchase 1,758,000 shares of common stock at prices ranging from $11.25 to $25.00 per share were outstanding, but were not included in the computation of diluted earnings per share because the exercise prices of these options were greater than the average market price of the common stock during the periods. These options expire at various dates from 2003 through 2008.

(2) At June 30, 1998, options to purchase 1,915,000 shares of common stock at prices ranging from $11.25 to $25.00 per share were outstanding, but were not included in the computation of diluted earnings per share because the effect of the assumed exercise of these stock options was antidilutive. These options expire at various dates from 2003 through 2007.

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(8) BUSINESS AND GEOGRAPHICAL SEGMENTS

________________________________________________________________________________

Segment information has been prepared in accordance with Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (Statement No. 131). Forest has five reportable segments: oil and gas operations in the Gulf Coast Offshore Region, Gulf Coast Onshore Region, Western Region and in Canada, and marketing and processing operations in Canada. The segments were determined based upon the type of operations in each segment and the geographical location of each segment. The segment data presented below was prepared on the same basis as Forest's consolidated financial statements.

                                                              OIL AND GAS OPERATIONS
                                       --------------------------------------------------------------------
                                                                                                              MARKETING
                                         GULF COAST REGION                                                       AND
                                       ---------------------   WESTERN     TOTAL                             PROCESSING
SIX MONTHS ENDED JUNE 30, 1999          OFFSHORE    ONSHORE    REGION      U.S.        CANADA       TOTAL      CANADA
-------------------------------------  ----------  ---------  ---------  ---------  ------------  ---------  -----------
                                                                        (IN THOUSANDS)
Revenue..............................  $   39,838     17,880     13,931     71,649       18,464      90,113      87,826
Marketing and processing expense.....          --         --         --         --           --          --      83,851
Oil and gas production expense.......       6,894      8,595      2,593     18,082        5,621      23,703          --
General and administrative expense...       2,361      1,705      1,196      5,262        1,414       6,676       1,305
Depreciation and depletion expense...      22,650      8,174      4,335     35,159        7,730      42,889         945
                                       ----------  ---------  ---------  ---------  ------------  ---------  -----------
Earnings (loss) from operations......  $    7,933       (594)     5,807     13,146        3,699      16,845       1,725
                                       ----------  ---------  ---------  ---------  ------------  ---------  -----------
                                       ----------  ---------  ---------  ---------  ------------  ---------  -----------
Capital expenditures.................  $    7,813     15,092      2,386     25,291       17,289      42,580          --
                                       ----------  ---------  ---------  ---------  ------------  ---------  -----------
                                       ----------  ---------  ---------  ---------  ------------  ---------  -----------
Property and equipment, net..........  $  112,300    266,985    100,053    479,338      161,355     640,693          --
                                       ----------  ---------  ---------  ---------  ------------  ---------  -----------
                                       ----------  ---------  ---------  ---------  ------------  ---------  -----------


                                          TOTAL
SIX MONTHS ENDED JUNE 30, 1999           COMPANY
-------------------------------------  -----------

Revenue..............................     177,939
Marketing and processing expense.....      83,851
Oil and gas production expense.......      23,703
General and administrative expense...       7,981
Depreciation and depletion expense...      43,834
                                       -----------
Earnings (loss) from operations......      18,570
                                       -----------
                                       -----------
Capital expenditures.................      42,580
                                       -----------
                                       -----------
Property and equipment, net..........     640,693
                                       -----------
                                       -----------

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(8) BUSINESS AND GEOGRAPHICAL SEGMENTS (CONTINUED)

________________________________________________________________________________
Information for Forest's reportable segments relates to the Company's consolidated totals for the six months ended June 30, 1999 as follows:

                                                                                (IN THOUSANDS)
                                                                                --------------
EARNINGS BEFORE INCOME TAXES:
Earnings from operations for reportable segments..............................    $   18,570
Administrative asset depreciation.............................................          (532)
Other income, net.............................................................            97
Interest expense..............................................................       (21,064)
Translation gain on subordinated debt.........................................         6,517
                                                                                --------------
Earnings before income taxes..................................................    $    3,588
                                                                                --------------
                                                                                --------------

CAPITAL EXPENDITURES:
Reportable segments...........................................................    $   42,580
International interests.......................................................         4,771
Administrative assets and other...............................................         1,305
                                                                                --------------
Total capital expenditures....................................................    $   48,656
                                                                                --------------
                                                                                --------------

PROPERTY AND EQUIPMENT, NET:
Reportable segments...........................................................    $  640,693
International interests.......................................................        19,175
Administrative assets, net and other..........................................         6,612
                                                                                --------------
Total property and equipment, net.............................................    $  666,480
                                                                                --------------
                                                                                --------------

                                                              OIL AND GAS OPERATIONS
                                         -----------------------------------------------------------------
                                                                                                             MARKETING
                                           GULF COAST REGION                                                    AND
                                         ---------------------   WESTERN     TOTAL                          PROCESSING      TOTAL
SIX MONTHS ENDED JUNE 30, 1998            OFFSHORE    ONSHORE    REGION      U.S.      CANADA      TOTAL      CANADA       COMPANY
---------------------------------------  ----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                         (IN THOUSANDS)
Revenue................................  $   34,778     20,069      6,353     61,200     20,904     82,104      68,565      150,669
Marketing and processing
  expense..............................          --         --         --         --         --         --      65,264       65,264
Oil and gas production expense.........       6,196      4,364      1,889     12,449      5,755     18,204          --       18,204
General and administrative expense.....       2,217      2,172        689      5,078      2,658      7,736       1,441        9,177
Depreciation and depletion expense.....      23,128      9,279      1,334     33,741     11,831     45,572         975       46,547
                                         ----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Earnings from
  operations...........................  $    3,237      4,254      2,441      9,932        660     10,592         885       11,477
                                         ----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                         ----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Capital expenditures...................  $   37,022    251,621     72,692    361,335     27,403    388,738         (10)     388,728
                                         ----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                         ----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Property and equipment, net............  $  180,307    320,218    142,265    642,790    201,883    844,673       5,014      849,687
                                         ----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                         ----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------

FOREST OIL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

(8) BUSINESS AND GEOGRAPHICAL SEGMENTS (CONTINUED)

________________________________________________________________________________
Information for Forest's reportable segments relates to the Company's consolidated totals for the six months ended June 30, 1998 as follows:

                                                                                (IN THOUSANDS)
                                                                                --------------
LOSS BEFORE INCOME TAXES:
Earnings from operations for reportable segments..............................    $   11,477
Administrative asset depreciation.............................................          (648)
Other income, net.............................................................         6,782
Interest expense..............................................................       (18,261)
Translation gain on subordinated debt.........................................        (3,162)
                                                                                --------------
Loss before income taxes......................................................    $   (3,812)
                                                                                --------------
                                                                                --------------

CAPITAL EXPENDITURES:
Reportable segments...........................................................    $  388,728
Administrative assets and other...............................................           694
                                                                                --------------
Total capital expenditures....................................................    $  389,422
                                                                                --------------
                                                                                --------------

PROPERTY AND EQUIPMENT, NET:
Reportable segments...........................................................    $  849,687
Administrative assets, net and other..........................................         5,276
                                                                                --------------
Total property and equipment, net.............................................    $  854,963
                                                                                --------------
                                                                                --------------

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Forest Oil Corporation:

We have audited the accompanying consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forest Oil Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

KPMG LLP

Denver, Colorado
February 8, 1999

FOREST OIL CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                               1998        1997
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $    3,415      18,191
  Accounts receivable.....................................................................      55,587      65,720
  Other current assets....................................................................       2,374       4,649
                                                                                            ----------  ----------
      Total current assets................................................................      61,376      88,560
Net property and equipment, at cost, full cost method (Notes 4 and 5).....................     663,310     521,293
Goodwill and other intangible assets, net.................................................      22,689      26,243
Other assets..............................................................................      12,361      11,686
                                                                                            ----------  ----------
                                                                                            $  759,736     647,782
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $   49,389      59,719
  Accrued interest........................................................................       9,970       4,152
  Other current liabilities...............................................................       1,669       2,627
                                                                                            ----------  ----------
      Total current liabilities...........................................................      61,028      66,498

Long-term debt (Notes 2, 3 and 4).........................................................     505,450     254,760
Other liabilities.........................................................................      16,181      17,020
Deferred income taxes (Note 6)............................................................       8,086      34,767

Minority interest (Note 2)................................................................          --      12,910

Shareholders' equity (Notes 2, 3, 4, 7 and 8):
  Common stock, 44,647,297 shares (36,320,236 shares in 1997).............................       4,465       3,632
  Capital surplus.........................................................................     589,972     488,908
  Accumulated deficit.....................................................................    (415,050)   (223,460)
  Accumulated other comprehensive loss....................................................      (9,948)     (7,253)
  Treasury stock, at cost, 9,922 shares...................................................        (448)         --
                                                                                            ----------  ----------
      Total shareholders' equity..........................................................     168,991     261,827
                                                                                            ----------  ----------
                                                                                            $  759,736     647,782
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying Notes to Consolidated Financial Statements.

FOREST OIL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEARS ENDED DECEMBER 31,
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------

                                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
REVENUE:
  Marketing and processing..........................................   $   151,079       184,399        187,374
  Oil and gas sales:
    Gas.............................................................       121,615       100,993         80,111
    Oil, condensate and natural gas liquids.........................        49,125        54,249         48,602
                                                                      -------------  -------------  -------------
      Total oil and gas sales.......................................       170,740       155,242        128,713
                                                                      -------------  -------------  -------------
    Total revenue...................................................       321,819       339,641        316,087
Operating expenses:
  Marketing and processing..........................................       144,758       175,847        178,706
  Oil and gas production............................................        41,983        36,284         32,199
  General and administrative........................................        19,849        16,864         13,623
  Depreciation and depletion........................................       100,105        79,991         63,068
  Impairment of oil and gas properties..............................       199,500            --             --
                                                                      -------------  -------------  -------------
      Total operating expenses......................................       506,195       308,986        287,596
                                                                      -------------  -------------  -------------
Earnings (loss) from operations.....................................      (184,376)       30,655         28,491
Other income and expense:
  Other income, net.................................................        (7,561)       (1,289)        (1,387)
  Interest expense..................................................        38,986        21,403         23,307
  Minority interest in earnings (loss) of subsidiary................          (517)          108            (19)
  Translation loss on subordinated debt.............................         8,320         4,051             --
                                                                      -------------  -------------  -------------
      Total other income and expense................................        39,228        24,273         21,901
                                                                      -------------  -------------  -------------
Earnings (loss) before income taxes and extraordinary item..........      (223,604)        6,382          6,590
Income tax expense (benefit) (Note 6):
  Current...........................................................         1,272           707          3,943
  Deferred..........................................................       (27,090)        2,586          1,508
                                                                      -------------  -------------  -------------
                                                                           (25,818)        3,293          5,451
                                                                      -------------  -------------  -------------
Earnings (loss) before extraordinary item...........................      (197,786)        3,089          1,139
Extraordinary item--gain (loss) on extinguishment of debt
  (Notes 3 and 4)...................................................         6,196       (12,359)         2,166
                                                                      -------------  -------------  -------------
Net earnings (loss).................................................   $  (191,590)       (9,270)         3,305
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Earnings (loss) attributable to common stock........................   $  (191,590)       (9,459)         1,147
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average number of common shares outstanding................        40,910        33,669         25,062
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Basic earnings (loss) per common share:
  Earnings (loss) attributable to common stock before extraordinary
    item............................................................   $     (4.83)          .09           (.04)
  Extraordinary item--gain (loss) on extinguishment of debt.........           .15          (.37)           .09
                                                                      -------------  -------------  -------------
  Earnings (loss) attributable to common stock......................   $     (4.68)         (.28)           .05
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Diluted earnings (loss) per common share:
  Earnings (loss) attributable to common stock before extraordinary
    item............................................................   $     (4.83)          .08           (.04)
  Extraordinary item--gain (loss) on extinguishment of debt.........           .15          (.35)           .09
                                                                      -------------  -------------  -------------
  Earnings (loss) attributable to common stock......................   $     (4.68)         (.27)           .05
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying Notes to Consolidated Financial Statements.

FOREST OIL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                        COMMON                      ACCUMULATED
                                                                                     SHARES TO BE      ACCUMU-         OTHER
                                              PREFERRED     COMMON       CAPITAL    ISSUED IN DEBT      LATED      COMPREHENSIVE
                                                STOCK        STOCK       SURPLUS     RESTRUCTURING     DEFICIT      INCOME LOSS
                                             -----------  -----------  -----------  ---------------  -----------  ---------------
                                                                                (IN THOUSANDS)
Balance December 31, 1995..................   $  24,359        1,066      245,545          6,073       (217,495)        (5,711)
  Net earnings.............................          --           --           --             --          3,305             --
  Common Stock issued, net of offering
    costs and minority interest effect of
    $706,000 (Note 8)......................          --        1,214      124,613             --             --             --
  Common Stock issued in JEDI Exchange
    (Note 3)...............................          --          168        5,905         (6,073)            --             --
  Anschutz Option exercised (Notes 3 and
    8).....................................          --          225       25,962             --             --             --
  Anschutz A Warrant exercised (Notes 3 and
    8).....................................          --           39        4,044             --             --             --
  Common Stock issued to JEDI (Note 3).....          --          200       26,736             --             --             --
  Public Warrants exercised (Note 8).......          --            2          334             --             --             --
  Conversion of Second Series Preferred
    Stock to Common Stock (Note 7).........      (8,518)         124        8,394             --             --             --
  Employee stock options exercised (Note
    8).....................................          --            3          398             --             --             --
  Common Stock issued to the Retirement
    Savings Plan and other (Note 9)........          --            3          398             --             --             --
  $.75 Convertible Preferred Stock
    dividends paid in cash (Note 7)........          --           --       (1,619)            --             --             --
  $.75 Convertible Preferred Stock
    dividends paid in Common Stock (Note
    7).....................................          --            9           (9)            --             --             --
  Conversion of $.75 Convertible Preferred
    Stock to Common Stock (Note 7).........         (14)          --           14             --             --             --
  Unfunded pension liability (Note 9)......          --           --           --             --             --          2,145
  Foreign currency translation.............          --           --           --             --             --            604
                                             -----------       -----   -----------        ------     -----------  ---------------
Balance December 31, 1996..................      15,827        3,053      440,715             --       (214,190)        (2,962)
  Net loss.................................          --           --           --             --         (9,270)            --
  Anschutz A Warrant exercised (Notes 3 and
    8).....................................          --          350       29,750             --             --             --
  $.75 Convertible Preferred Stock
    Redemption (Note 7)....................     (15,827)         202       14,825             --             --             --
  Common Stock issued to subsidiary (Note
    8).....................................          --           20        2,797             --             --             --
  Common Stock sold by subsidiary (Note
    8).....................................          --           --           --             --             --             --
  Employee options exercised (Note 8)......          --            5          607             --             --             --
  Restricted stock bonus awards (Note 8)...          --            2          214             --             --             --
  Unfunded pension liability (Note 9)......          --           --           --             --             --         (1,063)
  Foreign currency translation.............          --           --           --             --             --         (3,228)
                                             -----------       -----   -----------        ------     -----------  ---------------
Balance December 31, 1997..................          --        3,632      488,908             --       (223,460)        (7,253)
  Net loss.................................          --           --           --             --       (191,590)            --
  Common Stock issued in the Louisiana
    Acquisition (Notes 2 and 8)............          --          100       14,119             --             --             --
  Common Stock issued in the Anschutz
    Acquisition (Notes 2 and 8)............          --          595       66,970             --             --             --
  Common Stock issued to minority
    shareholders of Saxon (Notes 2 and
    8).....................................          --          109       15,920             --             --             --
  Common Stock issued for settlement of
    production payment obligation (Notes 4
    and 8).................................          --           27        3,723             --             --             --
  Common Stock issued for director
    compensation...........................          --            1          107             --             --             --
  Restricted stock bonus awards (Note 8)...          --            1          225             --             --             --
  Unfunded pension liability (Note 9)......          --           --           --             --             --           (804)
  Foreign currency translation.............          --           --           --             --             --         (1,891)
                                             -----------       -----   -----------        ------     -----------  ---------------
Balance December 31, 1998..................   $      --        4,465      589,972             --       (415,050)        (9,948)
                                             -----------       -----   -----------        ------     -----------  ---------------
                                             -----------       -----   -----------        ------     -----------  ---------------


                                              TREASURY
                                                STOCK
                                             -----------

Balance December 31, 1995..................      (9,540)
  Net earnings.............................          --
  Common Stock issued, net of offering
    costs and minority interest effect of
    $706,000 (Note 8)......................       9,540
  Common Stock issued in JEDI Exchange
    (Note 3)...............................          --
  Anschutz Option exercised (Notes 3 and
    8).....................................          --
  Anschutz A Warrant exercised (Notes 3 and
    8).....................................          --
  Common Stock issued to JEDI (Note 3).....          --
  Public Warrants exercised (Note 8).......          --
  Conversion of Second Series Preferred
    Stock to Common Stock (Note 7).........          --
  Employee stock options exercised (Note
    8).....................................          --
  Common Stock issued to the Retirement
    Savings Plan and other (Note 9)........          --
  $.75 Convertible Preferred Stock
    dividends paid in cash (Note 7)........          --
  $.75 Convertible Preferred Stock
    dividends paid in Common Stock (Note
    7).....................................          --
  Conversion of $.75 Convertible Preferred
    Stock to Common Stock (Note 7).........          --
  Unfunded pension liability (Note 9)......          --
  Foreign currency translation.............          --
                                             -----------
Balance December 31, 1996..................          --
  Net loss.................................          --
  Anschutz A Warrant exercised (Notes 3 and
    8).....................................          --
  $.75 Convertible Preferred Stock
    Redemption (Note 7)....................          --
  Common Stock issued to subsidiary (Note
    8).....................................      (2,817)
  Common Stock sold by subsidiary (Note
    8).....................................       2,817
  Employee options exercised (Note 8)......          --
  Restricted stock bonus awards (Note 8)...          --
  Unfunded pension liability (Note 9)......          --
  Foreign currency translation.............          --
                                             -----------
Balance December 31, 1997..................          --
  Net loss.................................          --
  Common Stock issued in the Louisiana
    Acquisition (Notes 2 and 8)............          --
  Common Stock issued in the Anschutz
    Acquisition (Notes 2 and 8)............          --
  Common Stock issued to minority
    shareholders of Saxon (Notes 2 and
    8).....................................        (448)
  Common Stock issued for settlement of
    production payment obligation (Notes 4
    and 8).................................          --
  Common Stock issued for director
    compensation...........................          --
  Restricted stock bonus awards (Note 8)...          --
  Unfunded pension liability (Note 9)......          --
  Foreign currency translation.............          --
                                             -----------
Balance December 31, 1998..................        (448)
                                             -----------
                                             -----------

          See accompanying Notes to Consolidated Financial Statements.

FOREST OIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     1998        1997        1996
                                                                                  ----------  ----------  ----------
                                                                                            (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings (loss) before preferred dividends and extraordinary item.........  $ (197,786)      3,089       1,139
  Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
    Depreciation and depletion..................................................     100,105      79,991      63,068
    Impairment of oil and gas properties........................................     199,500          --          --
    Amortization of deferred debt costs.........................................         902         942       1,253
    Interest added to principal.................................................          --          --       3,059
    Minority interest in earnings (loss) of subsidiary..........................        (517)        108         (19)
    Translation loss on subordinated debt.......................................       8,320       4,051          --
    Deferred income tax expense (benefit).......................................     (27,090)      2,586       1,508
    Other, net..................................................................        (181)        619         792
    (Increase) decrease in accounts receivable..................................       8,539      (5,954)    (17,441)
    (Increase) decrease in other current assets.................................       1,663      (5,168)       (921)
    Increase (decrease) in accounts payable.....................................     (13,809)     (1,403)     22,044
    Increase (decrease) in accrued interest and other current liabilities.......       9,798      (9,970)      3,506
    Settlement of volumetric production payment obligation......................          --      (6,832)         --
    Amortization of deferred revenue............................................          --      (1,524)     (7,546)
                                                                                  ----------  ----------  ----------
      Net cash provided by operating activities.................................      89,444      60,535      70,442
Cash flows from investing activities:
  Acquisition of subsidiaries:
    Capital expenditures for property and equipment.............................    (471,754)   (156,799)   (108,332)
    Less stock issued for acquisition...........................................      97,376          --          --
                                                                                  ----------  ----------  ----------
                                                                                    (374,378)   (156,799)   (108,332)
    Cash paid for acquisition of subsidiary.....................................          --          --    (136,352)
    Proceeds from sales of assets...............................................      10,302       9,669      17,875
    Investment in subsidiaries..................................................          --      (3,489)         --
    Increase in other assets, net...............................................      (1,218)     (1,019)        (61)
                                                                                  ----------  ----------  ----------
      Net cash used by investing activities.....................................    (365,294)   (151,638)   (226,870)
Cash flows from financing activities:
    Proceeds from bank borrowings...............................................     464,088     279,068     194,018
    Repayments of bank borrowings...............................................    (276,468)   (226,009)   (176,641)
    Repayments of production payment obligation.................................         (58)     (2,592)     (3,622)
    Issuance of 8 1/4% senior subordinated notes, net of issuance costs.........      74,589     121,479          --
    Redemption of 11 1/4% senior subordinated notes.............................          --    (100,303)         --
    Repayments of nonrecourse secured loan......................................          --          --     (13,881)
    Proceeds from capital stock and warrants issued, net........................          --       2,817     136,073
    Proceeds from exercise of options and warrants..............................          --      32,461      31,945
    Costs of preferred stock conversion.........................................          --        (800)         --
    Payment of preferred stock dividends........................................          --        (540)     (1,079)
    Decrease in other liabilities, net..........................................      (1,197)     (4,348)     (4,937)
                                                                                  ----------  ----------  ----------
      Net cash provided by financing activities.................................     260,954     101,233     161,876
Effect of exchange rate changes on cash.........................................         120        (565)       (109)
                                                                                  ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents............................     (14,776)      9,565       5,339
Cash and cash equivalents at beginning of year..................................      18,191       8,626       3,287
                                                                                  ----------  ----------  ----------
Cash and cash equivalents at end of year........................................  $    3,415      18,191       8,626
                                                                                  ----------  ----------  ----------
                                                                                  ----------  ----------  ----------
Cash paid during the year for:
  Interest......................................................................  $   35,534      20,999      15,040
  Income taxes..................................................................  $    1,172       4,105       3,428

          See accompanying Notes to Consolidated Financial Statements.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

________________________________________________________________________________

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION--Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. The Company was incorporated in New York in 1924, the successor to a company formed in 1916, and has been publicly held since 1969. The Company is active in several of the major exploration and producing areas in and offshore the United States and in Canada.

The consolidated financial statements include the accounts of Forest Oil Corporation and its consolidated subsidiaries (Forest or the Company). Significant intercompany balances and transactions are eliminated. The Company generally consolidates all subsidiaries in which it controls over 50% of the voting interests. Entities in which the Company does not have a direct or indirect majority voting interest are generally accounted for using the equity method.

In the course of preparing the consolidated financial statements, management makes various assumptions and estimates to determine the reported amounts of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts estimated.

Unless otherwise indicated, all share amounts, share prices and per share amounts have been adjusted to give effect to a 5 to 1 reverse stock split that was effective on January 8, 1996.

CASH EQUIVALENTS--For purposes of the statements of cash flows, the Company considers all debt instruments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT--The Company uses the full cost method of accounting for oil and gas properties. Separate cost centers are maintained for each country in which the Company has operations. During 1998, 1997 and 1996, the Company's oil and gas operations were conducted in the United States and in Canada. All costs incurred in the acquisition, exploration and development of properties (including costs of surrendered and abandoned leaseholds, delay lease rentals, dry holes and overhead related to exploration and development activities) are capitalized. Capitalized costs applicable to each cost center are depleted using the units of production method. A reserve is provided for estimated future costs of site restoration, dismantlement and abandonment activities as a component of depletion. Unusually significant investments in unproved properties, including related capitalized interest costs, are not depleted pending the determination of the existence of proved reserves.

As of December 31, 1998, 1997 and 1996, there were undeveloped property costs of $58,609,000, $41,226,000 and $30,046,000, respectively, which were not being depleted in the United States and $26,443,000, $19,675,000 and $13,870,000,
respectively, which were not being depleted in Canada. Of the undeveloped costs in the United States not being depleted at December 31, 1998, approximately 43% were incurred in 1998, 20% in 1997, 14% in 1996, 1% in 1994, 21% in 1993 and 1%
in 1992. Of the undeveloped costs in Canada not being depleted at December 31, 1998, 22% were incurred in 1998, 36% in 1997 and 42% in 1996.

During 1998, the Company acquired interests in 13 international projects. Costs of approximately $14,435,000 related to these international interests are not being depleted pending determination of the existence of proved reserves.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

________________________________________________________________________________
Depletion per unit of production was determined based on conversion to common units of measure using one barrel of oil as an equivalent to six thousand cubic feet (MCF) of natural gas. Depletion per unit of production (MCFE) for each of the Company's cost centers was as follows:

                                                            UNITED STATES     CANADA
                                                           ---------------  -----------
1998.....................................................     $    1.20            .85
1997.....................................................          1.24            .93
1996.....................................................          1.12            .85

Pursuant to full cost accounting rules, capitalized costs less related accumulated depletion and deferred income taxes for each cost center may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices and a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus
(3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. As a result of this limitation on capitalized costs, the accompanying financial statements included a provision for impairment of oil and gas property costs in 1998 of $139,500,000 in the United States and $35,500,000 ($60,000,000 pre-tax) in
Canada. There were no provisions for impairment of oil and gas properties in 1997 or 1996.

Gain or loss is not recognized on the sale of oil and gas properties unless the sale significantly alters the relationship between capitalized costs and proved oil and gas reserves attributable to a cost center.

Buildings, transportation and other equipment are depreciated on the straight-line method based upon estimated useful lives of the assets ranging from five to forty-five years.

Net property and equipment at December 31 consists of the following:

                                                                    1998          1997
                                                                -------------  -----------
                                                                      (IN THOUSANDS)
Oil and gas properties........................................  $   2,029,352    1,594,443
Buildings, transportation and other equipment.................         12,356       11,157
                                                                -------------  -----------
                                                                    2,041,708    1,605,600
Less accumulated depreciation, depletion and valuation
  allowance...................................................     (1,378,398)  (1,084,307)
                                                                -------------  -----------
                                                                $     663,310      521,293
                                                                -------------  -----------
                                                                -------------  -----------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

________________________________________________________________________________
GOODWILL AND OTHER INTANGIBLE ASSETS--Goodwill and other intangible assets recorded in the acquisition of the Company's gas marketing subsidiary consist of the following at December 31, 1998 and 1997:

                                                                          1998       1997
                                                                        ---------  ---------
                                                                           (IN THOUSANDS)
Goodwill..............................................................  $  14,980     16,029
Gas marketing contracts...............................................     13,070     13,986
                                                                        ---------  ---------
                                                                           28,050     30,015
Less accumulated amortization.........................................     (5,361)    (3,772)
                                                                        ---------  ---------
                                                                        $  22,689     26,243
                                                                        ---------  ---------
                                                                        ---------  ---------

Goodwill is being amortized on a straight line basis over twenty years. The amount attributed to the value of gas marketing contracts acquired is being amortized on a straight line basis over the average life of such contracts of twelve years.

GAS MARKETING--The Company's gas marketing subsidiary, ProMark, enters into fixed price agreements to purchase and sell natural gas. ProMark's general strategy for this business is to enter into offsetting purchase and sales contracts. Net open positions relating to these contracts do occur, but have not been significant to date. Revenue from the sale of the gas is recorded as marketing revenue and the cost of the gas sold is recorded as marketing expense. ProMark also provides natural gas marketing aggregation services for third parties. Fees earned for such services are recorded as marketing revenue as the services are performed.

OIL AND GAS SALES--The Company accounts for oil and gas sales using the entitlements method. Under the entitlements method, revenue is recorded based upon the Company's share of volumes sold, regardless of whether the Company has taken its proportionate share of volumes produced. The Company records a receivable or payable to the extent it receives less or more than its proportionate share of the related revenue. As of December 31, 1998 the Company had produced approximately 444,000 MMCF more than its entitled share of production. The estimated value of this imbalance of approximately $1,229,000 is included in the accompanying consolidated balance sheet as a long-term liability.

No single customer accounted for more than 10% of total revenue in 1998, 1997 or 1996.

HEDGING TRANSACTIONS--In order to minimize exposure to fluctuations in oil and natural gas prices, the Company hedges the price of future oil and natural gas production by entering into certain contracts and financial arrangements. These instruments are accounted for as hedges when the instrument is designated as a hedge of the related production and there exists a high degree of correlation between the fair value of the instrument and the fair value of the hedged production. The degree of correlation is assessed periodically. In the event that an instrument does not meet the designation or effectiveness criteria, any gain or loss on the instrument is recognized immediately in earnings. Otherwise, gains and losses related to hedging transactions are recognized as adjustments to the revenue recorded for the related production. If an instrument is settled early, any gains or losses are deferred and recognized as adjustments to the revenue recorded for the related production. Costs associated with the purchase of certain hedging instruments are also deferred and amortized against revenue related to the hedged production.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

________________________________________________________________________________
INCOME TAXES--The Company uses the asset and liability method of accounting for income taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial accounting bases and tax bases of assets and liabilities.

FOREIGN CURRENCY TRANSLATION--The functional currency of the Company's Canadian operations is the Canadian dollar. Assets and liabilities related to the Company's Canadian operations are generally translated at current exchange rates, and related translation adjustments are reported as a component of shareholders' equity in accumulated other comprehensive loss. Income statement accounts are translated at the average rates during the period. The Company is also required to recognize foreign currency translation gains or losses related to its 8 3/4% Senior Subordinated Notes due 2007 (the 8 3/4% Notes) because the debt is denominated in U.S. dollars and the functional currency of Canadian Forest is the Canadian dollar. As a result of the decline in the value of the Canadian dollar relative to the U.S. dollar, the Company reported noncash translation losses of approximately $8,320,000 and $4,051,000 for the years ended December 31, 1998 and 1997, respectively.

EARNINGS (LOSS) PER SHARE--Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to common stock by the weighted average number of common shares outstanding during each period, excluding treasury shares. Net earnings (loss) attributable to common stock represents net earnings (loss) less preferred stock dividends of $189,000 in 1997 and $2,158,000 in 1996.

Diluted earnings (loss) per share is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of convertible preferred stock, stock options and warrants. The effect of potentially dilutive securities is based on earnings (loss) before extraordinary items.

The following sets forth the calculation of basic and diluted earnings per share for income before extraordinary items for the years ended December 31:

                                                                         1998(1)        1997(2)        1996(3)
                                                                      -------------  -------------  -------------
                                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Income (loss) before extraordinary item.............................   $  (197,786)        3,089          1,139
  Less: Preferred stock dividends...................................            --          (189)        (2,158)
                                                                      -------------       ------         ------
Income (loss) before extraordinary item available to common
  stockholders......................................................   $  (197,786)        2,900         (1,019)
                                                                      -------------       ------         ------
                                                                      -------------       ------         ------
Weighted average common shares outstanding during the period........        40,910        33,669         25,062
  Add dilutive effects of:
    $.75 Convertible preferred stock................................            --           326             --
    Employee options................................................            --           229             --
    Anschutz warrants...............................................            --           737             --
                                                                      -------------       ------         ------
Weighted average common shares outstanding during the period
  including the effects of dilutive securities......................        40,910        34,961         25,062
                                                                      -------------       ------         ------
                                                                      -------------       ------         ------
Basic earnings (loss) per share before extraordinary item...........   $     (4.83)         0.09          (0.04)
                                                                      -------------       ------         ------
                                                                      -------------       ------         ------
Diluted earnings (loss) per share before extraordinary item.........   $     (4.83)         0.08          (0.04)
                                                                      -------------       ------         ------
                                                                      -------------       ------         ------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

________________________________________________________________________________
(1) At December 31, 1998, options to purchase 1,875,360 shares of common stock at prices ranging from $8.38 to $25.00 per share were outstanding, but were not included in the computation of diluted loss per share for the year ended December 31, 1998. The effect of the assumed exercises of these options was antidilutive. These options expire at various dates from 2002 to 2008.

(2) At December 31, 1997, options to purchase 473,000 shares of common stock at prices ranging from $16.50 to $25.00 per share were outstanding, but were not included in the computation of diluted loss per share for the year ended December 31, 1997. The exercise prices of these options were greater than the average market price of the common shares. These options expire at various dates from 2002 to 2007.

(3) At December 31, 1996, options to purchase 1,461,580 shares of common stock at prices ranging from $11.25 to $25.00 per share were outstanding, but were not included in the computation of diluted loss per share for the year ended December 31, 1996. The effect of the assumed exercises of these options was antidilutive. These options expire at various dates from 2002 to 2006.

COMPREHENSIVE INCOME (LOSS)--In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (Statement No. 130), effective for years beginning after December 15, 1997. Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted Statement No. 130 effective January 1, 1998 and, accordingly, has reported accumulated other comprehensive loss as a separate line item in the shareholders' equity section of its consolidated balance sheets at December 31, 1998 and 1997. The components of total comprehensive income (loss) for the periods consist of net earnings
(loss), foreign currency translation and changes in the unfunded pension liability and are as follows:

                                                                           ACCUMULATED
                                                 FOREIGN     UNFUNDED         OTHER          NET          TOTAL
                                                CURRENCY      PENSION     COMPREHENSIVE    EARNINGS   COMPREHENSIVE
                                               TRANSLATION   LIABILITY    INCOME (LOSS)     (LOSS)    INCOME (LOSS)
                                               -----------  -----------  ---------------  ----------  --------------
                                                                          (IN THOUSANDS)
Balance at December 31, 1995.................   $  (1,407)      (4,304)        (5,711)      (217,495)     (223,206)
1996 activity................................         604        2,145          2,749          3,305         6,054
                                               -----------  -----------        ------     ----------  --------------
Balance at December 31, 1996.................        (803)      (2,159)        (2,962)      (214,190)     (217,152)
1997 activity................................      (3,228)      (1,063)        (4,291)        (9,270)      (13,561)
                                               -----------  -----------        ------     ----------  --------------
Balance at December 31, 1997.................      (4,031)      (3,222)        (7,253)      (223,460)     (230,713)
1998 activity................................      (1,891)        (804)        (2,695)      (191,590)     (194,285)
                                               -----------  -----------        ------     ----------  --------------
Balance at December 31, 1998.................   $  (5,922)      (4,026)        (9,948)      (415,050)     (424,998)
                                               -----------  -----------        ------     ----------  --------------
                                               -----------  -----------        ------     ----------  --------------

RECLASSIFICATIONS--Certain amounts in prior years' financial statements have been reclassified to conform to the 1998 financial statement presentation.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(2) ACQUISITIONS:

________________________________________________________________________________

SAXON PETROLEUM INC.:

During 1995, the Company acquired a 56% economic (49% voting) interest in Saxon Petroleum Inc. (Saxon) for approximately $22,000,000. In the transaction, Forest received from Saxon 40,800,000 voting common shares, 12,300,000 nonvoting common shares which are convertible to voting shares at any time, 15,500,000 convertible preferred shares and warrants to purchase 5,300,000 common shares. In exchange, Forest transferred to Saxon a Canadian investment valued at $11,301,000, issued to Saxon 1,060,000 common shares of Forest and paid Saxon $1,500,000 CDN. The Forest common shares issued to Saxon were recorded at their estimated fair value determined by reference to the quoted market price of the shares immediately preceding the announcement of the acquisition.

Since Forest had majority voting control over Saxon as a result of the voting common shares that it owned and proxies that it held, it accounted for Saxon as a consolidated subsidiary from the date of its acquisition.

In January 1996, Saxon sold its Forest common shares in a public offering of Forest Common Stock. In September 1996, the Canadian investment transferred to Saxon was redeemed for cash at its approximate carrying value.

On January 21, 1997 Forest converted its preferred shares of Saxon into 27,192,983 nonvoting common shares. Through December 31, 1997, pursuant to an equity participation agreement, Forest also acquired 5,569,542 voting common shares and 2,380,608 nonvoting common shares of Saxon in exchange for 196,856 common shares of Forest. Such shares were subsequently sold by Saxon. Also in 1997, Forest's wholly-owned subsidiary Canadian Forest acquired 993,600 voting common shares of Saxon in exchange for approximately $497,000 CDN. These transactions increased Forest's economic interest in Saxon to 65%.

In August 1998, the Company acquired all of the outstanding common shares of Saxon Petroleum Inc. not previously owned by Forest in exchange for 1,081,256 shares of Forest Common Stock. A former officer of Saxon returned 9,922 shares of Forest Common Stock to Saxon in exchange for extinguishment of a loan. These shares held by Saxon have been recorded as treasury stock at December 31, 1998.

In October 1998, ownership of Saxon was transferred from Forest to its wholly owned subsidiary Canadian Forest Oil Ltd.

CANADIAN FOREST OIL LTD.:

On January 31, 1996 the Company acquired ATCOR Resources Ltd. of Calgary, Alberta for approximately $136,000,000, including acquisition costs of approximately $1,000,000. The purchase was funded by the net proceeds of a Common Stock offering and approximately $8,300,000 drawn under the Company's bank credit facility. The exploration and production business of ATCOR was renamed Canadian Forest Oil Ltd. (Canadian Forest). Canadian Forest's principal reserves and producing properties are located in Alberta and British Columbia, Canada. As part of the Canadian Forest acquisition, Forest also acquired ATCOR's natural gas marketing business which was renamed Producers Marketing Ltd. (ProMark).

Canadian Forest is the issuer of the 8 3/4% Senior Subordinated Notes (the
8 3/4% Notes) (see Note 4). The Company has not presented separate financial statements and other disclosures concerning Canadian Forest because management has determined that such information is not material to holders of the 8 3/4% Notes; however, the following summarized consolidated financial information is being provided for Canadian Forest as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(2) ACQUISITIONS: (CONTINUED)

________________________________________________________________________________
1996. These amounts include the effects of the transfer of the Company's investment in Saxon to Canadian Forest effective in October 1998.

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1998          1997
                                                                                       ------------  ------------
                                                                                             (IN THOUSANDS)
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION:
  ASSETS
    Current assets...................................................................   $   22,240        35,630
    Net property and equipment.......................................................      132,081       117,394
    Goodwill and other intangible assets, net........................................       22,689        26,243
    Investment in affiliate..........................................................           95            --
    Note receivable from parent......................................................       42,266            --
    Other assets.....................................................................        3,384         3,320
                                                                                       ------------  ------------
                                                                                        $  222,755       182,587
                                                                                       ------------  ------------
                                                                                       ------------  ------------
  LIABILITIES AND SHAREHOLDER'S EQUITY
    Current liabilities..............................................................   $   27,646        24,029
    Long-term debt...................................................................       35,398            --
    8 3/4% Senior Subordinated Notes.................................................      199,976       124,690
    Other liabilities................................................................          345           396
    Deferred income taxes............................................................        9,656        36,282
    Shareholder's equity (deficit)...................................................      (50,266)       (2,810)
                                                                                       ------------  ------------
                                                                                        $  222,755       182,587
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1998       1997       1996
                                                                                  ----------  ---------  ---------
                                                                                           (IN THOUSANDS)
SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION:
  Revenue.......................................................................  $  172,368    214,045    224,757
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
  Income (loss) before income taxes.............................................  $  (69,062)    (3,321)     9,685
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
  Net income (loss).............................................................  $  (47,840)    (4,952)     4,739
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

LOUISIANA ACQUISITION:

In February 1998 the Company purchased interests in oil and natural gas properties in 13 fields located onshore Louisiana (the Louisiana Acquisition) from a private company for total consideration of approximately $230,776,000. The consideration consisted of approximately $216,557,000 of cash, funded primarily from the Company's bank credit facility, and from the issuance of $75,000,000 principal amount of 8 3/4% Notes and 1,000,000 shares of the Company's Common Stock.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(2) ACQUISITIONS: (CONTINUED)

________________________________________________________________________________
ANSCHUTZ ACQUISITION:

In June 1998, Forest issued 5,950,000 shares of common stock to Anschutz in exchange for certain oil and gas assets (the Anschutz Acquisition). The oil and gas assets acquired included an interest in the Anschutz Ranch East Field located in Utah and Wyoming. The acquisition included certain of Anschutz's international oil and gas assets comprised of 13 international projects encompassing approximately 18 million net acres of undeveloped land.

(3) ANSCHUTZ AND JEDI TRANSACTIONS:

________________________________________________________________________________

Beginning in 1995, the Company consummated certain transactions with The Anschutz Corporation (Anschutz) and with Joint Energy Development Investments Limited Partnership (JEDI), a Delaware limited partnership the general partner of which is an affiliate of Enron Corp. (Enron).

Pursuant to a purchase agreement between the Company and Anschutz, in 1995 Anschutz purchased 3,760,000 shares of the Company's Common Stock and 620,000 shares of a new series of preferred stock which were convertible into 1,240,000 shares of Common Stock for a total consideration of $45,000,000. The preferred stock had a liquidation preference of $18.00 per share and received dividends ratably with the Common Stock. In addition, Anschutz received a warrant that entitled it to purchase 3,888,888 shares of the Company's Common Stock for $10.50 per share. The Company also entered into a shareholders agreement with Anschutz pursuant to which Anschutz agreed to certain voting, acquisition, and transfer limitations regarding its shares of Forest Common Stock for five years.

Also in 1995, in connection with a restructuring of a loan payable to JEDI, JEDI received a warrant that entitled it to purchase 2,250,000 shares of the Company's Common Stock for $10.00 per share. In addition, JEDI granted an option to Anschutz, pursuant to which Anschutz was entitled to purchase from JEDI up to 2,250,000 shares of the Company's Common Stock for $10.00 per share plus interest from the date of grant. The Company also agreed to use proceeds from the exercise of the original Anschutz warrant to pay principal and interest on a portion of the JEDI loan.

In December 1995, JEDI exchanged a portion of the loan and the warrant it held for 1,680,000 shares of Common Stock. The Company also assumed JEDI's obligation to sell 2,250,000 shares to Anschutz.

On August 1, 1996, The Anschutz Corporation exercised its option to purchase 2,250,000 shares of Common Stock for $26,200,000 or approximately $11.64 per share.

On November 5, 1996, the Company exchanged 2,000,000 shares of Common Stock plus approximately $13,500,000 cash to extinguish the remaining balance of the nonrecourse secured debt then owed to JEDI. In connection with this transaction, Anschutz acquired 1,628,888 shares of Common Stock by exercising warrants to purchase 388,888 shares of Common Stock at $10.50 per share and by converting 620,000 shares of Forest's Second Series Preferred Stock into 1,240,000 shares of Common Stock. The term of the remaining 3,500,000 warrants held by Anschutz was extended to July 27, 1999. The fair value of the shares of Common Stock issued to JEDI was estimated based on the quoted market price of the Common Stock at the date of the transaction, less a discount of 7 1/2% to reflect the lock-up agreement with JEDI that limited JEDI's ability to transfer the shares before May 31, 1997, the size of the block of shares to be issued and the estimated brokerage fees on the ultimate disposition of the shares. The fair value of the Common

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(3) ANSCHUTZ AND JEDI TRANSACTIONS: (CONTINUED)

________________________________________________________________________________
Stock issued and the cash paid to JEDI, including related expenses of the transaction, was less than the carrying amount of the debt extinguished. Accordingly, the Company recorded an extraordinary gain on extinguishment of debt in the fourth quarter of 1996 of approximately $2,166,000.

On August 28, 1997 Anschutz acquired 3,500,000 shares of Common Stock through the exercise of its remaining warrants for $8.60 per share resulting in cash proceeds to Forest of $30,100,000. The original exercise price was $10.50 per share. The reduction in the exercise price offered to Anschutz reflected an approximate 10% present value discount computed to the warrants' expiration date of July 27, 1999.

(4) LONG-TERM DEBT:

________________________________________________________________________________

Long-term debt at December 31 consists of the following:

                                                                            1998       1997
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
Global Credit facility:
  U.S. borrowings......................................................  $  261,400     85,550
  Canadian borrowings..................................................      10,456         --
Saxon Credit Facility..................................................      24,942     25,840
Production payment obligation..........................................          --     10,004
11 1/4% Senior Subordinated Notes......................................       8,676      8,676
8 3/4% Senior Subordinated Notes.......................................     199,976    124,690
                                                                         ----------  ---------
Long-term debt.........................................................  $  505,450    254,760
                                                                         ----------  ---------
                                                                         ----------  ---------

U.S. AND CANADIAN FOREST CREDIT FACILITIES: At December 31, 1998 the Company, Canadian Forest and ProMark had a $300,000,000 global credit facility (the Global Credit Facility) which provided for a global borrowing base of $300,000,000 through a syndicate of banks led by The Chase Manhattan Bank and The Chase Manhattan Bank of Canada. The maximum credit facility allocations in the United States and Canada were $275,000,000 and $25,000,000, respectively. The borrowing base was reduced to $250,000,000 following the issuance of $100,000,000 principal amount of 10 1/2% Senior Subordinated Notes due 2006 (the 10 1/2% Notes) in February 1999. The borrowing base is subject to semi-annual redeterminations. Funds borrowed under the Global Credit Facility can be used for general corporate purposes. Under the terms of the Global Credit Facility, the Company, Canadian Forest and ProMark are subject to certain covenants and financial tests, including restrictions or requirements with respect to cash dividends, including cash dividends on preferred stock, working capital, cash flow, additional debt, liens, asset sales, investments, mergers, cash dividends and reporting responsibilities.

The Global Credit Facility is secured by a lien on, and a security interest in, a portion of the Company's U.S. proved oil and gas properties, related assets, pledges of accounts receivable and a pledge of 66% of the capital stock of Canadian Forest. The Global Credit Facility is also indirectly secured by substantially all of the assets of Canadian Forest.

At December 31, 1998 the outstanding U.S. balance under the Global Credit Facility was $261,400,000 and $10,456,000 in Canada with a weighted average interest rate of 7.1% per annum. The Company had also

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(4) LONG-TERM DEBT: (CONTINUED)

________________________________________________________________________________
used the Global Credit Facility for Letters of Credit in the amount of $233,000 in the U.S. and $3,830,000 CDN in Canada. Proceeds of the 10 1/2% Notes were used to pay down a portion of the U.S. balance under the Global Credit Facility in February 1999.

SAXON CREDIT FACILITY:

Saxon, a wholly owned subsidiary of Canadian Forest, had a credit facility with a borrowing base of $38,100,000 CDN at December 31, 1998, of which $37,264,000 CDN was drawn as of that date.

PRODUCTION PAYMENT OBLIGATION:

In June 1998 the Company settled its remaining nonrecourse production payment obligation for 271,214 shares of the Company's Common Stock. The stock was valued at $3,750,000 based upon the weighted average trading price for the 10 day trading period preceding the closing date. The obligation, which originated in May 1992, had a remaining book value of approximately $9,966,000 at the time of the settlement. As a result of this settlement, the Company recorded an extraordinary gain on extinguishment of debt of $6,196,000 (net of related expenses) in 1998.

11 1/4% SENIOR SUBORDINATED NOTES:

The Company issued $100,000,000 aggregate principal amount of 11 1/4% Senior Subordinated Notes due September 1, 2003 (the 11 1/4% Notes) in September 1993. In September 1997, pursuant to a tender offer, $90,233,000 of the outstanding aggregate principal amount was tendered by the holders. The purchase price for each $1,000 principal amount of 11 1/4% Notes validly tendered and accepted was $1,096.96. In October 1997, an additional $1,091,000 aggregate principal amount of 11 1/4% Notes was tendered at a purchase price of $1,090.00 for each $1,000 principal amount. As a result of these purchases, Forest recorded an extraordinary loss of approximately $12,359,000 relating to the excess of the tender price over the carrying amount of the 11 1/4% Notes, net of related unamortized debt issuance costs and original issue discount. The 11 1/4% Notes are callable at decreasing premium amounts. The call price is currently 105.688% of principal amount, decreasing in annual increments to 100% in September 2001.

8 3/4% SENIOR SUBORDINATED NOTES:

In September 1997 Canadian Forest completed an offering of $125,000,000 of
8 3/4% Senior Subordinated Notes due 2007 (the 8 3/4% Notes), which were sold at 99.745% of par and guaranteed on a senior subordinated basis by the Company. A portion of the proceeds was used to fund the tender offer for the 11 1/4% Notes described above.

In February 1998 Canadian Forest issued $75,000,000 principal amount of 8 3/4% Notes, an add-on to the September 1997 offering.

The Company is required to recognize foreign currency translation gains or losses related to the 8 3/4% Notes because the debt is denominated in U.S. dollars and the functional currency of Canadian Forest is the Canadian dollar. As a result of the decline in the value of the Canadian dollar relative to the U.S. dollar during 1998 and 1997, the Company reported noncash translation losses of approximately $8,320,000 and $4,051,000, respectively, in those years.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(4) LONG-TERM DEBT: (CONTINUED)

________________________________________________________________________________
10 1/2% SENIOR SUBORDINATED NOTES:

In February 1999, Forest completed a public offering of $100,000,000 principal amount of 10 1/2% Senior Subordinated Notes due 2006. The 10 1/2% Notes were issued at 98.811% of par.

(5) DEFERRED REVENUE:

________________________________________________________________________________

From 1991 to 1994, the Company sold volumetric production payments to Enron to fund capital expenditures and property acquisitions. In June 1997 the Company purchased from Enron the obligation related to its last remaining volumetric production payment. The purchase price of approximately $6,832,000 plus expenses was funded by advances under the Company's Credit Facility.

Amounts received under the production payments were recorded as deferred revenue. Volumes associated with amortization of deferred revenue for the years ended December 31, 1997 and 1996 were as follows:

                                                                           NET SALES VOLUMES
                                                                            ATTRIBUTABLE TO
                                                                               PRODUCTION
                                                     VOLUMES DELIVERED     PAYMENT DELIVERIES
                                                            (1)                   (2)
                                                    --------------------  --------------------
                                                     NATURAL               NATURAL
                                                       GAS        OIL        GAS        OIL
                                                     (MMCF)     (MBBLS)    (MMCF)     (MBBLS)
                                                    ---------  ---------  ---------  ---------
1997..............................................        951         --        801         --
1996..............................................      3,721         87      3,168         74

(1) Amounts settled in cash in lieu of volumes were $700,000 and $2,433,000 for the years ended December 31, 1997 and 1996, respectively.

(2) Represents volumes required to be delivered to Enron affiliates net of estimated royalty volumes.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(6) INCOME TAXES:

________________________________________________________________________________

The income tax expense (benefit) is different from amounts computed by applying the statutory Federal income tax rate for the following reasons:

                                                                           1998        1997       1996
                                                                        -----------  ---------  ---------
                                                                                 (IN THOUSANDS)
Tax expense (benefit) at 35% of income (loss) before income taxes and
  extraordinary item..................................................  $   (78,261)     2,234      2,300
Change in the valuation allowance for deferred tax assets attributable
  to income (loss) before income taxes and extraordinary item.........       51,620     (3,102)      (367)
Tax expense (benefit) of higher effective rate on Canadian income
  (loss)..............................................................       (7,200)        85      1,068
Canadian branch income taxable in both Canada and U.S.................        1,733      1,283         --
Canadian Crown payments (net of Alberta Royalty Tax Credit) not
  deductible for tax purposes.........................................        2,012      3,181      2,799
Canadian resource allowance...........................................       (2,210)    (3,995)    (3,005)
Canadian non-deductible depletion and amortization....................        3,960      1,934      1,694
Canadian large corporation tax........................................          519        540        269
Expiration of tax carryforwards.......................................          450      1,041        643
Nondeductible foreign exchange losses and other.......................        1,559         92         50
                                                                        -----------  ---------  ---------
Total income tax expense (benefit)....................................  $   (25,818)     3,293      5,451
                                                                        -----------  ---------  ---------
                                                                        -----------  ---------  ---------

Deferred income taxes generally result from recognizing income and expenses at different times for financial and tax reporting. In the U.S., the largest current difference is the tax effect of the capitalization of certain development, exploration and other costs under the full cost method of accounting, recording proceeds from the sale of properties in the full cost pool, and the provision for impairment of oil and gas properties for financial accounting purposes. In Canada, differences result in part from accelerated cost recovery of oil and gas capital expenditures for tax purposes.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(6) INCOME TAXES: (CONTINUED)

________________________________________________________________________________
The components of the net deferred tax liability by geographical segment at December 31, 1998 and 1997 are as follows:

                                                                            DECEMBER 31, 1998
                                                                    ----------------------------------
                                                                       UNITED
                                                                       STATES      CANADA      TOTAL
                                                                    ------------  ---------  ---------
                                                                              (IN THOUSANDS)
Deferred tax assets:
  Accrual for retirement benefits.................................   $      466         154        620
  Accrual for medical benefits....................................        2,083          --      2,083
  Accrual for sales recorded on the entitlement method............          452          --        452
  Unrealized foreign exchange losses..............................           --       4,653      4,653
  Property and equipment..........................................       19,020          --     19,020
  Net operating loss carryforward.................................       39,126       4,186     43,312
  Depletion carryforward..........................................        6,958          --      6,958
  Investment tax credit carryforward..............................        1,095          --      1,095
  Alternative minimum tax credit carryforward.....................        2,201          --      2,201
  Other...........................................................          828          --        828
                                                                    ------------  ---------  ---------
    Total gross deferred tax assets...............................       72,229       8,993     81,222
    Less valuation allowance......................................      (72,229)     (5,189)   (77,418)
                                                                    ------------  ---------  ---------
    Net deferred tax assets.......................................           --       3,804      3,804
Deferred tax liabilities:
  Property and equipment..........................................           --      (7,175)    (7,175)
  Deferred income on long term contracts..........................           --      (4,424)    (4,424)
  Other...........................................................           --        (291)      (291)
                                                                    ------------  ---------  ---------
    Total gross deferred tax liabilities..........................           --     (11,890)   (11,890)
                                                                    ------------  ---------  ---------
    Net deferred tax liability....................................   $       --      (8,086)    (8,086)
                                                                    ------------  ---------  ---------
                                                                    ------------  ---------  ---------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(6) INCOME TAXES: (CONTINUED)

________________________________________________________________________________

                                                                              DECEMBER 31, 1997
                                                                      ----------------------------------
                                                                         UNITED
                                                                         STATES      CANADA      TOTAL
                                                                      ------------  ---------  ---------
                                                                                (IN THOUSANDS)
Deferred tax assets:
  Accrual for retirement benefits...................................   $      687         178        865
  Accrual for medical benefits......................................        2,028          --      2,028
  Accrual for sales recorded on the entitlement method..............        1,538          --      1,538
  Unrealized foreign exchange losses................................           --       1,402      1,402
  Accrual for interest rate swaps...................................           --         169        169
  Investment in subsidiaries........................................        4,971          --      4,971
  Deferred revenue..................................................           --         938        938
  Net operating loss carryforward...................................       39,016       2,313     41,329
  Depletion carryforward............................................        6,958          --      6,958
  Investment tax credit carryforward................................        1,539          --      1,539
  Alternative minimum tax credit carryforward.......................        2,201          --      2,201
  Other.............................................................          261         127        388
                                                                      ------------  ---------  ---------
    Total gross deferred tax assets.................................       59,199       5,127     64,326
    Less valuation allowance........................................      (41,727)     (3,313)   (45,040)
                                                                      ------------  ---------  ---------
    Net deferred tax assets.........................................       17,472       1,814     19,286
Deferred tax liabilities:
  Property and equipment............................................      (15,752)    (31,143)   (46,895)
  Deferred income on long term contracts............................           --      (5,243)    (5,243)
  Long term liabilities.............................................       (1,720)         --     (1,720)
  Other.............................................................           --        (195)      (195)
                                                                      ------------  ---------  ---------
    Total gross deferred tax liabilities............................      (17,472)    (36,581)   (54,053)
                                                                      ------------  ---------  ---------
    Net deferred tax liability......................................   $       --     (34,767)   (34,767)
                                                                      ------------  ---------  ---------
                                                                      ------------  ---------  ---------

The net changes in the valuation allowance for the years ended December 31, 1998, 1997 and 1996 were increases of $32,378,000, $1,224,000 and $786,000, respectively, which resulted from:

                                                                              1998       1997       1996
                                                                           ----------  ---------  ---------
                                                                                    (IN THOUSANDS)
Increase (decrease) in the valuation allowance for deferred tax assets attributable to income (loss) before income taxes and extraordinary
  item...................................................................  $   51,620     (3,102)     1,544
Increase (decrease) in the valuation allowance attributable to the
  difference between book basis and tax basis of acquisitions............     (17,073)        --         --
Increase (decrease) in the valuation allowance attributable to the
  extraordinary gain (loss)..............................................      (2,169)     4,326       (758)
                                                                           ----------  ---------  ---------
Net increase in the valuation allowance..................................  $   32,378      1,224        786
                                                                           ----------  ---------  ---------
                                                                           ----------  ---------  ---------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(6) INCOME TAXES: (CONTINUED)

________________________________________________________________________________

The Alternative Minimum Tax (AMT) credit carryforward available to reduce future U.S. Federal regular taxes aggregated $2,201,000 at December 31, 1998. This amount may be carried forward indefinitely. U.S. Federal regular and AMT net operating loss carryforwards at December 31, 1998 were $111,790,000 and $105,700,000, respectively, and will expire in the years indicated below:

                                                                REGULAR       AMT
                                                               ----------  ---------
                                                                  (IN THOUSANDS)
2000.........................................................      $3,590      3,987
2005.........................................................       8,307         --
2008.........................................................      28,999     31,799
2009.........................................................      22,817     22,964
2010.........................................................      45,737     46,059
2011.........................................................         268         --
2012.........................................................         206        580
2013.........................................................       1,866        311
                                                               ----------  ---------
                                                                 $111,790    105,700
                                                               ----------  ---------
                                                               ----------  ---------

AMT net operating loss carryforwards can be used to offset 90% of AMT income in future years.

Investment tax credit carryforwards available to reduce future U.S. Federal income taxes aggregated $1,095,000 at December 31, 1998 and expire at various dates through the year 2001. Percentage depletion carryforwards available to reduce future U.S. Federal taxable income aggregated $19,879,000 at December 31, 1998. This amount may be carried forward indefinitely.

Canadian net operating losses available to reduce future Canadian Federal income taxes were $9,360,000 ($14,280,000 CDN) at December 31, 1998 and will expire in the years indicated below:

                               (IN THOUSANDS)
1999.............................................................        $33
2000.............................................................        171
2001.............................................................        876
2002.............................................................        545
2003.............................................................      2,289
2004.............................................................      5,446
                                                                   ---------
                                                                      $9,360
                                                                   ---------
                                                                   ---------

Canadian tax pools relating to the exploration, development and production of oil and natural gas which are available to reduce future Canadian Federal income taxes aggregated approximately $119,772,000 ($182,829,000 CDN) at December 31, 1998. These tax pool balances are deductible on a declining balance basis ranging from 10% to 100% of the balance annually. The amounts may be carried forward indefinitely.

The availability of some of the U.S. tax attributes to reduce current and future U.S. Federal taxable income of the Company is subject to various limitations under the Internal Revenue Code. In particular, the Company's ability to utilize such tax attributes could be limited due to the occurrence of an "ownership

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(6) INCOME TAXES: (CONTINUED)

________________________________________________________________________________
change" within the meaning of Section 382 of the Internal Revenue Code. "Ownership changes" occurred in 1995 following the Anschutz transaction, in 1996 following the public stock issuance, and in 1998 from the accumulated effect of several stock issuances and exchanges in 1996, 1997 and 1998. Under the general provisions of Section 382 of the Code, the Company's ability to utilize substantially all of its net operating loss carryforwards will be subject to an annual limitation of approximately $5,700,000. To the extent of any net unrealized built-in gains at the time of an ownership change, the annual limitation can be increased by (a) any gains recognized in the five years following an ownership change on the disposition of certain assets, to the extent that the value of the assets disposed of exceeded their tax basis on the date of the ownership change, or (b) any item of income which is properly taken into account in the five years following the ownership change but which is attributable to periods before the ownership change. The ability of the Company to fully utilize its net operating loss carryforwards may be limited by these provisions.

Due to limitations in the Internal Revenue Code, other than the Section 382 limitations discussed above, the Company believes it is unlikely that it will be able to use any significant portion of its investment tax credit carryforwards before they expire.

(7) PREFERRED STOCK:

________________________________________________________________________________

$.75 CONVERTIBLE PREFERRED STOCK:

At December 31, 1996 the Company had 10,000,000 shares of $.75 Convertible Preferred Stock authorized, par value $.01 per share, of which there were 2,877,673 shares outstanding with an aggregate liquidation preference of $28,776,730.

In February 1997, the Company called for redemption all 2,877,673 shares of the $.75 Convertible Preferred Stock. The redemption price was $10.00 per share plus accumulated and unpaid dividends to and including the date of redemption (for an aggregate redemption price of $10.06 per share). In lieu of cash redemption, the holders of the preferred shares had the right to convert each share into 0.7 share of Forest's Common Stock. As a result of the call for redemption, 2,783,945 shares or 96.7% of the shares outstanding were tendered for conversion into Common Stock. The remaining 93,728 shares that were not tendered for conversion were redeemed by the Company at the redemption price of $10.06 per share.

SECOND SERIES PREFERRED STOCK:

At December 31, 1995 the Company had 620,000 shares of Second Series Preferred Stock authorized, par value $.01 per share, of which there were 620,000 shares outstanding with an aggregate liquidation preference of $11,160,000. On November 5, 1996 all 620,000 shares of the Second Series Preferred Stock were converted into 1,240,000 shares of Common Stock.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(8) COMMON STOCK:

________________________________________________________________________________

COMMON STOCK:

The Company has 200,000,000 shares of Common Stock authorized, par value $.10 per share. In January 1996 a 5-to-1 reverse stock split was approved by the Company's shareholders. Unless otherwise indicated, all share amounts have been adjusted to give effect to the 5-to-1 reverse stock split.

During 1998, the Company issued 8,302,470 shares of Common Stock in connection with the Louisiana Acquisition, the Anschutz Acquisition, the purchase of the minority interest in Saxon Petroleum and the settlement of a production payment obligation, as described in Notes 2 and 4.

In March 1997 and May 1997, pursuant to its Equity Participation Agreement with Saxon, Forest exercised its right to purchase from the treasury of Saxon 7,950,150 shares (2,380,608 non-voting) of common stock. In consideration, Forest issued 196,856 shares of Forest Common Stock to Saxon valued at $14.31 per share. The shares issued by Forest to Saxon were classified as treasury shares prior to their sale by Saxon in October 1997.

In January 1996, 13,200,000 shares of Common Stock were sold for $11.00 per share in a public offering. Of this amount 1,060,000 shares were sold by Saxon and 12,140,000 were sold by Forest. The net proceeds to Forest and Saxon from the issuance of shares totaled approximately $136,000,000 after deducting issuance costs and underwriting fees.

RIGHTS AGREEMENT:

In October 1993, the Board of Directors adopted a shareholders' rights plan (the
Plan) and entered into the Rights Agreement. The Company paid a dividend distribution of one Preferred Share Purchase Right (the Rights) on each outstanding share of the Company's Common Stock. The Rights are exercisable only if a person or group acquires 20% or more of the Company's Common Stock or announces a tender offer which would result in ownership by a person or group of 20% or more of the Common Stock. Each Right initially entitles each shareholder to buy 1/100th of a share of a new series of Preferred Stock at an exercise price of $30.00, subject to adjustment upon certain occurrences. Each 1/100th of a share of such new Preferred Stock that can be purchased upon exercise of a Right has economic terms designed to approximate the value of one share of Common Stock. The Rights will expire on October 29, 2003, unless extended or terminated earlier. In connection with the Anschutz transaction, the Company amended the Rights Agreement to exempt from the provisions of the Rights Agreement shares of Common Stock acquired by Anschutz and JEDI in connection with the transactions described in Note 3.

WARRANTS:

At December 31, 1995 the Company had outstanding 1,244,715 warrants to purchase shares of its Common Stock (the Public Warrants). Each Public Warrant entitled the holder to purchase one-fifth of a share of Common Stock at a price of $3.00 and was noncallable. During 1996, 112,185 warrants were exercised to purchase 22,437 shares of Common Stock. On October 1, 1996 the remaining Public Warrants expired.

In December 1995, the Company assumed JEDI's obligations under an option granted to Anschutz. In August 1996, Anschutz exercised the option for $26,200,000 or approximately $11.64 per share and received 2,250,000 shares of Common Stock.

In connection with the transaction with Anschutz in 1995, Anschutz received a warrant entitling it to purchase 3,500,000 shares of Common Stock at a price of $10.50 per share. The warrant was scheduled to

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(8) COMMON STOCK: (CONTINUED)

________________________________________________________________________________
expire on July 27, 1999. In November 1996, Anschutz exercised a portion of the warrant and purchased 388,888 shares of Common Stock at $10.50 per share. In August 1997, Anschutz acquired 3,500,000 shares of Common Stock through the exercise of the remainder of the warrant for $8.60 per share resulting in cash proceeds to Forest of $30,100,000. The reduction in the exercise price offered to Anschutz reflects an approximate 10% present value discount computed to the warrants' expiration date of July 27, 1999.

At December 31, 1998 the Company had no outstanding warrants.

STOCK INCENTIVE PLAN:

In November 1997, three executive officers of the Company received conditional restricted stock awards in lieu of stock option grants. The restricted stock awarded was subject to certain conditions and to a two-year restriction on transfer. If prior to January 1, 1999 the closing price of the Company's Common Stock during any twenty-consecutive-trading-day period as reported on the New York Stock Exchange was at least $22.00 per share, a total of 230,000 shares would have been earned under the conditions of the restricted stock awards. Additional shares would have been earned for each $1.00 increase in such average price to a maximum of 850,000 shares if the average price was $30.00 or higher. No shares of restricted stock were earned pursuant to these awards and the awards expired on January 1, 1999.

During 1998 and 1997, the Company issued 15,927 and 17,617 shares, respectively, of restricted Common Stock to officers and employees as a portion of the bonuses earned for years ended December 31, 1997 and 1996. The shares vested immediately upon issuance, but are subject to a two-year restriction on transfer.

STOCK OPTIONS:

In March 1992, the Company adopted the 1992 Stock Option Plan under which non-qualified stock options may be granted to key employees and non-employee directors. The aggregate number of shares of Common Stock which the Company may issue under options granted pursuant to this plan may not exceed 10% of the total number of shares outstanding or issuable at the date of grant pursuant to outstanding rights, warrants, convertible or exchangeable securities or other options. The exercise price of an option may not be less than 85% of the fair market value of one share of the Company's Common Stock on the date of grant. The options vest 20% on the date of grant and an additional 20% on each grant anniversary

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(8) COMMON STOCK: (CONTINUED)

________________________________________________________________________________
date thereafter. The following table summarizes the activity in the Company's stock-based compensation plan for the years ended December 31, 1996, 1997 and 1998:

                                                                         WEIGHTED
                                                                          AVERAGE     NUMBER OF
                                                            NUMBER OF    EXERCISE      SHARES
                                                              SHARES       PRICE     EXERCISABLE
                                                            ----------  -----------  -----------
Outstanding at December 31, 1995..........................     628,000   $   20.46      461,200
  Granted at fair value...................................   1,383,900       12.74
  Exercised...............................................     (35,120)      11.42
  Cancelled...............................................    (515,200)      20.47
                                                            ----------  -----------
Outstanding at December 31, 1996..........................   1,461,580   $   13.37      362,460
  Granted at fair value...................................     480,000       17.04
  Exercised...............................................     (43,720)      12.09
  Cancelled...............................................     (61,500)      12.79
                                                            ----------  -----------
Outstanding at December 31, 1997..........................   1,836,360   $   14.38      679,020
  Granted at fair value...................................     192,500       14.67
  Cancelled...............................................    (153,500)      14.22
                                                            ----------  -----------
Outstanding at December 31, 1998..........................   1,875,360   $   14.42      998,300
                                                            ----------  -----------
                                                            ----------  -----------

The following table summarizes information about options outstanding at December 31, 1998:

                           OPTIONS OUTSTANDING
                 ----------------------------------------    OPTIONS EXERCISABLE
                                WEIGHTED                   ------------------------
                                 AVERAGE       WEIGHTED                  WEIGHTED
                                REMAINING       AVERAGE                   AVERAGE
   RANGE OF      NUMBER OF     CONTRACTUAL     EXERCISE     NUMBER OF    EXERCISE
EXERCISE PRICE     SHARES         LIFE           PRICE       SHARES        PRICE
---------------  ----------  ---------------  -----------  -----------  -----------
    $8.38-10.38      57,500          9.79      $    9.80       11,500    $    9.80
   $11.25           436,660          7.10          11.25      252,500        11.25
   $11.65-13.94     134,000          7.96          12.61       69,000        12.63
   $14.00           586,200          7.84          14.00      351,400        14.00
   $14.25-17.75     603,000          8.28          16.95      255,900        16.63
   $25.00            58,000          3.75          25.00       58,000        25.00
---------------  ----------           ---     -----------  -----------  -----------
    $8.38-25.00   1,875,360          7.75      $   14.42      998,300    $   14.48
---------------  ----------            ---    -----------  -----------  -----------
---------------  ----------            ---    -----------  -----------  -----------

The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost is recognized for options granted at a price equal to the fair market value of the common stock. Had compensation cost for the Company's stock-based compensation plan been determined using the fair value of the options at the grant date, the Company's net loss for the years ended December 31, 1998, 1997 and 1996 would have been $195,187,000, $11,864,000 and 2,230,000, respectively, and the basic loss per share would have been $4.77, $.36 and less than $.01 per share, respectively.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(8) COMMON STOCK: (CONTINUED)

________________________________________________________________________________
The fair value of each option granted in 1998 and 1997 was estimated using the Black-Scholes option pricing model. The following assumptions were used in 1998: expected option life of 5 years; risk free interest rates ranging from 4.193% to 5.565%; estimated volatility of 57.22%; and dividend yield of zero percent. The weighted average fair market value of options granted during 1998 was estimated to be $7.97 per share based on these assumptions. The following assumptions were used in 1997: expected option life of 5 years; risk free interest rates ranging from 5.771% to 6.839%; estimated volatility of 55.74%; and dividend yield of zero percent. The weighted average fair market value of options granted during 1997 was estimated to be $9.23 per share based on these assumptions. The following assumptions were used in 1996: expected option life of 5 years; risk free interest rates ranging from 5.261% to 6.022%; estimated volatility of 59.95%; and dividend yield of zero percent. The weighted average fair market value of options granted during 1996 was estimated to be $7.22 per share based on these assumptions.

(9) EMPLOYEE BENEFITS:

________________________________________________________________________________

The Company has adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pension and Other Postretirement Benefits (Statement No. 132). Statement No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans.

The Company has a qualified defined benefit pension plan which covers its U.S. employees (Pension Plan). The Pension Plan has been curtailed and all benefit accruals were suspended effective May 31, 1991. The Company also has a non-qualified unfunded supplementary retirement plan (the Supplemental Executive Retirement Plan) that provides certain officers with defined retirement benefits in excess of qualified plan limits imposed by Federal tax law. Benefit accruals were suspended effective May 31, 1991 in connection with suspension of benefit accruals under the Pension Plan. Amounts for both the Pension Plan and the Supplemental Executive Retirement Plan are combined in the "Pension Benefits" column below.

In addition to the defined benefit pension plans described above, the Company also accrues expected costs of providing postretirement benefits to employees, their beneficiaries and covered dependents in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pension," (Statement No. 106). These amounts, which consist primarily of medical benefits, are presented in the "Postretirement Benefits" column below.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(9) EMPLOYEE BENEFITS: (CONTINUED)

________________________________________________________________________________
The following tables set forth the plans' benefit obligations, fair value of plan assets and funded status at December 31, 1998 and 1997:

BENEFIT OBLIGATIONS:

                                                                   PENSION BENEFITS     POSTRETIREMENT BENEFITS
                                                                 ---------------------  ------------------------
                                                                    1998       1997        1998         1997
                                                                 ----------  ---------  -----------  -----------
                                                                    (IN THOUSANDS)           (IN THOUSANDS)
Projected benefit obligation at the beginning of the year......  $   27,318     26,641       6,561        5,879
Service cost...................................................          --         --         190          148
Interest cost..................................................       1,924      1,976         486          454
Actuarial gain.................................................       1,543      1,237         897          597
Benefits paid..................................................      (2,385)    (2,536)       (622)        (605)
Retiree contributions..........................................          --         --          75           88
                                                                 ----------  ---------  -----------  -----------
Projected benefit obligation at the end of the year............  $   28,400     27,318       7,587        6,561
                                                                 ----------  ---------  -----------  -----------
                                                                 ----------  ---------  -----------  -----------

FAIR VALUE OF PLAN ASSETS:

                                                                   PENSION BENEFITS     POSTRETIREMENT BENEFITS
                                                                 ---------------------  ------------------------
                                                                    1998       1997        1998         1997
                                                                 ----------  ---------  -----------  -----------
                                                                    (IN THOUSANDS)           (IN THOUSANDS)
Fair value of plan assets at beginning of the year.............  $   24,808     24,889          --           --
Actual return on plan assets...................................       2,807      2,394          --           --
Employer contribution..........................................          57         61          --           --
Benefits paid..................................................      (2,385)    (2,536)         --           --
                                                                 ----------  ---------  -----------  -----------
Fair value of plan assets at the end of the year...............  $   25,287     24,808          --           --
                                                                 ----------  ---------  -----------  -----------
                                                                 ----------  ---------  -----------  -----------

FUNDED STATUS:

                                                                   PENSION BENEFITS     POSTRETIREMENT BENEFITS
                                                                 ---------------------  ------------------------
                                                                    1998       1997        1998         1997
                                                                 ----------  ---------  -----------  -----------
                                                                    (IN THOUSANDS)           (IN THOUSANDS)
Excess of projected benefit obligation over plan assets........  $   (3,113)    (2,510)     (7,587)      (6,561)
Unrecognized actuarial gain....................................       4,025      3,222       1,635          764
                                                                 ----------  ---------  -----------  -----------
Net amount recognized..........................................  $      912        712      (5,952)      (5,797)
                                                                 ----------  ---------  -----------  -----------
                                                                 ----------  ---------  -----------  -----------
Amounts recognized in the balance sheet consist of:
Prepaid pension cost...........................................  $    1,355      1,159          --           --
Accrued benefit liability......................................      (3,113)    (2,510)     (5,952)      (5,797)
Accumulated other comprehensive income.........................       2,670      2,063          --           --
                                                                 ----------  ---------  -----------  -----------
Net amount recognized..........................................  $      912        712      (5,952)      (5,797)
                                                                 ----------  ---------  -----------  -----------
                                                                 ----------  ---------  -----------  -----------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(9) EMPLOYEE BENEFITS: (CONTINUED)

________________________________________________________________________________
The following tables set forth the components of the net periodic cost of the plans and the underlying weighted average actuarial assumptions for the years ended December 31, 1998, 1997 and 1996:

                                                                PENSION BENEFITS              POSTRETIREMENT BENEFITS
                                                         -------------------------------  -------------------------------
                                                           1998       1997       1996       1998       1997       1996
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS)                   (IN THOUSANDS)
Interest cost..........................................  $   1,924      1,976      1,971  $     191        147        131
Expected return on plan assets.........................     (2,130)    (2,139)    (1,958)       486        454        418
Recognized actuarial loss..............................         62         16          5         25         --         --
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Total net periodic cost................................  $    (144)      (147)        18  $     702        601        549
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Discount rate..........................................      6.75%      7.25%      7.75%      6.75%      7.25%      7.75%
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Expected return on plan assets.........................      9.00%      9.00%      9.00%        n/a        n/a        n/a
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------  ---------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects for 1998:

                                                                     POSTRETIREMENT BENEFITS
                                                                  ------------------------------
                                                                   1% INCREASE     1% DECREASE
                                                                  -------------  ---------------
                                                                          (IN THOUSANDS)
Effect on service and interest cost components..................    $     102             (88)
Effect on postretirement benefit obligation.....................          919            (820)

For measurement purposes, an 8.7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease .8% per year until it reaches 5.5% in 2003 and remain at that level thereafter.

As a result of suspension of benefit accruals under the Pension Plan and the supplementary retirement plan, the Company records as a liability the unfunded pension liabilities attributable to these plans. The following changes in the minimum unfunded pension liability were recorded as adjustments to other comprehensive income:

1998...............................................  $    (804)
1997...............................................  $  (1,063)
1996...............................................  $   2,145

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(9) EMPLOYEE BENEFITS: (CONTINUED)

________________________________________________________________________________
Canadian Forest's employees are members of a non-contributory defined benefit pension plan (the Canadian Pension Plan). Benefits under the Canadian Pension Plan are based on years of service, the employee's average annual compensation during the highest consecutive sixty month period of pensionable service and the employee's age at retirement.

The following tables set forth the benefit obligations, fair value of plan assets and funded status at December 31, 1998 and 1997:

BENEFIT OBLIGATIONS:

                                                                1998               1997
                                                          -----------------  -----------------
                                                           (IN THOUSANDS OF CANADIAN DOLLARS)
Projected benefit obligation at the beginning of the
  year..................................................      $   6,239              5,787
Service cost............................................            261                249
Interest cost...........................................            446                416
Benefits paid...........................................           (258)              (213)
                                                                -------             ------
Projected benefit obligation at the end of the year.....      $   6,688              6,239
                                                                -------             ------
                                                                -------             ------

FAIR VALUE OF PLAN ASSETS:

                                                                1998               1997
                                                          -----------------  -----------------
                                                           (IN THOUSANDS OF CANADIAN DOLLARS)
Fair value of plan assets at beginning of the year......      $   8,171              7,256
Actual return on plan assets............................            636              1,099
Employer contributions..................................             31                 30
Benefits paid...........................................           (258)              (214)
                                                                -------             ------
Fair value of plan assets at the end of the year........      $   8,580              8,171
                                                                -------             ------
                                                                -------             ------

FUNDED STATUS:

                                                                1998               1997
                                                          -----------------  -----------------
                                                           (IN THOUSANDS OF CANADIAN DOLLARS)
Excess of assets over projected benefit obligation......      $   1,892              1,933
Unrecognized prior service cost.........................             --                 72
Unrecognized actuarial loss.............................         (1,858)            (1,850)
Unrecognized asset at transition........................           (336)              (405)
                                                                -------             ------
Pension accrual.........................................      $    (302)              (250)
                                                                -------             ------
                                                                -------             ------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(9) EMPLOYEE BENEFITS: (CONTINUED)

________________________________________________________________________________
The following tables set forth the components of net periodic pension cost and the underlying weighted average actuarial assumptions for the years ended December 31, 1998, 1997 and 1996:

                                                     1998            1997             1996
                                                 -------------  ---------------  ---------------
                                                       (IN THOUSANDS OF CANADIAN DOLLARS)
Service cost...................................    $     260             250              235
Interest cost..................................          446             415              390
Expected return on plan assets.................         (510)           (466)            (425)
Amortization of unrecognized transition
  asset........................................         (114)            (74)             (95)
                                                       -----             ---              ---
Total net periodic pension cost................    $      82             125              105
                                                       -----             ---              ---
                                                       -----             ---              ---
Discount rate..................................         7.00%           7.00%            7.00%
                                                       -----             ---              ---
                                                       -----             ---              ---
Expected return on plan assets.................         7.00%           7.00%            7.00%
                                                       -----             ---              ---
                                                       -----             ---              ---

RETIREMENT SAVINGS PLANS:

The Company sponsors a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code for its U.S. employees. Employees may defer up to 15% of their compensation, subject to certain limitations. The Company matches the employee contributions up to 5% of employee compensation. Certain limitations are in effect with respect to withdrawals from the plan. In 1998, 1997 and the last three months of 1996, Company contributions were made in cash. In the first nine months of 1996, Company contributions were made by issuing authorized but unissued shares of Common Stock. The expense associated with the Company's contributions was $551,000 in 1998, $482,000 in 1997 and $399,000 in 1996.

Canadian Forest also provides a savings plan which is available to all of its employees. Employees may contribute up to 4% of their salary, subject to certain limitations, with Canadian Forest matching the employee contribution in full. Certain limitations are in effect with respect to withdrawals from the plan. The expense associated with Canadian Forest's contribution to the plan was $201,000 in 1998, and $117,000 in 1997 and $95,000 in 1996.

EXECUTIVE RETIREMENT AGREEMENTS:

The Company entered into agreements in December 1990 (the Agreements) with certain former executives and directors (the Retirees) whereby each executive retired from the employ of the Company as of December 28, 1990. Pursuant to the terms of the Agreements, the Retirees or their estates are entitled to receive supplemental retirement payments from the Company in addition to the amounts to which they are entitled under the Company's retirement plan. In addition, the Retirees and their spouses are entitled to lifetime coverage under the Company's group medical and dental plans, tax and other financial services, and payments by the Company in connection with certain club membership dues. The Company has also agreed to maintain certain life insurance policies in effect at December 1990, for the benefit of each of the Retirees.

The Company's obligation to one retiree under a revised retirement agreement was payable in Common Stock or cash, at the Company's option, in May of each year from 1993 through 1996 at approximately

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(9) EMPLOYEE BENEFITS: (CONTINUED)

________________________________________________________________________________
$190,000 per year with the balance of $149,000 paid in May 1997. The Agreements for the other six Retirees provide for supplemental retirement payments totaling approximately $770,000 per year in 1999 and 2000.

The $1,351,000 present value of the remaining amounts due under the agreements, discounted at 13%, is included in other current and long-term liabilities.

LIFE INSURANCE:

The Company provides life insurance benefits for certain key employees and retirees under split dollar life insurance plans. The premiums for the life insurance policies were $921,000 in each of the years 1998, 1997 and 1996, of which $831,000 is for policies for retired executives. Under the life insurance plans, the Company is assigned a portion of the benefits which is designed to recover the premiums paid.

(10) COMMITMENTS AND CONTINGENCIES:

________________________________________________________________________________

Future rental payments for office facilities and equipment under the remaining terms of noncancelable operating leases are $1,960,000, $1,793,000, $1,408,000, $1,253,000 and $1,299,000 for the years ending December 31, 1999 through 2003, respectively.

Net rental payments applicable to exploration and development activities and capitalized in the oil and gas property accounts aggregated $2,137,000 in 1998, $1,538,000 in 1997 and $1,050,000 in 1996. Net rental payments charged to expense amounted to $3,948,000 in 1998, $4,149,000 in 1997 and $3,336,000 in
1996. Rental payments include the short-term lease of vehicles. There are no leases which are accounted for as capital leases.

A significant portion of Canadian Forest's natural gas production is sold through the ProMark Netback Pool. At December 31, 1998 the ProMark Netback Pool had entered into fixed price contracts to sell approximately 2.2 BCF of natural gas in 1999 at an average price of $2.80 CDN per MCF and approximately 5.4 BCF of natural gas in 2000 at an average price of approximately $2.24 CDN per MCF. Canadian Forest, as one of the producers in the ProMark Netback Pool, is obligated to deliver a portion of this gas. In 1998 Canadian Forest supplied 27% of the gas for the Netback Pool.

As part of ProMark's gas marketing activities, ProMark has entered into fixed price contracts to purchase and to resell natural gas through 2000. ProMark has commitments to purchase and commitments to resell approximately 50,700 MCF per day through October 31, 1999 and approximately 1,400 MCF per day thereafter through October 31, 2000. The Company could be exposed to loss in the event that a counterparty to these agreements failed to perform in accordance with the terms of the agreements.

The Company, in the ordinary course of business, is a party to various legal actions. In the opinion of management, none of these actions, either individually or in the aggregate, will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(11) FINANCIAL INSTRUMENTS:

________________________________________________________________________________

ENERGY SWAPS AND COLLARS:

In order to hedge against the effects of declines in oil and natural gas prices on the Company's future oil and gas production, the Company enters into energy swap agreements with third parties and accounts for the agreements as hedges based on analogy to the criteria set forth in Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts." In a typical swap agreement, the Company receives the difference between a fixed price per unit of production and a price based on an agreed-upon third party index if the index price is lower. If the index price is higher, the Company pays the difference. The Company's current swaps are settled on a monthly basis. For the years ended December 31, 1998, 1997 and 1996, the Company's gains (losses) under its swap agreements were $6,305,000, $(7,439,000), and $(10,422,000), respectively. The
Company also enters into collar agreements with third parties that are accounted for as hedges. A collar agreement is similar to a swap agreement, except that the Company receives the difference between the floor price and the index price only if the index price is below the floor price, and the Company pays the difference between the ceiling price and the index price only if the index price is above the ceiling price.

The following table summarizes outstanding natural gas swaps at December 31, 1998:

                                                                                   1999       2000       2001
                                                                                 ---------  ---------  ---------
United States (1)
  Contract volumes (BBTU)......................................................     25,262        738        605
  Weighted average price (per MMBTU)...........................................  $    2.28       2.12       2.14
Canada (2)
  Contract volumes (BBTU)......................................................      3,321         --         --
  Weighted average price (per MMBTU)...........................................  $    1.55         --         --

(1) Settled on the basis of New York Mercantile Exchange prices.

(2) Settled on the basis of Alberta Energy Company "C" U.S. dollar prices.

The Company had no oil swaps in place at December 31, 1998. Subsequent to December 31, 1998 the Company entered into oil swaps for 3,000 barrels of oil per day from March 1999 to December 1999 at a weighted average fixed price of $14.17 per barrel (NYMEX basis).

The Company also uses basis swaps in connection with natural gas swaps to fix the differential price between the NYMEX price and the index price at which the hedged gas is sold. At December 31, 1998 there were four basis swaps in place for the following weighted average volumes:

                            1999       2000       2001
                          ---------  ---------  ---------
MMBTU/Day...............     24,719      2,017      1,658

The Company is exposed to off-balance-sheet risks associated with swap agreements arising from movements in the prices of oil and natural gas and from the unlikely event of non-performance by the counterparties to the swap agreements.

Set forth below is the estimated fair value of certain on- and off-balance sheet financial instruments, along with the methods and assumptions used to estimate such fair values as of December 31, 1998:

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(11) FINANCIAL INSTRUMENTS: (CONTINUED)

________________________________________________________________________________
CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE:

The carrying amount of these instruments approximates fair value due to their short maturity.

SENIOR SUBORDINATED NOTES:

The fair value of the Company's 8 3/4% Senior Subordinated Notes was approximately $178,000,000, based upon quoted market prices of the notes.

The fair value of the Company's 11 1/4% Senior Subordinated Notes was approximately $8,763,000, based upon quoted market prices of the notes.

ENERGY SWAP AGREEMENTS:

The fair value of the Company's natural gas swap agreements was a gain of approximately $7,212,000, based upon the estimated net amount the Company would receive to terminate the agreements.

BASIS SWAP AGREEMENTS:

The fair value of the Company's basis swap agreements was a loss of approximately $140,000, based upon the estimated net amount the Company would pay to terminate the agreements.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(12) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

________________________________________________________________________________

                                                                          FIRST      SECOND       THIRD      FOURTH
                                                                         QUARTER     QUARTER     QUARTER     QUARTER
                                                                        ---------  -----------  ----------  ---------
                                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1998
Revenue...............................................................  $  75,496      75,173       78,015     93,135
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Earnings (loss) from operations.......................................  $   5,898       4,931     (140,999)   (54,206)
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Loss before extraordinary item........................................  $  (1,003)     (4,404)    (138,092)   (54,287)
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Net earnings (loss)...................................................  $  (1,003)      1,792     (138,092)   (54,287)
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Net earnings (loss) attributable to common stock......................  $  (1,003)      1,792     (138,092)   (54,287)
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Basic loss per share before extraordinary item........................  $    (.03)       (.11)       (3.13)     (1.22)
Basic earnings (loss) per share.......................................  $    (.03)        .05        (3.13)     (1.22)
Diluted loss per share before extraordinary item......................  $    (.03)       (.11)       (3.13)     (1.22)
Diluted earnings (loss) per share.....................................  $    (.03)        .05        (3.13)     (1.22)

1997
Revenue...............................................................  $  93,063      77,655       81,977     86,946
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Earnings from operations..............................................  $  10,607       2,231        6,738     11,079
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Earnings (loss) before extraordinary item.............................  $   4,522      (3,196)         583      1,180
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Net earnings (loss)...................................................  $   4,522      (3,196)     (11,776)     1,180
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Net earnings (loss) attributable to common stock......................  $   4,333      (3,196)     (11,776)     1,180
                                                                        ---------  -----------  ----------  ---------
                                                                        ---------  -----------  ----------  ---------
Basic earnings (loss) per share before extraordinary item.............  $    0.14       (0.10)        0.02       0.03
Basic earnings (loss) per share.......................................  $    0.14       (0.10)       (0.35)      0.03
Diluted earnings (loss) per share before extraordinary item...........  $    0.13       (0.10)        0.02       0.03
Diluted earnings (loss) per share.....................................  $    0.13       (0.10)       (0.34)      0.03

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(13) BUSINESS AND GEOGRAPHICAL SEGMENTS:

________________________________________________________________________________

Segment information has been prepared in accordance with Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (Statement No. 131). Forest has five reportable segments: oil and gas operations in the Gulf Coast Offshore Region, Gulf Coast Onshore Region, Western Region and in Canada, and marketing and processing operations in Canada. The segments were determined based upon the type of operations in each segment and the geographical location of each segment. The segment data presented below was prepared on the same basis as the consolidated Forest financial statements.

                                                                     OIL AND GAS OPERATIONS
                                            ------------------------------------------------------------------------
                                                                                                                       MARKETING
                                               GULF COAST REGION                                                          AND
                                            ------------------------    WESTERN      TOTAL                            PROCESSING
YEAR ENDED DECEMBER 31, 1998                 OFFSHORE      ONSHORE      REGION       U.S.       CANADA       TOTAL      CANADA
------------------------------------------  -----------  -----------  -----------  ---------  -----------  ---------  -----------
                                                                               (IN THOUSANDS)
Revenue...................................   $  69,547       41,727       20,411     131,685      39,489     171,174     150,645
Marketing and processing expense..........          --           --           --          --          --          --     144,758
Oil and gas production expense............      11,827       12,521        5,543      29,891      12,092      41,983          --
General and administrative expense........       4,625        4,346        1,965      10,936       7,496      18,432       1,417
Depreciation and depletion expense........      47,005       20,558        6,919      74,482      22,226      96,708       2,252
Impairment of oil and gas properties......      51,500       59,500       28,500     139,500      60,000     199,500          --
                                            -----------  -----------  -----------  ---------  -----------  ---------  -----------
Earnings (loss) from operations...........   $ (45,410)     (55,198)     (22,516)   (123,124)    (62,325)   (185,449)      2,218
                                            -----------  -----------  -----------  ---------  -----------  ---------  -----------
                                            -----------  -----------  -----------  ---------  -----------  ---------  -----------
Capital expenditures......................   $  61,483      263,479       85,169     410,131      44,222     454,353         (10)
                                            -----------  -----------  -----------  ---------  -----------  ---------  -----------
                                            -----------  -----------  -----------  ---------  -----------  ---------  -----------
Property and equipment, net...............   $ 127,542      260,940      103,752     492,234     146,105     638,339       4,766
                                            -----------  -----------  -----------  ---------  -----------  ---------  -----------
                                            -----------  -----------  -----------  ---------  -----------  ---------  -----------


                                               TOTAL
YEAR ENDED DECEMBER 31, 1998                  COMPANY
------------------------------------------  -----------

Revenue...................................     321,819
Marketing and processing expense..........     144,758
Oil and gas production expense............      41,983
General and administrative expense........      19,849
Depreciation and depletion expense........      98,960
Impairment of oil and gas properties......     199,500
                                            -----------
Earnings (loss) from operations...........    (183,231)
                                            -----------
                                            -----------
Capital expenditures......................     454,343
                                            -----------
                                            -----------
Property and equipment, net...............     643,105
                                            -----------
                                            -----------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(13) BUSINESS AND GEOGRAPHICAL SEGMENTS: (CONTINUED)

________________________________________________________________________________
Information for Forest's reportable segments relates to the Company's 1998 consolidated totals as follows:

                                                                      (IN THOUSANDS)
                                                                      --------------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM:
Loss from operations for reportable segments........................   $   (183,231)
Administrative asset depreciation...................................         (1,145)
Other income, net...................................................          7,561
Interest expense....................................................        (38,986)
Minority interest in loss of subsidiary.............................            517
Translation loss on subordinated debt...............................         (8,320)
                                                                      --------------
Loss before income taxes and extraordinary item.....................   $   (223,604)
                                                                      --------------
                                                                      --------------
CAPITAL EXPENDITURES:
Reportable segments.................................................   $    454,343
International interests.............................................         14,435
Administrative assets and other.....................................          2,976
                                                                      --------------
Total capital expenditures..........................................   $    471,754
                                                                      --------------
                                                                      --------------
PROPERTY AND EQUIPMENT, NET:
Reportable segments.................................................   $    643,105
International interests.............................................         14,435
Administrative assets, net and other................................          5,770
                                                                      --------------
Total property and equipment, net...................................   $    663,310
                                                                      --------------
                                                                      --------------

                                  OIL AND GAS OPERATIONS
                                 ------------------------
                                                                                                            MARKETING
                                    GULF COAST REGION                                                          AND
                                 ------------------------    WESTERN      TOTAL                            PROCESSING      TOTAL
YEAR ENDED DECEMBER 31, 1997      OFFSHORE      ONSHORE      REGION       U.S.       CANADA       TOTAL      CANADA       COMPANY
-------------------------------  -----------  -----------  -----------  ---------  -----------  ---------  -----------  -----------
                                                                           (IN THOUSANDS)
Revenue........................   $  78,398       14,980        8,380     101,758      54,347     156,105     183,536      339,641
Marketing and processing
  expense......................          --           --           --          --          --          --     175,847      175,847
Oil and gas production
  expense......................      13,566        3,896        3,400      20,862      15,422      36,284          --       36,284
General and administrative
  expense......................       6,652        1,894        1,088       9,634       5,946      15,580       1,284       16,864
Depreciation and depletion
  expense......................      46,319        4,384        1,038      51,741      24,708      76,449       2,412       78,861
                                 -----------  -----------  -----------  ---------  -----------  ---------  -----------  -----------
Earnings from operations.......   $  11,861        4,806        2,854      19,521       8,271      27,792       3,993       31,785
                                 -----------  -----------  -----------  ---------  -----------  ---------  -----------  -----------
                                 -----------  -----------  -----------  ---------  -----------  ---------  -----------  -----------
Capital expenditures...........   $  76,521        8,676       13,171      98,368      57,617     155,985          28      156,013
                                 -----------  -----------  -----------  ---------  -----------  ---------  -----------  -----------
                                 -----------  -----------  -----------  ---------  -----------  ---------  -----------  -----------
Property and equipment, net....   $ 167,449       77,867       71,393     316,709     193,859     510,568       5,510      516,078
                                 -----------  -----------  -----------  ---------  -----------  ---------  -----------  -----------
                                 -----------  -----------  -----------  ---------  -----------  ---------  -----------  -----------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(13) BUSINESS AND GEOGRAPHICAL SEGMENTS: (CONTINUED)

________________________________________________________________________________
Information for Forest's reportable segments relates to the Company's 1997 consolidated totals as follows:

                                                                      (IN THOUSANDS)
EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM:
Earnings from operations for reportable segments....................   $     31,785
Administrative asset depreciation...................................         (1,130)
Other income, net...................................................          1,289
Interest expense....................................................        (21,403)
Minority interest in earnings of subsidiary.........................           (108)
Translation loss on subordinated debt...............................         (4,051)
                                                                      --------------
Earnings before income taxes and extraordinary item.................   $      6,382
                                                                      --------------
                                                                      --------------
CAPITAL EXPENDITURES:
Reportable segments.................................................   $    156,013
Administrative assets and other.....................................            786
                                                                      --------------
Total capital expenditures..........................................   $    156,799
                                                                      --------------
                                                                      --------------
PROPERTY AND EQUIPMENT, NET:
Reportable segments.................................................   $    516,078
Administrative assets, net and other................................          5,215
                                                                      --------------
Total property and equipment, net...................................   $    521,293
                                                                      --------------
                                                                      --------------

                                                               OIL AND GAS OPERATIONS        MARKETING
                                                          --------------------------------      AND
                                                            TOTAL                           PROCESSING      TOTAL
YEAR ENDED DECEMBER 31, 1996                               U.S.(1)     CANADA      TOTAL      CANADA       COMPANY
--------------------------------------------------------  ----------  ---------  ---------  -----------  -----------
                                                                                (IN THOUSANDS)
Revenue.................................................  $   81,738     47,902    129,640     186,447      316,087
Marketing and processing expense........................          --         --         --     178,706      178,706
Oil and gas production expense..........................      19,789     12,410     32,199          --       32,199
General and administrative expense......................       7,430      5,181     12,611       1,012       13,623
Depreciation and depletion expense......................      39,331     20,297     59,628       2,232       61,860
                                                          ----------  ---------  ---------  -----------  -----------
Earnings from operations................................  $   15,188     10,014     25,202       4,497       29,699
                                                          ----------  ---------  ---------  -----------  -----------
                                                          ----------  ---------  ---------  -----------  -----------
Capital expenditures....................................  $  211,325     32,732    244,057          61      244,118
                                                          ----------  ---------  ---------  -----------  -----------
                                                          ----------  ---------  ---------  -----------  -----------
Property and equipment, net.............................  $  281,140    166,835    447,975       5,974      453,949
                                                          ----------  ---------  ---------  -----------  -----------
                                                          ----------  ---------  ---------  -----------  -----------

(1) Information for Forest's reportable segments in the United States for 1996 is not available.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(13) BUSINESS AND GEOGRAPHICAL SEGMENTS: (CONTINUED)

________________________________________________________________________________
Information for Forest's reportable segments relates to the Company's 1996 consolidated totals as follows:

                                                                      (IN THOUSANDS)
EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM:
Earnings from operations for reportable segments....................    $   29,699
Administrative asset depreciation...................................        (1,208)
Other income, net...................................................         1,387
Interest expense....................................................       (23,307)
Minority interest in loss of subsidiary.............................            19
                                                                      --------------
Earnings before income taxes and extraordinary item.................    $    6,590
                                                                      --------------
                                                                      --------------
CAPITAL EXPENDITURES:
Reportable segments.................................................    $  244,118
Administrative assets and other.....................................           566
                                                                      --------------
Total capital expenditures..........................................    $  244,684
                                                                      --------------
                                                                      --------------
PROPERTY AND EQUIPMENT, NET:
Reportable segments.................................................    $  453,949
Administrative assets, net and other................................         4,293
                                                                      --------------
Total property and equipment, net...................................    $  458,242
                                                                      --------------
                                                                      --------------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED):

________________________________________________________________________________

The following information is presented in accordance with Statement of Financial Accounting Standards No. 69, "Disclosure about Oil and Gas Producing Activities," (Statement No. 69), except as noted.

(A) COSTS INCURRED IN OIL AND GAS EXPLORATION AND DEVELOPMENT ACTIVITIES--The following costs were incurred in oil and gas exploration and development activities during the years ended December 31, 1998, 1997 and 1996:

                                                                     UNITED
                                                                     STATES     CANADA    INTERNATIONAL    TOTAL
                                                                   ----------  ---------  -------------  ---------
                                                                                   (IN THOUSANDS)
1998
  Property acquisition costs (undeveloped leases and proved
    properties)..................................................  $  310,536     17,628       11,000      339,164
  Exploration costs..............................................      39,532     17,447        3,435       60,414
  Development costs..............................................      61,436      9,137           --       70,573
                                                                   ----------  ---------       ------    ---------
    Total........................................................  $  411,504     44,212       14,435      470,151
                                                                   ----------  ---------       ------    ---------
                                                                   ----------  ---------       ------    ---------
1997
  Property acquisition costs (undeveloped leases and proved
    properties)..................................................  $    1,704      6,675           --        8,379
  Exploration costs..............................................      50,686     14,752           --       65,438
  Development costs..............................................      46,160     36,218           --       82,378
                                                                   ----------  ---------       ------    ---------
    Total........................................................  $   98,550     57,645           --      156,195
                                                                   ----------  ---------       ------    ---------
                                                                   ----------  ---------       ------    ---------
1996
  Property acquisition costs (undeveloped leases and proved
    properties)..................................................  $   16,122    142,833           --      158,955
  Exploration costs..............................................      36,696      6,743           --       43,439
  Development costs..............................................      21,916     19,808           --       41,724
                                                                   ----------  ---------       ------    ---------
    Total........................................................  $   74,734    169,384           --      244,118
                                                                   ----------  ---------       ------    ---------
                                                                   ----------  ---------       ------    ---------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED): (CONTINUED)

________________________________________________________________________________
(B) AGGREGATE CAPITALIZED COSTS--The aggregate capitalized costs relating to oil and gas activities at the end of each of the years indicated were as follows:

                                                                              1998         1997         1996
                                                                          ------------  -----------  -----------
                                                                                      (IN THOUSANDS)
Costs related to proved properties......................................  $  1,923,521    1,521,325    1,381,289
Costs related to unproved properties:
  Costs subject to depletion............................................         6,344       12,217       32,007
  Costs not subject to depletion........................................        99,487       60,901       43,916
                                                                          ------------  -----------  -----------
                                                                             2,029,352    1,594,443    1,457,212
Less accumulated depletion and valuation allowance......................    (1,367,086)  (1,075,940)  (1,001,604)
                                                                          ------------  -----------  -----------
                                                                          $    662,266      518,503      455,608
                                                                          ------------  -----------  -----------
                                                                          ------------  -----------  -----------

(C) RESULTS OF OPERATIONS FROM PRODUCING ACTIVITIES--Results of operations from producing activities for the years ended December 31, 1998, 1997 and 1996 are presented below. Income taxes are different from

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED): (CONTINUED)

________________________________________________________________________________
income taxes shown in the Consolidated Statements of Operations because this table excludes general and administrative and interest expense.

                                                                                  UNITED
                                                                                  STATES      CANADA      TOTAL
                                                                                -----------  ---------  ----------
                                                                                          (IN THOUSANDS)
1998
  Oil and gas sales...........................................................  $   131,251     39,489     170,740
  Production expense..........................................................       29,891     12,092      41,983
  Depletion expense...........................................................       74,482     22,226      96,708
  Provision for impairment of oil and gas properties..........................      139,500     60,000     199,500
  Income tax benefit..........................................................           --    (23,418)    (23,418)
                                                                                -----------  ---------  ----------
                                                                                    243,873     70,900     314,773
                                                                                -----------  ---------  ----------
  Results of operations from producing activities.............................  $  (112,622)   (31,411)   (144,033)
                                                                                -----------  ---------  ----------
                                                                                -----------  ---------  ----------
1997
  Oil and gas sales...........................................................  $   100,895     54,347     155,242
  Production expense..........................................................       20,863     15,421      36,284
  Depletion expense...........................................................       51,741     24,708      76,449
  Income tax expense..........................................................           --      7,191       7,191
                                                                                -----------  ---------  ----------
                                                                                     72,604     47,320     119,924
                                                                                -----------  ---------  ----------
  Results of operations from producing activities.............................  $    28,291      7,027      35,318
                                                                                -----------  ---------  ----------
                                                                                -----------  ---------  ----------
1996
  Oil and gas sales...........................................................  $    80,811     47,902     128,713
  Production expense..........................................................       19,789     12,410      32,199
  Depletion expense...........................................................       39,331     20,297      59,628
  Income tax expense..........................................................           --      6,864       6,864
                                                                                -----------  ---------  ----------
                                                                                     59,120     39,571      98,691
                                                                                -----------  ---------  ----------
  Results of operations from producing activities.............................  $    21,691      8,331      30,022
                                                                                -----------  ---------  ----------
                                                                                -----------  ---------  ----------

(D) ESTIMATED PROVED OIL AND GAS RESERVES--The Company's estimate of its proved and proved developed future net recoverable oil and gas reserves and changes for 1996, 1997 and 1998 follows. The Canadian reserves at December 31, 1998 and 1997 and 1996 include 100% of the reserves owned by Saxon, a consolidated subsidiary in which the Company held a majority interest in 1997 and 1996 but which is a wholly-owned subsidiary as of December 31, 1998.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangement, including energy swap agreements (see Note 11), but not on escalations based on

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED): (CONTINUED)

________________________________________________________________________________
future conditions. Purchases of reserves in place represent volumes recorded on the closing dates of the acquisitions for financial accounting purposes.

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved mechanisms of primary recovery are included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

                                                                 LIQUIDS                            GAS
                                                     -------------------------------  -------------------------------
                                                                 (MBBLS)                          (MMCF)
                                                      UNITED                           UNITED
                                                      STATES     CANADA      TOTAL     STATES     CANADA      TOTAL
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1995.......................      6,129      4,338     10,467    215,672     16,218    231,890
  Revisions of previous estimates..................        335       (431)       (96)    (4,989)    (3,446)    (8,435)
  Extensions and discoveries.......................        357      4,440      4,797     32,507      7,779     40,286
  Production.......................................     (1,030)    (1,645)    (2,675)   (25,456)   (13,872)   (39,328)
  Sales of reserves in place.......................        (16)      (612)      (628)    (1,132)      (326)    (1,458)
  Purchases of reserves in place...................         23     12,126     12,149     14,653     96,572    111,225
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1996.......................      5,798     18,216     24,014    231,255    102,925    334,180
  Revisions of previous estimates..................        965        247      1,212     23,173     12,779     35,952
  Extensions and discoveries.......................        876      1,688      2,564     37,759     12,005     49,764
  Production.......................................     (1,267)    (1,940)    (3,207)   (34,018)   (15,017)   (49,035)
  Sales of reserves in place.......................       (268)        11       (257)    (4,349)       217     (4,132)
  Purchases of reserves in place...................         22        288        310      1,033      7,483      8,516
  Settlement of volumetric production payment......         --         --         --      3,070         --      3,070
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1997.......................      6,126     18,510     24,636    257,923    120,392    378,315
  Revisions of previous estimates..................        347     (3,095)    (2,748)    17,158     (9,231)     7,927
  Extensions and discoveries.......................        559        336        895     37,708     31,576     69,284
  Production.......................................     (2,405)    (1,864)    (4,269)   (47,394)   (14,916)   (62,310)
  Sales of reserves in place.......................     (2,008)      (432)    (2,440)    (1,964)    (4,215)    (6,179)
  Purchases of reserves in place...................     18,965         30     18,995    161,089     16,138    177,227
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1998.......................     21,584     13,485     35,069    424,520    139,744    564,264
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED): (CONTINUED)

________________________________________________________________________________

                                                           OIL AND CONDENSATE                       GAS
                                                     -------------------------------  -------------------------------
                                                                 (MBBLS)                          (MMCF)
                                                      UNITED                           UNITED
                                                      STATES     CANADA      TOTAL     STATES     CANADA      TOTAL
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Proved developed reserves at:
  December 31, 1995................................      5,678      3,188      8,866    156,471     14,184    170,655
  December 31, 1996................................      5,311     13,260     18,571    165,629     70,856    236,485
  December 31, 1997................................      5,493     14,291     19,784    179,986    109,849    289,835
  December 31, 1998................................     16,697     13,485     30,182    332,575    135,174    467,749

(E) STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS--Future oil and gas sales and production and development costs have been estimated using prices and costs in effect at the end of the years indicated, except in those instances where the sale of oil and natural gas is covered by contracts, energy swap agreements or volumetric production payments. All cash flow amounts, including income taxes, are discounted at 10%. At December 31, 1998, 1997 and 1996, the Canadian amounts include 100% of amounts attributable to the reserves owned by Saxon, a consolidated subsidiary in which the Company held a majority interest in 1997 and 1996, but which is a wholly owned subsidiary as of December 31, 1998. In the case of contracts, the applicable contract prices, including fixed and determinable escalations, were used for the duration of the contract. Thereafter, the current spot price was used. Future oil and gas sales also include the estimated effects of existing energy swap agreements as discussed in
Note 11.

Future income tax expenses are estimated using the statutory tax rate of 35% in the United States and a combined Federal and Provincial rate of 44.62% in Canada. Estimates for future general and administrative and interest expense have not been considered.

Changes in the demand for oil and natural gas, inflation and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the Company's proved reserves. Management does not rely upon the information that follows in making investment decisions.

                                                                            DECEMBER 31, 1998
                                                                   ------------------------------------
                                                                      UNITED
                                                                      STATES       CANADA      TOTAL
                                                                   ------------  ----------  ----------
                                                                              (IN THOUSANDS)
Future oil and gas sales.........................................  $  1,081,183     334,242   1,415,425
Future production and development costs..........................      (396,423)   (137,711)   (534,134)
                                                                   ------------  ----------  ----------
Future net revenue...............................................       684,760     196,531     881,291
10% annual discount for estimated timing of cash flows...........      (251,205)    (82,610)   (333,815)
                                                                   ------------  ----------  ----------
Present value of future net cash flows before income taxes.......       433,555     113,921     547,476
Present value of future income tax expense.......................        (7,193)    (17,452)    (24,645)
                                                                   ------------  ----------  ----------
Standardized measure of discounted future net cash flows.........  $    426,362      96,469     522,831
                                                                   ------------  ----------  ----------
                                                                   ------------  ----------  ----------

Undiscounted future income tax expense was $18,327,000 in the United States and $38,910,000 in Canada at December 31, 1998.

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED): (CONTINUED)

________________________________________________________________________________

                                                                             DECEMBER 31, 1997
                                                                    -----------------------------------
                                                                      UNITED
                                                                      STATES       CANADA      TOTAL
                                                                    -----------  ----------  ----------
                                                                              (IN THOUSANDS)
Future oil and gas sales..........................................  $   759,556     470,121   1,229,677
Future production and development costs...........................     (273,850)   (193,733)   (467,583)
                                                                    -----------  ----------  ----------
Future net revenue................................................      485,706     276,388     762,094
10% annual discount for estimated timing of cash flows............     (176,507)    (99,081)   (275,588)
                                                                    -----------  ----------  ----------
Present value of future net cash flows before income taxes........      309,199     177,307     486,506
Present value of future income tax expense........................      (19,899)    (27,037)    (46,936)
                                                                    -----------  ----------  ----------
Standardized measure of discounted future net cash flows..........  $   289,300     150,270     439,570
                                                                    -----------  ----------  ----------
                                                                    -----------  ----------  ----------

Undiscounted future income tax expense was $45,911,000 in the United States and $57,981,000 in Canada at December 31, 1997.

                                                                             DECEMBER 31, 1996
                                                                    -----------------------------------
                                                                      UNITED
                                                                      STATES       CANADA      TOTAL
                                                                    -----------  ----------  ----------
                                                                              (IN THOUSANDS)
Future oil and gas sales..........................................  $   964,943     580,563   1,545,506
Future production and development costs...........................     (258,866)   (168,136)   (427,002)
                                                                    -----------  ----------  ----------
Future net revenue................................................      706,077     412,427   1,118,504
10% annual discount for estimated timing of cash flows............     (250,527)   (165,788)   (416,315)
                                                                    -----------  ----------  ----------
Present value of future net cash flows before income taxes........      455,550     246,639     702,189
Present value of future income tax expense........................      (71,339)    (70,981)   (142,320)
                                                                    -----------  ----------  ----------
Standardized measure of discounted future net cash flows..........  $   384,211     175,658     559,869
                                                                    -----------  ----------  ----------
                                                                    -----------  ----------  ----------

Undiscounted future income tax expense was $134,835,000 in the United States and $127,833,000 in Canada at December 31, 1996.

Changes in the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves - An analysis of the changes in the standardized measure of discounted future net cash flows during each of the last three years is as follows. At December 31, 1998, 1997 and 1996, the Canadian

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED): (CONTINUED)

________________________________________________________________________________
amounts include 100% of the reserves owned by Saxon, a consolidated subsidiary in which the Company held a majority interest in 1997 and 1996, but is a wholly owned subsidiary as of December 31, 1998.

                                                                                        DECEMBER 31, 1998
                                                                                ----------------------------------
                                                                                  UNITED
                                                                                  STATES      CANADA      TOTAL
                                                                                -----------  ---------  ----------
                                                                                          (IN THOUSANDS)
Standardized measure of discounted future net cash flows relating
  to proved oil and gas reserves, at beginning of year........................  $   289,300    150,270     439,570
Changes resulting from:
  Sales of oil and gas, net of production costs...............................     (101,360)   (27,397)   (128,757)
  Net changes in prices and future production costs...........................     (236,581)   (73,799)   (310,380)
  Net changes in future development costs.....................................      (15,191)      (737)    (15,928)
  Extensions, discoveries and improved recovery...............................       46,269     23,140      69,409
  Previously estimated development costs incurred during the period...........       57,285      8,436      65,721
  Revisions of previous quantity estimates....................................       18,629    (10,909)      7,720
  Sales of reserves in place..................................................       (6,592)    (3,788)    (10,380)
  Purchases of reserves in place..............................................      330,977      3,937     334,914
  Accretion of discount on reserves at beginning of year before
    income taxes..............................................................       30,920     17,731      48,651
  Net change in income taxes..................................................       12,706      9,585      22,291
                                                                                -----------  ---------  ----------
Standardized measure of discounted future net cash flows relating
  to proved oil and gas reserves, at end of year..............................  $   426,362     96,469     522,831
                                                                                -----------  ---------  ----------
                                                                                -----------  ---------  ----------

The computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 1998 was based on average natural gas prices of approximately $2.03 per MCF in the U.S. and approximately $1.38 per MCF in Canada and on average liquids prices of approximately $9.56 per barrel in the U.S. and approximately $8.91 per barrel in Canada. Subsequent to December 31, 1998 the price of natural gas decreased significantly. At March 1, 1999, the Company was receiving average natural gas prices of approximately $1.67 per MCF in the U.S. and approximately $1.20 per MCF in Canada. The NYMEX price for crude oil increased from $12.06 per barrel at December 31, 1998 to $12.24 per barrel at March 1, 1999. Had the March prices been used, the Company's standardized

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED): (CONTINUED)

________________________________________________________________________________
measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 1998 would have been reduced.

                                                                                        DECEMBER 31, 1997
                                                                               -----------------------------------
                                                                                 UNITED
                                                                                 STATES       CANADA      TOTAL
                                                                               -----------  ----------  ----------
                                                                                         (IN THOUSANDS)
Standardized measure of discounted future net cash flows relating
  to proved oil and gas reserves, at beginning of year.......................  $   384,211     175,658     559,869
Changes resulting from:
  Sales of oil and gas, net of production costs..............................      (80,895)    (38,926)   (119,821)
  Net changes in prices and future production costs..........................     (218,986)   (110,526)   (329,512)
  Net changes in future development costs....................................      (22,830)    (19,905)    (42,735)
  Extensions, discoveries and improved recovery..............................       48,090      19,022      67,112
  Previously estimated development costs incurred during the period..........       42,507      35,329      77,836
  Revisions of previous quantity estimates...................................       38,055      13,445      51,500
  Sales of reserves in place.................................................       (5,066)        301      (4,765)
  Purchases of reserves in place.............................................        3,142       7,264      10,406
  Settlement of volumetric production payment................................        3,126          --       3,126
  Accretion of discount on reserves at beginning of year before
    income taxes.............................................................       45,926      24,664      70,590
  Net change in income taxes.................................................       52,020      43,944      95,964
                                                                               -----------  ----------  ----------
Standardized measure of discounted future net cash flows relating
  to proved oil and gas reserves, at end of year.............................  $   289,300     150,270     439,570
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

The computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 1997 was based on average natural gas prices of approximately $2.55 per

FOREST OIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

(14) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING
ACTIVITIES (UNAUDITED): (CONTINUED)

________________________________________________________________________________
MCF in the U.S. and approximately $1.30 per MCF in Canada and on average liquids prices of approximately $16.73 per barrel in the U.S. and approximately $13.71 per barrel in Canada.

                                                                                         DECEMBER 31, 1996
                                                                                 ---------------------------------
                                                                                   UNITED
                                                                                   STATES     CANADA      TOTAL
                                                                                 ----------  ---------  ----------
                                                                                          (IN THOUSANDS)
Standardized measure of discounted future net cash flows relating
  to proved oil and gas reserves, at beginning of year.........................  $  227,827     29,090     256,917
Changes resulting from:
  Sales of oil and gas, net of production costs................................     (56,768)   (35,492)    (92,260)
  Net changes in prices and future production costs............................     169,975     96,547     266,522
  Net changes in future development costs......................................     (14,192)    (8,256)    (22,448)
  Extensions, discoveries and improved recovery................................      60,423     37,491      97,914
  Previously estimated development costs incurred during the period............      19,734     18,939      38,673
  Revisions of previous quantity estimates.....................................      (4,396)    (8,054)    (12,450)
  Sales of reserves in place...................................................      (2,405)    (3,993)     (6,398)
  Purchases of reserves in place...............................................      21,948    115,518     137,466
  Accretion of discount on reserves at beginning of year before
    income taxes...............................................................      24,549      3,085      27,634
  Net change in income taxes...................................................     (62,484)   (69,217)   (131,701)
                                                                                 ----------  ---------  ----------
Standardized measure of discounted future net cash flows relating
  to proved oil and gas reserves, at end of year...............................  $  384,211    175,658     559,869
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

The computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 1996 was based on average natural gas prices of approximately $3.50 per MCF in the U.S. and approximately $2.10 per MCF in Canada and on average liquids prices of approximately $26.25 per barrel in the U.S. and approximately $19.10 per barrel in Canada.

PROSPECTUS

                             FOREST OIL CORPORATION

                                  $250,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

    THE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   This prospectus is dated November 9, 1998

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading --WHERE YOU CAN FIND MORE INFORMATION.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http:// www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

    - Annual Report on Form 10-K for the year ended December 31, 1997;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998;

    - Current Reports on Form 8-K dated January 7, 1998, January 12, 1998, January 28, 1998, February 3, 1998, April 8, 1998, June 25, 1998; and on
      Form 8-KA dated February 3, 1998; and

    - The description of the Company's common stock contained in Form 8-A dated October 20, 1997.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Joan C. Sonnen
    Vice President-Controller and Corporate Secretary
    Forest Oil Corporation
    1600 Broadway
    Suite 2200
    Denver, Colorado 80202
    (303) 812-1400

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

    Forest Oil Corporation and its subsidiaries are engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest was incorporated in New York in 1924, the successor to a company formed in 1916, and has been a publicly held company since 1969. We are active in several of the major exploration and producing areas in and offshore the United States and in Canada. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas and Oklahoma, and in Canada in Alberta and the Northwest Territories. We operate from production offices located in Lafayette, Louisiana, Denver, Colorado, and Calgary, Alberta, Canada. Our corporate headquarters are located in Denver, Colorado, where our address is 1600 Broadway, Suite 2200, Denver, Colorado 80202 (telephone: (303) 812-1400).

                                USE OF PROCEEDS

    The net proceeds from the sale of the offered securities will be used for the acquisition of oil and gas properties, capital expenditures, the repayment of subordinated debentures or other debt, repayments of borrowings under revolving credit agreements, or for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    A description of Forest's ratio of earnings to fixed charges or earnings to combined fixed charges and preferred stock dividends, as applicable, on a consolidated basis, will appear in an applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be our direct unsecured general obligations. The Debt Securities will be either Senior Debt Securities or Subordinated Debt Securities.

    The Debt Securities will be issued under one or more separate indentures between us and a Trustee. The Trustee for each series of Debt Securities will be identified in the applicable Prospectus Supplement. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture". Together the Senior Indentures and the Subordinated Indentures are called "Indentures."

    We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

GENERAL

    The Debt Securities will be our direct, unsecured obligations. The Senior Debt Securities will rank equally with all of our other senior and unsubordinated debt. The Subordinated Debt Securities will have a junior position to all of our Senior Debt.

    A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - The title and type of the Debt Securities;

    - The total principal amount of the Debt Securities;

    - The percentage of the principal amount at which the Debt Securities will be issued and any payments due if the maturity of the Debt Securities is accelerated;

    - If convertible into common stock, the terms on which such Debt Securities are convertible.

    - The dates on which the principal of the Debt Securities will be payable;

    - The interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

    - Any optional redemption periods;

    - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

    - Any provisions granting special rights to holders when a specified event occurs;

    - Any changes to or additional Events of Defaults or covenants;

    - Any special tax implications of the Debt Securities, including provisions for Original Issue Discount Securities, if offered; and

    - Any other terms of the Debt Securities.

    None of the Indentures limits the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

    If so provided in the applicable Prospectus Supplement, we may issue the Debt Securities at a discount below their principal amount and you would pay less than the entire principal amount of the Debt Securities upon declaration of acceleration of their maturity ("Original Issue Discount Securities"). The applicable Prospectus Supplement will describe all material U.S. Federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities.

    Debt Securities of a series may be issued in registered, bearer, coupon or global form. (Sections 2.01 & 2.02.)

DENOMINATIONS

    The prospectus supplement for each issuance of Debt Securities will state whether the securities will be issued in registered form of $1,000 each or multiples thereof or bearer form of $1,000 each.

SENIOR DEBT SECURITIES

    The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other Senior Indebtedness (as defined below). However, the Senior Debt Securities will be subordinated in right of payment to all our secured Indebtedness to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all our Subsidiaries' indebtedness and all our Subsidiaries' mandatory redemption preferred stock. Except as provided in the applicable Senior Indenture or specified in any Authorizing Resolution and/or supplemental indenture relating to a Series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional Indebtedness which may rank equally with the Senior Debt Securities or the amount of Indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of the Company's Subsidiaries.

    "Senior Indebtedness" is defined to include all notes or other unsecured evidences of indebtedness, including guarantees of Forest for money borrowed, that are not expressed to be subordinate or junior in right of payment to any other indebtedness of Forest.

SUBORDINATED DEBT SECURITIES

    Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Indebtedness Securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness. The Subordinated Indenture provides that no payment of principal, interest and any premium on the Subordinated Debt Securities may be made in the event:

    - of any insolvency, bankruptcy or similar proceeding involving Forest or any of its significant properties, or

    - we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness when due.

    The Subordinated Indenture will not limit the amount of Senior Indebtedness that we may incur.

CONSOLIDATION, MERGER OR SALE

    Each Indenture generally permits a consolidation or merger between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indentures.

    We are only permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor corporation may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board or officers of the successor corporation. (Sections 6.01 & 6.02.)

MODIFICATION OF INDENTURES

    Under each Indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections
10.01 & 10.02.)

EVENTS OF DEFAULT

    "Event of Default" when used in an Indenture, will mean any of the following:

    - failure to pay the principal or any premium on any Debt Security when due;

    - failure to deposit any sinking fund payment when due;

    - failure to pay interest on any Debt Security for 30 days;

    - failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

    - certain events in bankruptcy, insolvency or reorganization of the Company; or

    - any other Event of Default included in any Indenture or supplemental indenture. (Section 7.01.)

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. (Section 8.05.)

    If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 7.02.)

    Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 8.02.) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Section 7.05.)

COVENANTS

    Under the Indentures, we will:

    - pay the principal, interest and any premium on the Debt Securities when due;

    - maintain a place of payment;

    - deliver a report to the Trustee at the end of each fiscal year reviewing the Company's obligations under the Indentures; and

    - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

    Any additional covenants will be described in a Prospectus Supplement.

PAYMENT AND TRANSFER

    Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indentures or any Prospectus Supplement. Debt Securities payments in other forms will be paid at a place designated by us and specified in a Prospectus Supplement. (Sections 5.01 and 5.02)

    Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

CONVERSION RIGHTS

    The Debt Securities may be convertible into common stock, according to the terms and conditions of the Prospectus Supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a Prospectus Supplement. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

    Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants.

DEFEASANCE

    We will be discharged from our obligations on the Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of the series. If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. (Section 9.01.)

    Under Federal income tax law as of the date of this Prospectus, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and his allocable share of amounts deposited with the Trustee pursuant to the preceding paragraph. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

                          DESCRIPTION OF CAPITAL STOCK

    As of September 30, 1998, our authorized capital stock was 210,000,000 shares. Those shares consisted of: (a) 10,000,000 shares of preferred stock, none of which were outstanding; and (b) 200,000,000 shares of common stock, of which 44,646,542 shares were outstanding.

COMMON STOCK

    LISTING. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "FST". Any additional common stock we issue will also be listed on the NYSE.

    DIVIDENDS. Common shareholders may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders.

    FULLY PAID. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

    VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to preemptive or cumulative voting rights.

    OTHER RIGHTS. We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

PREFERRED STOCK

    The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, the specific designations and rights will be described in the Prospectus Supplement and a description will be filed with the SEC.

    Our Board of Directors can, without approval of shareholders, issue one or more series of preferred stock. The Board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

    The preferred stock will, when issued, be fully paid and non-assessable.

                            ANTI-TAKEOVER PROVISIONS

    Certain provisions in the our Restated Certificate of Incorporation and By-laws and our shareholders' rights plan, may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts.

CLASSIFIED BOARD OF DIRECTORS.

    Our By-laws provide that the Board of Directors is divided into four classes as nearly equal in number as possible, with each class having not less than three members, whose four year terms of office expire at different times in annual succession. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.

BLANK CHECK PREFERRED STOCK.

    Our Restated Certificate of Incorporation authorizes the issuance of blank check preferred stock. The Board of Directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes.

SHAREHOLDERS' RIGHTS PLAN.

    Our Board of Directors has adopted a shareholders' rights plan, pursuant to which each share of common stock includes a preferred stock purchase right (the "Rights"). After the Rights become exercisable, each holder may purchase
1/100th of a share of a newly issued series of the preferred stock at a purchase price of $30 per 1/100th of a preferred share, subject to adjustment. The Rights expire on October 29, 2003 unless extended or redeemed earlier. The Rights will become exercisable (unless previously redeemed or the expiration date of the rights has occurred) following a public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the common stock or has commenced (or announced an intention to make) a tender offer or exchange offer for 20% or more of the common stock. In certain circumstances each holder of Rights (other than an Acquiring Person) would have the right to receive, upon exercise (i) shares of common stock having a value significantly in excess of the exercise price of the Rights, or (ii) shares of common stock of an acquiring company having a value significantly in excess of the exercise price of the Rights.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers, including existing shareholders in a rights offering.

BY AGENTS

    Offered securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

    If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES; RIGHTS OFFERINGS

    Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights which may be issued to our securityholders.

GENERAL INFORMATION

    Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

    Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

    KPMG Peat Marwick LLP, independent certified accountants, have audited our financial statements incorporated by reference in this prospectus. These financial statements are incorporated by reference herein in reliance upon their report and upon their authority as experts in accounting and auditing.

    The audited statement of oil and gas revenue and direct operating and production expenses of Forest Oil Corporation's interest in certain oil and gas producing properties for the year ended December 31, 1997, which appears in Form 8-K/A of Forest Oil Corporation dated February 3, 1998, incorporated by reference in this Prospectus, has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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                                9,000,000 Shares

                             Forest Oil Corporation
                                  Common Stock

                                     [LOGO]

                                     ------

                    P R O S P E C T U S  S U P P L E M E N T

                                August 17, 1999

                                   ---------

                              Salomon Smith Barney

                           Credit Suisse First Boston

                              Goldman, Sachs & Co.

                           Morgan Stanley Dean Witter

                         Banc of America Securities LLC

                              Petrie Parkman & Co.

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